As filed with the Securities and Exchange Commission on April 29, 1996
                                                    Registration No. 333-2452

                 SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C.  20549

                         AMENDMENT NO. 1
                              TO

                           FORM S-4
                     REGISTRATION STATEMENT
                            under
                   THE SECURITIES ACT OF 1933

                       InterWest Bancorp, Inc.
       (Exact name of registrant as specified in its charter)

Washington                            6036
(State or other jurisdiction of    (Primary Standard
incorporation or organization)     Industrial Classification Code Number)

91-1691216
(I.R.S. Employer Identification No.)

1259 West Pioneer Way
Oak Harbor, Washington 98277
(360) 679-4181
(Address, including ZIP code, and telephone number, including area code, of Registrant's principal executive office)

John F. Breyer, Jr., Esq.
Aaron M. Kaslow, Esq.
Breyer & Aguggia
1300 I Street, N.W., Suite 470 East
Washington, D.C.   20005
(202) 737-7900
(Name and address, including ZIP code, and telephone number, including area code, of agent for service)

with copies to:
Stephen M. Klein
Christi Muoneke
Graham & Dunn
1420 Fifth Avenue, 33rd Floor
Seattle, Washington 98101

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement. If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance
with General Instruction G, check the following box. [   ]

                CALCULATION OF REGISTRATION FEE (previously paid)


Title of                          Proposed         Proposed          Amount
Each Class           Amount       Maximum          Maximum Aggregate     of
of Securities        to be        Offering Price   Offering       Registration
Being Registered   Registered(1)  Per Unit(2)      Price(2)           Fee(2)
- ----------------   -------------  --------------   -------------  ------------
Common Stock, $.20
 par value          1,889,381      $15,853,000       $14.26          $5,467

(1) Represents the estimated maximum number of shares of common stock, par value $.20 per share, issuable by InterWest
     Bancorp, Inc. ("InterWest") upon consummation of the acquisition of Central Bancorporation ("Central") by InterWest.
(2) Pursuant to Rules 457(f)(2) and 457(c), the registration fee for the InterWest common stock is based on the book value of Central common stock, $1.67 par value per share, on December 31, 1995 ($15,853,000), and computed based on the estimated maximum number of such shares (1,111,401), including shares issuable upon the exercise of outstanding employee and director stock options, that may be exchanged for the securities being registered.
     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.
PAGE

                           INTERWEST BANCORP, INC.

                            CROSS REFERENCE SHEET
                     FOR REGISTRATION STATEMENT ON FORM S-4


    Form S-4                                  Location or Caption in
    Item Number and Caption                   Prospectus/Joint Proxy Statement
    -----------------------                   --------------------------------
A.  INFORMATION ABOUT THE TRANSACTION
1.  Forepart of Registration Statement and     Outside Cover Page
    Outside Front Cover Page of Prospectus

2.  Inside Front and Outside Back Cover        Available Information;
    Pages of Prospectus                        Incorporation of Certain
                                               Documents by Reference;
                                               Table of Contents

3.  Risk Factors, Ratio of Earnings to         Summary; Selected Historical
    Fixed Charges and Other Information        and Pro Forma Financial Data;
                                               Comparative Per Share
                                               Data; Comparative Market Price
                                               Data

4.  Terms of the Transaction                   Summary; The Merger;
                                               Description of InterWest
                                               Capital Stock; Comparison of
                                               Shareholders' Rights

5.  Pro Forma Financial Information            Pro Forma Condensed Combined
                                               Financial Statements

6.  Material Contacts with the Company Being   Summary; The Merger
    Acquired

7.  Additional Information Required for               *
    Reoffering by Persons and Parties Deemed to be Underwriters

8.  Interests of Named Experts and Counsel            *

9.  Disclosure of Commission Position on
    Indemnification for Securities Act Liabilities    *

B.  INFORMATION ABOUT THE REGISTRANT
10. Information with Respect to S-3            Incorporation of Certain
    Registrants                                Documents by Reference;
                                               Businesses of the Parties to
                                               the Merger -- InterWest and
                                               InterWest Savings

11. Incorporation of Certain Information by    Incorporation of Certain
    Reference                                  Documents By Reference

12. Information with Respect to S-2 or S-3             *
    Registrants

13. Incorporation of Certain Information by            *
    Reference

14. Information with Respect to Registrants            *
    Other than S-3 or S-2 Registrants
PAGE

    Form S-4                                  Location or Caption in
    Item Number and Caption                   Prospectus/Joint Proxy Statement
    -----------------------                   --------------------------------
C.  INFORMATION ABOUT THE COMPANY BEING
    ACQUIRED.
15. Information with Respect to S-3                     *
    Companies

16. Information with Respect to S-2 or S-3     Incorporation of Certain
    Companies                                  Documents By Reference;
                                               Businesses of the Parties to
                                               the Merger -- Central; Central
                                               1995 10-KSB

17. Information with Respect to Companies                *
    Other Than S-3 or S-2 Companies

D.  VOTING AND MANAGEMENT INFORMATION.
18. Information if Proxies, Consents or        Incorporation of Certain
    Authorizations are to be Solicited         Documents by Reference;
                                               Summary; The Meetings; The
                                               Merger; Election of Central
                                               Directors; Certain Information
                                               Concerning InterWest and
                                               Central

19. Information if Proxies, Consents or                *
    Authorizations are not to be Solicited
    or in an Exchange Offer

*  Not applicable.
PAGE

                                 May __, 1996


Dear Shareholder:

           You are cordially invited to attend a Special Meeting of Shareholders of InterWest Bancorp, Inc. ("InterWest"), the holding company for InterWest Savings Bank ("InterWest Savings"), to be held at the Elks Club,
6431 60th Avenue, N.W., Oak Harbor, Washington on            , 1996 at
 .m., local time.

           The attached Notice of Special Meeting of Shareholders and Prospectus/Joint Proxy Statement describe the formal business to be transacted at the meeting. The primary purpose of the meeting is to consider and vote upon a proposal to approve the Agreement and Plan of Mergers (the "Merger Agreement") dated as of January 10, 1996 between InterWest and InterWest Savings, and Central Bancorporation ("Central") and its subsidiaries, Central Washington Bank and North Central Washington Bank (together, the "Banks").
The Merger Agreement provides that Central will be merged with and into InterWest, with InterWest surviving the merger. Directors and officers of InterWest, as well as representatives of Ernst & Young LLP, InterWest's independent auditors, will be present to respond to any appropriate questions shareholders may have.

           The Merger Agreement provides that upon consummation of the merger all outstanding shares of common stock of Central will be converted into shares of common stock of InterWest. You are urged to review carefully the enclosed Prospectus/Joint Proxy Statement, which contains a more complete description of the terms of the merger.

           The Board of Directors of InterWest has unanimously approved the Merger Agreement and recommends that the shareholders vote FOR the approval of the Merger Agreement. InterWest's financial advisor, Sandler O'Neill & Partners, L.P., has issued its opinion to the effect that, as of the date hereof and based on the factors and assumptions described therein, the consideration to be paid by InterWest pursuant to the Merger Agreement is fair to InterWest from a financial point of view. Approval of the Merger Agreement requires the affirmative vote of a majority of the outstanding shares of InterWest common stock.

           It is very important that your shares be represented at the Special Meeting, regardless of whether you plan to attend in person. A failure to vote, either by not returning the enclosed proxy or by checking the "Abstain" box thereon, will have the same effect as a vote against approval of the Merger Agreement. To assure that your shares are represented in voting on this very important matter, please sign, date and return the enclosed proxy card in the enclosed postage-prepaid envelope whether or not you plan to attend the meeting. If you do attend, you may, if you wish, revoke your proxy and vote your shares in person at the meeting.

           The merger is an important step for InterWest and its shareholders. On behalf of the Board of Directors, we recommend that you vote FOR approval of the Merger Agreement.

                                  Sincerely,



Barney Beeksma                                       Stephen M. Walden
Chairman of the Board                                Chief Executive Officer
PAGE

                          INTERWEST BANCORP, INC.
                          1259 West Pioneer Way
                        Oak Harbor, Washington 98277
                             (360) 679-4181
                           ___________________

                 NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                   To Be Held on June __, 1996
                           ___________________


          NOTICE IS HEREBY GIVEN THAT a Special Meeting of Shareholders of InterWest Bancorp, Inc. ("InterWest") will be held at the Elks Club, 6431 60th
Avenue, N.W., Oak Harbor, Washington, on _________, June__, 1996 at   :00
 .m., local time (as may be adjourned or postponed, the "Special Meeting").

          The Meeting is for the purpose of considering and acting upon:

    (1) A proposal to approve the Agreement and Plan of Mergers, dated as of January 10, 1996 (the "Merger Agreement"), between InterWest and its wholly-owned subsidiary, InterWest Savings Bank ("InterWest Savings"), and Central Bancorporation ("Central") and its wholly-owned subsidiaries, Central Washington Bank and North Central Washington Bank (together, the "Banks"), a copy of which is attached as Appendix A to the accompanying Prospectus/Joint Proxy Statement, under the terms of which (i) Central will merge with and into InterWest (the "Merger") with InterWest as the surviving corporation, and (ii) each outstanding share of common stock of Central will be converted into shares of InterWest Common Stock in accordance with the terms of the Merger Agreement.

          (2) Such other matters as may properly come before the Special Meeting or any adjournments or postponements thereof.

          Any action may be taken on the foregoing proposal at the Special Meeting on the date specified above or on any date or dates to which, by original or later adjournment, the Special Meeting may be adjourned. Shareholders of record at the close of business on April 25, 1996 are the shareholders entitled to vote at the Special Meeting and any adjournments thereof. The affirmative vote of the holders of a majority of the outstanding shares of InterWest Common Stock is required for approval of the Merger Agreement.

          You are requested to fill in and sign the enclosed form of proxy, which is solicited by the Board of Directors, and to mail it promptly in the enclosed envelope. The proxy will not be used if you attend the Special Meeting and vote in person.

                    BY ORDER OF THE BOARD OF DIRECTORS



                            MARGARET MORDHORST
                            SECRETARY

Oak Harbor, Washington
May __, 1996


Your vote is important regardless of the number of shares you own. Whether or not you expect to attend the Special Meeting, please sign, date and promptly return the accompanying proxy card using the enclosed postage-prepaid envelope. If for any reason you should desire to revoke your proxy, you may do so at any time before it is voted at the Special Meeting.

                                  May __, 1996

Dear Shareholder:

           You are cordially invited to attend the Annual Meeting of Shareholders of Central Bancorporation ("Central"), the holding company for Central Washington Bank and North Central Washington Bank (together, the "Banks") to be held at 301 North Chelan, Wenatchee, Washington on _____ __, 1996 at _______ _.m., local time.

           The attached Notice of Annual Meeting of Shareholders and Prospectus/Joint Proxy Statement describe the formal business to be transacted at the meeting. At the Annual Meeting, in addition to the election of directors, shareholders will be asked to consider and vote upon a proposal to approve the Agreement and Plan of Mergers (the "Merger Agreement") dated as of January 10, 1996 between InterWest Bancorp, Inc. ("InterWest") and InterWest Savings Bank ("InterWest Savings"), and Central and the Banks. The Merger Agreement provides that Central will be merged with and into InterWest, with InterWest surviving the merger.

           Upon consummation of the merger, each outstanding share of Central common stock (excluding any dissenting shares and certain shares held by InterWest and Central) will be converted into the right to receive a number of shares of InterWest common stock pursuant to a formula, as follows: (a) 1.7 shares if the "InterWest Price" is $20.00 or less; (b) the result obtained by dividing $34.00 by the InterWest Price if the InterWest Price is greater than $20.00 and less than $24.12; or (c) 1.41 shares of InterWest common stock if the InterWest Price is $24.12 or greater, in a transaction that is generally tax-free for federal income tax purposes, all as more fully discussed in the accompanying Prospectus/Joint Proxy Statement. For purposes of the above formula, the "InterWest Price" will be the average of the bid and ask prices per share of all market makers, as reported on Bloomberg Financial Markets, of InterWest common stock on the Nasdaq Stock Market reporting system for the ten trading days beginning on and including the twentieth trading day immediately preceding the effective date of the merger. The last reported sale price of InterWest common stock on the Nasdaq National Market ("IWBK") on May __, 1996 was $___ per share.

           You are urged to review carefully the enclosed Prospectus/Joint Proxy Statement, which contains a more complete description of the terms of the merger.

           The Board of Directors of Central has unanimously approved the Merger Agreement and recommends that the shareholders vote FOR the approval of the Merger Agreement. Central's financial advisor, Columbia Financial Advisors, Inc., has issued its opinion to the effect that, as of the date hereof and based on the factors and assumptions described therein, the consideration to be paid by InterWest pursuant to the Merger Agreement is fair to shareholders of Central from a financial point of view. Approval of the Merger Agreement requires the affirmative vote of two-thirds of the outstanding shares of Central common stock.

           You will also be asked at the meeting to vote for the election of two directors to serve for a three year term or until such time as the merger is effective. The Central Board of Directors recommends that shareholders vote FOR the proposed slate of directors named in the enclosed
Prospectus/Joint Proxy Statement.

           It is very important that your shares be represented at the Annual Meeting, regardless of whether you plan to attend in person. A failure to vote, either by not returning the enclosed proxy or by checking the "Abstain" box thereon, will have the same effect as a vote against approval of the Merger Agreement. To assure that your shares are represented in voting on this very important matter, please sign, date and return the enclosed proxy card in the enclosed postage-prepaid envelope whether or not you plan to attend the meeting. If you do attend, you may, if you wish, revoke your proxy and vote your shares in person at the meeting.

           On behalf of the Board of Directors, we recommend that you vote FOR approval of the Merger Agreement.

                            Sincerely,

Donald Wm. Telford                      Gary M. Bolyard
Chairman of the Board                   President and Chief Executive Officer

                         CENTRAL BANCORPORATION
                             301 North Chelan
                       Wenatchee, Washington  98801

                NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


           NOTICE IS HEREBY GIVEN that pursuant to call of its directors, the regular Annual Meeting of Shareholders of Central Bancorporation will be held at 301 North Chelan, Wenatchee, Washington, on __________, ________ ___, 1996, at _______ p.m., for the purpose of considering and voting upon the following matters:

     1. MERGER WITH INTERWEST BANCORP. To approve the merger between Central Bancorporation ("Central") and its subsidiary banks, Central Washington Bank ("CWB") and North Central Washington Bank ("NCWB" and collectively, the "Banks") and InterWest Bancorp, Inc. ("InterWest") and its subsidiary bank, InterWest Savings Bank ("InterWest Savings"), whereby Central will be merged with and into InterWest (the "Merger"), pursuant to the Agreement and Plan of Mergers dated January 10, 1996 ("Merger Agreement"), a copy of which is attached as Appendix A.

     2. ELECTION OF DIRECTORS. To elect two Directors for a term of three years or until their successors have been elected and qualified.

     3. WHATEVER OTHER BUSINESS may properly be brought before the meeting or any adjournments thereof.

           Only those shareholders of record at the close of business on April 25, 1996, shall be entitled to notice of, and to vote at, the meeting or any adjournments thereof. The affirmative vote of the holders of two-thirds of the outstanding shares of Central common stock is required for approval of the Merger Agreement. As of April 25, 1996, there were 1,014,565 shares of Central common stock outstanding.

           Central shareholders have the right to dissent from the Merger and obtain payment of the fair value of their shares of Central common stock under the applicable provisions of Washington law. Further information regarding voting rights and the business to be transacted at the Annual Meeting is given in the accompanying Prospectus/Joint Proxy Statement. A copy of the applicable Washington statutory provisions is set forth in Appendix E to the accompanying Prospectus/Joint Proxy Statement and a summary of such provisions is set forth under "THE MERGER -- Dissenters' Rights."

                     By Order of the Board of Directors



Wenatchee, Washington                          Larry Carlson
May __, 1996                              Secretary


Your vote is important regardless of the number of shares you own. Whether or not you expect to attend the Annual Meeting, please sign, date and promptly return the accompanying proxy card using the enclosed postage-prepaid envelope. If for any reason you should desire to revoke your proxy, you may do so at any time before it is voted at the Annual Meeting.

                          INTERWEST BANCORP, INC.
                                   AND
                          CENTRAL BANCORPORATION
                           JOINT PROXY STATEMENT

                          INTERWEST BANCORP, INC.
                                PROSPECTUS

          This Prospectus/Joint Proxy Statement is being furnished by InterWest Bancorp, Inc. ("InterWest") to the holders of InterWest common stock, par value $.20 per share ("InterWest Common Stock"), in connection with the solicitation of proxies by the Board of Directors of InterWest (the "InterWest Board") for use at a special meeting of InterWest shareholders to be held on-----------, 1996, and at any adjournments or postponements thereof (the "InterWest Special Meeting"). This Prospectus/Joint Proxy Statement is first being mailed to shareholders of InterWest on or about May __, 1996.

          This Prospectus/Joint Proxy Statement is also being furnished by Central Bancorporation ("Central") to the holders of Central common stock, par value $1.67 per share ("Central Common Stock"), in connection with the solicitation of proxies by the Board of Directors of Central (the "Central Board") for use at the Annual Meeting of Central shareholders to be held on
- ------------, 1996 and at any adjournments or postponements thereof (the "Central Annual Meeting," and together with the InterWest Special Meeting, the "Meetings"). This Prospectus/Joint Proxy Statement is first being mailed to shareholders of Central on or about May __, 1996.

          At the Meetings, shareholders of InterWest and Central will consider and vote upon a proposal to approve the Agreement and Plan of Mergers dated as of January 10, 1996 (the "Merger Agreement"), by and between InterWest and its wholly-owned subsidiary, InterWest Savings Bank ("InterWest Savings"), and Central and its wholly-owned subsidiaries, Central Washington Bank ("CWB") and North Central Washington Bank ("NCWB" and, together with CWB, the "Banks"), pursuant to which, among other things, Central would be merged with and into InterWest (the "Merger").

          Upon consummation of the Merger, each outstanding share of Central Common Stock (excluding any dissenting shares and certain shares held by InterWest and Central) will be converted into the right to receive a number of shares of InterWest Common Stock pursuant to a formula, as follows: (a) 1.7 shares if the "InterWest Price" is $20.00 or less; (b) the result obtained by dividing $34.00 by the InterWest Price if the InterWest Price is greater than $20.00 and less than $24.12; or (c) 1.41 shares of InterWest common stock if the InterWest Price is $24.12 or greater (the "Exchange Ratio"). For purposes of the above formula, the "InterWest Price" will be the average of the bid and ask prices per share of all market makers, as reported on Bloomberg Financial Markets, of InterWest Common Stock on the Nasdaq Stock Market reporting system for the ten trading days beginning on and including the twentieth trading day immediately preceding the effective date of the merger. If the InterWest Price is less than $17.00, Central will have the right to terminate the Merger Agreement unless InterWest elects to adjust the Exchange Ratio so that each share of Central Common Stock will be converted into the right to receive the number of shares of InterWest Common Stock that (if valued at the InterWest Price) equals $28.90. The last reported sale price of InterWest Common Stock on the Nasdaq National Market ("IWBK") on May __, 1996 was $___ per share.
For a more detailed description of the terms of the Merger, see "THE MERGER."

          InterWest has filed a registration statement on Form S-4 (the "Registration Statement") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), with respect to up to 1,889,381 shares of InterWest Common Stock to be issued pursuant to the Merger Agreement. This Prospectus/Joint Proxy Statement also constitutes the prospectus of InterWest filed as part of the Registration Statement.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS/JOINT PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE SECURITIES OFFERED HEREBY ARE NOT DEPOSITS, SAVINGS ACCOUNTS, OR OTHER OBLIGATIONS OF A DEPOSITORY INSTITUTION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

          This Prospectus/Joint Proxy Statement does not cover any resale of the securities to be received by shareholders of Central upon consummation of the proposed transaction, and no person is authorized to make any use of this Prospectus/Joint Proxy Statement in connection with any such resale.

The date of this Prospectus/Joint Proxy Statement is May ___, 1996.

           No person is authorized to give any information or to make any representation not contained in this Prospectus/Joint Proxy Statement, and, if given or made, such information or representation should not be relied upon as having been authorized. This Prospectus/Joint Proxy Statement does not constitute an offer to sell or a solicitation of an offer to purchase a security, or a solicitation of a proxy, in any jurisdiction in which, or to any person to whom, it would be unlawful to make such offer or solicitation.

           Neither the delivery of this Prospectus/Joint Proxy Statement nor any distribution of the securities made under this Prospectus/Joint Proxy Statement shall, under any circumstances, create any implication that there has been no change in the affairs of InterWest or Central or in the information set forth herein since the date of this Prospectus/Joint Proxy Statement.

                          AVAILABLE INFORMATION

           InterWest and Central are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC" or the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the following regional offices of the Commission: 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60621. Copies of such material also can be obtained at prescribed rates from the Commission's Public Reference Section at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, materials filed by InterWest are available for inspection at the offices of The Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006.

           This Prospectus/Joint Proxy Statement constitutes part of a Registration Statement on Form S-4 (File No. 333-2452) filed by InterWest with the Commission under the Securities Act. This Prospectus/Joint Proxy Statement omits certain of the information contained in the Registration Statement in accordance with the rules and regulations of the Commission. Reference is hereby made to the Registration Statement and related exhibits for further information with respect to InterWest and the InterWest Common Stock. Statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, where a copy of such document has been filed as an exhibit to the Registration Statement or otherwise has been filed with the Commission, reference is made to the copy so filed. Each such statement is qualified in its entirety by such reference.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

           The following documents filed by InterWest with the Commission pursuant to the Exchange Act are incorporated in this Prospectus/Joint Proxy Statement by reference:

     1. InterWest's Annual Report on Form 10-K for the year ended September 30, 1995;

     2. InterWest's Quarterly Report on Form 10-Q for the quarter ended December 31, 1995; and

     3. InterWest's Current Reports on Form 8-K dated January 16, 1996 and April 26, 1996.

          All documents filed by InterWest pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the InterWest Special Meeting shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement.

Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

          A copy of Central's Annual Report on Form 10-KSB for the year ended December 31, 1995 (the "Central 1995 10-KSB") accompanies this
Prospectus/Joint Proxy Statement.

          The following documents filed by Central with the Commission pursuant to the Exchange Act are incorporated in this Prospectus/Joint Proxy Statement by reference:

     1. Central's Annual Report on Form 10-KSB for the year ended December 31, 1995; and

     2.  Central's Current Report on Form 8-K dated January 12, 1996.

          As described above, this Prospectus/Joint Proxy Statement incorporates by reference documents that are not presented herein or delivered herewith. These documents (other than exhibits to such documents that are specifically incorporated by reference into the text of such documents) are available, without charge, to each person, including any beneficial owner, to whom a copy of this Prospectus/Joint Proxy Statement is delivered, upon written or oral request to, in the case of documents relating to InterWest, Ms. Margaret Mordhorst, Secretary, InterWest Bancorp, Inc., 1259 West Pioneer Way, Oak Harbor, Washington 98277 (telephone number: (360) 679-4181) and in the case of documents relating to Central, Ms. Rhonda Lawrence, Central Bancorporation, 301 N. Chelan, Wenatchee, Washington 98801 (telephone number:
(509) 663-0733). In order to ensure timely delivery of the documents, any request should be made by -----------, 1996.


          All information contained or incorporated by reference in this Prospectus/Joint Proxy Statement with respect to InterWest has been supplied by InterWest, and Central is relying upon the accuracy of that information. All information contained or incorporated by reference in this Prospectus/Joint Proxy Statement with respect to Central has been supplied by Central, and InterWest is relying upon the accuracy of that information.

                            TABLE OF CONTENTS


                                                                          Page
Available Information. . . . . . . . . . . . . . . . . . . . . . . . . .
Incorporation of Certain Documents by Reference. . . . . . . . . . . . .
Summary. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Selected Historical and Pro Forma Financial Data . . . . . . . . . . . .
Comparative Per Share Data . . . . . . . . . . . . . . . . . . . . . . .
Comparative Market Price Data. . . . . . . . . . . . . . . . . . . . . .
The Meetings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
    InterWest Special Meeting. . . . . . . . . . . . . . . . . . . . . .
    Central Special Meeting. . . . . . . . . . . . . . . . . . . . . . .
The Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
    General; Exchange Ratio. . . . . . . . . . . . . . . . . . . . . . .
    Effective Date of the Merger . . . . . . . . . . . . . . . . . . . .
    Exchange of Central Stock Certificates . . . . . . . . . . . . . . .
    Background of the Merger . . . . . . . . . . . . . . . . . . . . . .
    Reasons for the Merger and Recommendations of the Boards of Directors
    Opinions of Financial Advisors . . . . . . . . . . . . . . . . . . .
    Interests of Certain Persons in the Merger . . . . . . . . . . . . .
    Certain Federal Income Tax Consequences. . . . . . . . . . . . . . .
    Conduct of Business Pending the Merger . . . . . . . . . . . . . . .
    Conditions to Consummation of the Merger . . . . . . . . . . . . . .
    Regulatory Requirements. . . . . . . . . . . . . . . . . . . . . . .
    No Solicitation. . . . . . . . . . . . . . . . . . . . . . . . . . .
    Stock Option Agreement . . . . . . . . . . . . . . . . . . . . . . .
    Dissenters' Rights . . . . . . . . . . . . . . . . . . . . . . . . .
    Amendment; Waiver; Termination . . . . . . . . . . . . . . . . . . .
    Accounting Treatment . . . . . . . . . . . . . . . . . . . . . . . .
    Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Pro Forma Financial Information. . . . . . . . . . . . . . . . . . . . .
Businesses of the Parties to the Merger. . . . . . . . . . . . . . . . .
    InterWest and InterWest Savings. . . . . . . . . . . . . . . . . . .
    Central and the Banks. . . . . . . . . . . . . . . . . . . . . . . .
Description of InterWest Capital Stock . . . . . . . . . . . . . . . . .
    Voting Rights. . . . . . . . . . . . . . . . . . . . . . . . . . . .
    Dividends. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
    Liquidation. . . . . . . . . . . . . . . . . . . . . . . . . . . . .
    Other Characteristics. . . . . . . . . . . . . . . . . . . . . . . .
Comparison of Shareholders' Rights . . . . . . . . . . . . . . . . . . .
    Payment of Dividends . . . . . . . . . . . . . . . . . . . . . . . .
    Size of Board of Directors   . . . . . . . . . . . . . . . . . . . .
    Classified Board of Directors  . . . . . . . . . . . . . . . . . . .
    Cumulative Voting  . . . . . . . . . . . . . . . . . . . . . . . . .
    Removal of Directors   . . . . . . . . . . . . . . . . . . . . . . .
    Vacancies on the Board of Directors  . . . . . . . . . . . . . . . .
    Special Meetings of Shareholders and Action Without a Meeting . . . Advance Notice Requirements for Nominations of Directors and
      Presentation of New Business at Meetings of Shareholders . . . . .
    Approval of Mergers, Consolidations, Sale of Substantially All Assets and
    Dissolution  . . . . . . . . . . . . . . . . . . . . . . . . . . . .
    Rights of Shareholders to Dissent. . . . . . . . . . . . . . . . . .

                                                                          Page
    Indemnification of Officers and Directors and Limitation of Liability
    Amendment of Articles of Incorporation and Bylaws. . . . . . . . . .
Election of Central Directors. . . . . . . . . . . . . . . . . . . . . .
    General. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
    Information with Respect to Nominees and Directors whose Terms Continue
    Certain Committees of the Board of Directors . . . . . . . . . . . .
    Compensation of Directors. . . . . . . . . . . . . . . . . . . . . .
    Executive Compensation . . . . . . . . . . . . . . . . . . . . . . .
    Certain Transactions . . . . . . . . . . . . . . . . . . . . . . . .
    Security Ownership of Certain Beneficial Owners and Management . . .
Certain Information Concerning InterWest and Central . . . . . . . . . .
Legal Opinions . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Experts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Other Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Shareholder Proposals. . . . . . . . . . . . . . . . . . . . . . . . . .

Appendix A        -   Agreement and Plan of Mergers
Appendix B        -   Stock Option Agreement
Appendix C        -   Opinion of Sandler O'Neill & Partners, L.P.
Appendix D        -   Opinion of Columbia Financial Advisors
Appendix E        -   Chapter 13 of the Washington Business Corporation Act

                                 SUMMARY

           The following summary of certain information relating to the Merger is not intended to be complete and is qualified by reference to, and should be read in conjunction with, the more detailed information appearing elsewhere in this Prospectus/Joint Proxy Statement, including the Appendices hereto, and the Central 1995 Form 10-KSB accompanying this Prospectus/Joint Proxy Statement and the documents incorporated herein by reference.

THE PARTIES TO THE MERGER

           InterWest and InterWest Savings. InterWest is a bank holding company registered under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). The business of InterWest consists primarily of holding 100% of the capital stock of InterWest Savings. At December 31, 1995, InterWest had total assets of $1.3 billion, total loans and mortgage-backed securities of $1.1 billion, total deposits of $866 million and stockholders' equity of $91.7 million. The principal executive offices of InterWest are located at 1259 West Pioneer Way, Oak Harbor, Washington 98277 and its telephone number is
(360) 679-4181.

           InterWest Savings is a state-chartered savings bank and is regulated by the Department of Financial Institutions of the State of Washington (the "Department") and by the Federal Deposit Insurance Corporation ("FDIC"), its primary federal regulator and the insurer of its deposits. InterWest Savings' deposits are insured up to applicable limits under the Savings Association Insurance Fund ("SAIF") of the FDIC. InterWest Savings' principal business consists of attracting savings deposits from the general public and originating loans for the purchase or construction of residential real estate. To a lesser extent, the Savings Bank originates multi-family residential, commercial real estate, consumer and other loans. At December 31, 1995, InterWest Savings conducted its business through 30 full-service branch offices and one lending office located in western and central Washington.

           See "SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA" and "BUSINESSES OF THE PARTIES TO THE MERGER -- InterWest and InterWest Savings." Additional information concerning InterWest is included in the InterWest documents incorporated by reference herein. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

           Central and the Banks. Central is a bank holding company incorporated under the laws of the State of Washington and is subject to the BHC Act, which places Central under the supervision of the Board of Governors of the Federal Reserve System. The principal role of Central is to supervise and coordinate the activities of its wholly owned subsidiary banks, CWB and NCWB. At December 31, 1995, Central had consolidated total assets of $203.4 million, total loans and mortgage backed securities of $137.9 million, total customer deposits of $179.9 million, and total stockholder equity of $15.9 million. Central maintains its principal office at 301 North Chelan in Wenatchee, Washington 98801 and its telephone number is (509) 663-0733.

           The Banks are each Washington state chartered banks regulated by the Department and the FDIC. Generally, customer deposits accounts in the Banks are insured by the FDIC's Bank Insurance Fund for up to a maximum of $100,000. The Banks perform banking services for their customers which are customary for banks of similar size and character. Such services include retail banking services to individuals and small and medium size businesses, as well as savings accounts, checking accounts, and certificates of deposits. The Banks are also active in the consumer and commercial banking business, and provide individuals and businesses a variety of loan programs including real estate, commercial and agricultural loans. CWB conducts its business at six locations, principally throughout Chelan and, to a lesser degree, Douglas, Grant and Okanogan Counties. NCWB conducts its business at four locations principally throughout Okanogan County.

           See "SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA," "BUSINESSES OF THE PARTIES TO THE MERGER -- Central and the Banks" and the Central 1995 10-KSB accompanying this Prospectus/Joint Proxy Statement.

INTERWEST SPECIAL MEETING

           Place, Time and Date; Purpose. The InterWest Special Meeting will be held on ---------, ----------, 1996 at__:00 _.m., local time, at the Elks
Club, 6431 60th Avenue, N.W. Oak Harbor, Washington, for the purpose of considering and voting upon a proposal to approve the Merger Agreement attached hereto as Appendix A. See "THE MEETINGS -- InterWest Special Meeting
- -- Place, Time and Date" and "-- Purpose."

           Record Date; Shares Entitled to Vote. The InterWest Board has fixed the close of business on April 25, 1996 as the record date (the "InterWest Record Date") for determining shareholders entitled to notice of and to vote at the InterWest Special Meeting. Only those holders of shares of InterWest Common Stock of record on the InterWest Record Date will be entitled to notice of and to vote at the InterWest Special Meeting. Each share of InterWest Common Stock will be entitled to one vote. Shareholders who execute proxies retain the right to revoke them at any time prior to being voted at the InterWest Special Meeting. At the InterWest Record Date, there were 1,014,565 shares of InterWest Common Stock outstanding and entitled to be voted at the InterWest Special Meeting. See "THE MEETINGS -- InterWest Special Meeting - - Record Date; Shares Entitled to Vote."

           Vote Required. Approval of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of InterWest Common Stock. At the InterWest Record Date, the directors and executive officers of InterWest and their affiliates beneficially owned
shares of InterWest Common Stock, which represents    % of the shares entitled
to be voted at the InterWest Special Meeting. All of the directors and executive officers of InterWest have indicated their intention to vote their shares for the approval of the Merger Agreement. See "THE MEETINGS -- InterWest Special Meeting -- Vote Required."

           A failure to vote, either by not returning the enclosed proxy or by checking the "Abstain" box thereon, will have the same effect as a vote against approval of the Merger Agreement.

CENTRAL ANNUAL MEETING

           Place, Time and Date; Purpose. The Central Annual Meeting will be held on ----------, ----------, 1996 at --:00 -.m. local time at 301 North
Chelan, Wenatchee, Washington, for the purpose of considering and voting upon a proposal to approve the Merger Agreement attached hereto as Appendix A and electing two directors to serve for a term of three years or until their successors have been elected and qualified. See "THE MEETINGS -- Central Annual Meeting -- Place, Time and Date" and "-- Purpose."

           Record Date; Shares Entitled to Vote. The Central Board has fixed the close of business on April 25, 1996 as the record date (the "Central Record Date") for determining shareholders entitled to notice of and to vote at the Central Annual Meeting. Only those holders of shares of Central Common Stock of record on the Central Record Date will be entitled to notice of and to vote at the Central Annual Meeting. Each share of Central Common Stock will be entitled to one vote. Shareholders who execute proxies retain the right to revoke them at any time prior to being voted at the Central Annual Meeting. At the Central Record Date, there were 1,014,565 shares of Central Common Stock outstanding and entitled to be voted at the Central Annual Meeting. See "THE MEETINGS -- Central Annual Meeting -- Record Date; Shares Entitled to Vote."

           Vote Required. Approval of the Merger Agreement requires the affirmative vote of the holders of two-thirds of the outstanding shares of Central Common Stock. At the Central Record Date, the directors and executive officers of Central and their affiliates beneficially owned -------- shares
of Central Common Stock, which represents   __% of the shares entitled to be
voted at the Central Annual Meeting. Simultaneous with the execution of the Merger Agreement, all of the directors of Central entered into an agreement with InterWest pursuant to which each director agreed to vote his or her shares for approval of the Merger Agreement. A plurality of the votes cast at the Central Annual Meeting by the holders of shares of Central Common Stock entitled to vote is required for the election of persons nominated to serve as directors. See "THE MEETINGS -- Central Annual Meeting -- Vote Required."

           A failure to vote, either by not returning the enclosed proxy or by checking the "Abstain" box thereon, will have the same effect as a vote against approval of the Merger Agreement.

THE MERGERS; EXCHANGE RATIO

           The Merger Agreement provides for the merger of Central with and into InterWest, with InterWest to be the surviving corporation in the Merger. As a result of the Merger, Central will cease to exist, and InterWest will succeed to all of the assets and liabilities of Central. See "THE MERGER -- General; Exchange Ratio." It is currently intended that in connection with the Merger, NCWB will be merged with CWB, with CWB surviving such merger, and that after consummation of the Merger, CWB will operate as a wholly-owned subsidiary of InterWest.

           Upon consummation of the Merger, each outstanding share of Central Common Stock (excluding any shares held by shareholders who perfect their dissenters' rights of appraisal ("Dissenting Shares") and any shares of stock held by InterWest or Central, other than in a fiduciary capacity or in satisfaction of a debt previously contracted (together with the Dissenting Shares, "Excluded Shares") will be automatically converted into the right to receive a number of shares of InterWest Common Stock, as follows: (i) 1.7 shares of InterWest Common Stock if the "InterWest Price" is $20.00 or less;
(ii) the number of shares obtained by dividing $34.00 by the InterWest Price if the InterWest Price is greater than $20.00 and less than $24.12, or (iii)
1.41 shares of InterWest Common Stock if the InterWest Price is $24.12 or greater. Each holder of Central Common Stock who would otherwise be entitled to a fractional share of InterWest Common Stock will receive cash in lieu thereof determined by multiplying such fraction by the InterWest Price. If a "Triggering Event" relating to certain business combinations between InterWest and a third party shall have occurred, the Exchange Ratio will be based on a ten trading day period prior to the Triggering Event. InterWest has no plans, arrangements or understandings, written or oral, regarding any business combination with a third party. Upon completion of the Merger, shareholders of Central will no longer own any stock in Central.

           Central shareholders should note that the market price of the InterWest Common Stock they receive will continue to be subject to changes in market value and may, therefore, have a market value as of the date they receive certificates for their shares (or such shares are otherwise made available to them) that is less than, or greater than, the value of such stock at the date of such determination. For a more detailed discussion of the calculation of the number of shares of InterWest Common Stock to be received in exchange for Central Common Stock, see "THE MERGER -- General; Exchange Ratio."

RECOMMENDATION OF THE INTERWEST BOARD

           The InterWest Board has unanimously approved the Merger Agreement as advisable and in the best interests of InterWest and the InterWest shareholders and recommends that the shareholders of InterWest vote FOR approval of the Merger Agreement.

           For a discussion of the circumstances surrounding the Merger and the factors considered by the InterWest Board in making its recommendation, see "THE MERGER -- Background of the Merger" and "-- Reasons for the Merger and Recommendations of the Boards of Directors -- InterWest." Approval of the Merger Agreement by InterWest shareholders is a condition to consummation of the Merger. See "THE MERGER -- Conditions to Consummation of the Merger."

RECOMMENDATION OF THE CENTRAL BOARD

           The Central Board has unanimously approved the Merger Agreement as advisable and in the best interests of Central and the Central shareholders and recommends that the shareholders of Central vote FOR approval of the Merger Agreement.

           For a discussion of the circumstances surrounding the Merger and the factors considered by the Central Board in making its recommendation, see "THE MERGER -- Background of the Merger" and "-- Reasons for the Merger and Recommendations of the Boards of Directors -- Central." Approval of the Merger Agreement by Central shareholders is required by law and is a condition to consummation of the Merger. See "THE MERGER -- Conditions to Consummation of the Merger." For a description of certain economic interests directors of Central may be deemed to have in the Merger, see "THE MERGER -- Interests of Certain Persons in the Merger."

OPINIONS OF FINANCIAL ADVISORS

           InterWest. Sandler O'Neill & Partners, L.P. ("Sandler O'Neill"), InterWest's financial advisor, has delivered a written opinion to the InterWest Board, dated the date of this Prospectus/Joint Proxy Statement, to the effect that the Exchange Ratio is fair to InterWest shareholders from a financial point of view. A copy of Sandler O'Neill's opinion, dated the date of this Prospectus/Joint Proxy Statement, setting forth the assumptions made, matters considered, procedures followed and limits of its review, is attached hereto as Appendix C and should be read by shareholders in its entirety. See "THE MERGER -- Opinions of Financial Advisors -- InterWest."

           Central. Columbia Financial Advisors, Inc. ("CFA"), Central's financial advisor, has delivered a written opinion to the Central Board, dated the date of this Prospectus/Joint Proxy Statement, and a substantially identical written opinion dated January 10, 1996, to the effect that the terms of the Merger are fair to Central shareholders from a financial point of view. A copy of CFA's opinion, dated the date of this Prospectus/Joint Proxy Statement, setting forth the assumptions made, matters considered, procedures followed and limits of its review, is attached hereto as Appendix D and should be read by shareholders in its entirety. See "THE MERGER -- Opinions of Financial Advisors -- Central."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

           Certain members of Central's management and the Central Board may be deemed to have interests in the Merger in addition to their interests as shareholders of Central generally. These include, among other things, provisions in the Merger Agreement relating to, indemnification, employment agreements, and appointments to the InterWest Board.

           The Merger Agreement provides that for the five-year period following the Effective Date, InterWest will indemnify the directors, officers and employees of Central against certain liabilities to the extent that such persons were entitled to indemnification under Washington law and the Articles of Incorporation and Bylaws of Central.

           Following the Effective Time, Gary M. Bolyard, the President and Chief Executive of Central, and Joseph E. Riordan, the Treasurer, Assistant Secretary and Chief Financial Officer of Central, will enter into employment agreements with InterWest and InterWest Savings. Pursuant to Mr. Bolyard's agreement, he will serve as Vice Chairman/Commercial Banking from consummation of the Merger until June 30, 1998. Mr. Bolyard's base salary under the agreement will be $132,000. Pursuant to Mr. Riordan's agreement, he will serve as a Vice President of InterWest and InterWest Savings for a period of three years commencing upon the consummation of the Merger. Mr. Riordan's base salary under the agreement will be $75,000.

           InterWest has agreed to appoint Mr. Bolyard and one other person proposed by Central to the Boards of Directors of InterWest and InterWest Savings immediately after consummation of the Merger and to use its best efforts to cause the election of such persons at the next annual meeting of InterWest shareholders. The other representative of Central is expected to be Larry Carlson, who is currently on the Central Board. InterWest has also agreed to appoint Mr. Bolyard to the Executive Committees and to appoint Mr. Carlson to the Audit Committees of the Boards of Directors of InterWest and InterWest Savings.

           In addition, pursuant to the terms of Deferred Compensation Agreements between CWB and six of CWB's directors (who are also directors of Central), as a result of the Merger, such directors will become entitled to receive deferred board of directors and committee fees over a ten-year period. The aggregate amount of deferred compensation as of December 31, 1995 was $700,000.

EFFECTIVE DATE OF THE MERGER

           Unless the parties agree upon another date, the "Effective Date" of the Merger will be the date ten business days after the fulfillment or waiver of each of the conditions to the obligations of the parties to effect the Merger and the granting of all regulatory approvals. Either InterWest or Central may terminate the Merger Agreement if the Effective Date does not occur on or before September 30, 1996.

CONDITIONS TO CONSUMMATION OF THE MERGER

           Consummation of the Merger is subject to, among other things: (i) approval of the Merger Agreement by the holders of not less than two-thirds of the outstanding shares of Central Common Stock and by the holders of not less than a majority of the outstanding shares of InterWest Common Stock; (ii) receipt of all applicable regulatory approvals without any condition that, in the opinion of InterWest, would deprive InterWest of the material economic or business benefits of the Merger; (iii) receipt by InterWest and Central of the opinion of Breyer & Aguggia, dated as of the Effective Date, as to certain federal income tax consequences of the Merger; (iv) the InterWest Common Stock to be issued to Central shareholders having been approved for listing on the Nasdaq National Market; (v) Gary M. Bolyard and Joseph E. Riordan having entered into employment agreements with InterWest and InterWest Savings; (vi) the receipt by InterWest of a letter from Central's independent certified public accountants, dated as of or shortly prior to the Effective Date, with respect to Central's financial position and results of operations; (vii) receipt by InterWest of an agreement from each "affiliate" of Central restricting the sale of InterWest Common Stock received by such affiliate in the Merger; (viii) the number of Dissenting Shares does not exceed 10% of the outstanding shares of Central Common Stock; and (ix) receipt by InterWest and Central of letters from their respective certified public accountants to the effect that the Merger will qualify for pooling of interests accounting treatment. The obligations of Central are subject to the further condition that if the InterWest Price is less than $17.00, Central may elect to terminate the Merger Agreement unless InterWest elects to adjust the Exchange Ratio so that each share of Central Common Stock is converted into $28.90 of InterWest Common Stock, based on the InterWest Price. See "THE MERGER -- Conditions to Consummation of the Merger."

STOCK OPTION AGREEMENT

           As a condition to InterWest's willingness to enter into the Merger Agreement and in consideration thereof, Central entered into a Stock Option Agreement with InterWest, dated as of January 10, 1996 (the "Stock Option Agreement"). The Stock Option Agreement is set forth as Appendix B to this Prospectus/Joint Proxy Statement. Pursuant to the Stock Option Agreement, Central granted to InterWest an irrevocable option (the "Option"), exercisable only under certain limited and specifically defined circumstances, none of which, to the best of InterWest's and Central's knowledge, has occurred as of the date hereof, to purchase up to 201,898 authorized but unissued shares of Central Common Stock for a purchase price of $26.00 per share, subject to adjustment in certain circumstances. The number of shares of Central Common Stock subject to the Option represents approximately 19.9% of the outstanding shares of Central Common Stock as of the Central Record Date, before giving effect to the issuance of such shares. InterWest does not have any voting rights with respect to the shares of Central Common Stock subject to the Option prior to exercise of the Option.

           The Stock Option Agreement and the Option are intended to make it more difficult for another party to acquire Central, thereby increasing the likelihood that the Merger will occur. See "The MERGER -- Stock Option Agreement."

ACCOUNTING TREATMENT

           It is anticipated that the Merger will be accounted for as a pooling of interests by InterWest under generally accepted accounting principles. The Merger agreement provides that a condition to InterWest's obligation to consummate the Merger is the receipt by InterWest of a letter from Ernst & Young LLP, InterWest's independent auditors, and the receipt by Central of a letter from Deloitte & Touche LLP, Central's independent auditors, to the effect that such firms concur with the respective management's conclusions as to the appropriateness of pooling of interests accounting for the Merger. See "THE MERGER -- Conditions to Consummation of the Merger" and "-- Accounting Treatment."

REGULATORY REQUIREMENTS

           The Merger is subject to the receipt of certain prior approvals from the Board of Governors of the Federal Reserve System ("Federal Reserve Board"), and the Department. An application for approval of the Merger was filed with the Federal Reserve Board and the Department on -----, 1996. There can be no assurance that such approval will be obtained, and, if obtained, that it will not impose conditions that, in the opinion of InterWest, would deprive InterWest of the economic and business benefits of the Merger so as to render it inadvisable in the judgment of InterWest to proceed with the Merger. See "THE MERGER -- Regulatory Requirements."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

           Consummation of the Merger is conditioned, among other things, on receipt by InterWest and Central of an opinion of Breyer & Aguggia, special counsel for InterWest to the effect that no gain or loss will be recognized for federal income tax purposes by stockholders of Central who receive InterWest Common Stock in exchange for their shares of Central Common Stock, other than with respect to cash received in lieu of fractional share interests. See "THE MERGER -- Certain Federal Income Tax Consequences."

           Because certain tax consequences of the Merger may vary depending on the particular circumstances of each shareholder, each Central shareholder is urged to consult his or her own tax advisors as to the specific tax consequences to such holder of the Merger, including the specific application and effect of federal, state, local, foreign and other tax laws to such shareholder.

DISSENTERS' RIGHTS

           Central shareholders have the right to dissent from the Merger and obtain payment of the fair value of their shares of Central Common Stock under the provisions of Chapter 13 of the Washington Business Corporation Act ("WBCA"). A shareholder's failure to follow exactly the procedures specified in Chapter 13 of the WBCA will result in loss of such shareholder's dissenters' rights. Accordingly Central shareholders wishing to dissent from the Merger are urged to read carefully "THE MERGER -- Dissenters' Rights" and the copy of Chapter 13 of the WBCA set forth in Appendix E to this Prospectus/Joint Proxy Statement, and to consult with their own legal advisors. If Central shareholders perfect dissenters' rights with respect to more than 10% of the outstanding shares of Central Common Stock, InterWest may elect not to consummate the Merger. See "THE MERGER -- Conditions to Consummation of the Merger." Additionally, if shareholders perfect dissenters' rights with respect to more than 10% of the outstanding shares of Central Common Stock and InterWest elects to consummate the Merger, the Merger will not qualify for pooling of interests accounting treatment. See "THE MERGER -- Accounting Treatment."

COMPARISON OF SHAREHOLDERS' RIGHTS

           Shareholders of Central who receive shares of InterWest Common Stock in exchange for their shares of Central Common Stock will be governed, with respect to their rights as such shareholders, by InterWest's Articles of Incorporation and Bylaws. For a discussion of certain material differences in the rights of shareholders of InterWest and Central and an explanation of certain possible antitakeover effects of certain provisions in InterWest's Articles of Incorporation and Bylaws, see "COMPARISON OF SHAREHOLDERS' RIGHTS."


             SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

           The following tables set forth selected historical consolidated financial data for InterWest and Central and selected unaudited pro forma combined financial data, giving effect to the Merger using the pooling of interests method of accounting. For pro forma purposes, InterWest's consolidated statements of operations for the five fiscal years ended September 30, 1995, 1994, 1993, 1992 and 1991 and for the three months ended December 31, 1995 and 1994 have been combined with the consolidated statements of operation of Central for the five fiscal years ended December 31, 1995, 1994, 1993, 1992 and 1991 and for the three months ended December 31, 1995 and 1994. For pro forma purposes, InterWest's consolidated statement of condition as of December 31, 1995, has been combined with Central's consolidated statement of condition as of December 31, 1995. This information should be read in conjunction with the historical financial statements of InterWest and Central, including the respective notes thereto, the unaudited pro forma financial information appearing elsewhere in this Prospectus/Joint Proxy Statement, including the notes thereto, and the other documents incorporated by reference herein. See "AVAILABLE INFORMATION," "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE," "PRO FORMA FINANCIAL INFORMATION" and the Central 1995 10-KSB accompanying this Prospectus/Joint Proxy Statement.

           The InterWest historical consolidated financial statement data as of and for the three months ended December 31, 1995 have been prepared on the same basis as the historical information derived from audited financial statements, and in the opinion of management, contain all adjustments, consisting only of normal recurring accruals, necessary for the fair presentation of results of operations for such periods.

           The 1.41 Exchange Ratio used in the pro forma information is based on the last reported sale price on the Nasdaq National Market of InterWest Common Stock on April 19, 1996, which was $25.125 per share. The actual Exchange Ratio will depend on the InterWest Price (which will not be known until shortly before the Effective Date) and may be higher than 1.41. The pro forma information would be different if the InterWest Price results in an Exchange Ratio different from 1.41. Central shareholders are urged to obtain current quotations of the market price of InterWest Common Stock. The selected pro forma combined financial data is unaudited. Such data is intended for illustrative purposes only and is not necessarily indicative of future results of operations or the future financial position of the combined company or of the results of operations and financial position of the combined company that would have actually occurred had the Merger been in effect as of the dates or for the periods presented.

           Proposed federal legislation to recapitalize the SAIF would require savings institutions like the InterWest Savings to pay a one-time assessment to increase SAIF's reserves to $1.25 per $100 of deposits that is expected to be approximately 80 basis points on the amount of deposits held by a SAIF-member institution at March 31, 1995. The payment of a one-time fee would have the effect of immediately reducing the capital and pre-tax earnings of SAIF-member institutions by the amount of the fee. Based on InterWest Savings' assessable deposits of $838.0 million at March 31, 1995, a one-time assessment of 80 basis points would equal approximately $6.7 million. The possible payment of such assessment has not been reflected in the selected pro forma combined financial data.

InterWest Bancorp, Inc.
Consolidated Historical Selected Financial Data

                 At or For the                     At or For the
                 Three Months                      Years Ended
                 Ended December 31,                September 30,

                   1995     1994      1995     1994     1993     1992    1991
                  ------   ------    ------   ------   ------   ------  ------
                (Dollars in thousands, except for per share data)
Historical Consolidated Statement
 of Operations Data:
Interest income  $24,683   19,943    84,675   69,821   63,282   60,815   7,108
Interest expense  15,303   11,444    51,746   36,351   31,899   36,526  38,008
Net interest income before
 provision for losses
 on loans .        9,380    8,499    32,929   33,470   31,383   24,289  19,100
Provision for loan
 losses              250      150       600      900    1,399    1,653   1,300
Net interest income after
 provision for losses
 on loans          9,130    8,349    32,329   32,570   29,984   22,636  17,800
Other operating
 income            1,641    1,145     7,697    6,251    7,281    7,655   5,820
Other operating
 expenses          5,621    5,245    22,133   20,703   20,983   18,870  17,674
Federal income tax
 expense           1,755    1,392     6,087    6,416    5,613    3,400   1,333
Cumulative effect of
 change in
 accounting(1)       --       --        --       --       --       434     --
Net income       $ 3,395  $ 2,857   $11,806  $11,702  $10,669  $ 8,455  $4,613

Historical Per Share Data:
Net income       $  0.52  $  0.44   $  1.81  $  1.80  $  1.65  $  1.32  $ 0.93
Cash dividends
 declared        $  0.10  $  0.07   $   .32  $  .295  $  .223  $  .148  $ .091
Weighted average
 shares outstanding
      6,510,719  6,517,520  6,508,329  6,518,422 6,466,541 6,406,078 4,983,447

Historical Consolidated Statement
 of Financial Condition Data:
                   1995     1994      1995     1994     1993     1992    1991
                  ------   ------    ------   ------   ------   ------  ------
Total assets  $1,281,943 1,110,589 1,267,025 1,066,692 838,774 779,981 662,164
Loans and mortgage-backed
 securities    1,127,184 1,005,067 1,155,283   962,224 751,154 672,664 552,268
Customer
 deposits        865,995   805,770   860,397   784,154 659,434 639,517 583,697
Borrowings       315,926   221,786   308,981   197,270 104,753  75,000  18,000
Stockholders'
 equity           91,694    82,511    89,887    80,180  69,801  60,105  52,477
Book value
 per share         14.26     12.79     14.05     12.43   10.92    9.47    8.29

(1) Reflects cumulative effect of change in accounting for income taxes.

Central Bancorporation
Selected Historical Financial Data

                              At or For the
                              Years Ended
                              December 31,
                   1995        1994         1993        1992         1991
                  ------      ------       ------      ------       ------
                  (Dollars in thousands, except for per share data)
Historical Consolidated Statement
 of Operations Data:
Interest income  $15,589      12,449        9,753       9,901       10,491
Interest expense   6,180       4,334        3,528       4,264        5,319
 Net interest income
 before provision for
 losses on loans   9,409       8,115        6,225       5,637        5,172
Provision for
 losses on loans     120         --           --          --           --
 Net interest income after
  provision for
  losses on loans  9,289       8,115        6,225       5,637        5,172
Other operating
 income            2,295       1,457        1,633       1,639        1,390
Other operating
 expenses          7,769       6,943        5,295       4,772        4,337
Federal income
 tax expense       1,260         864          749         763          591
Net income        $2,555      $1,765       $1,814      $1,741       $1,634

Historical Per Share Data:
Net income       $  2.46    $   1.71     $   1.77    $   1.72     $   1.64
Cash dividends
 declared        $  0.60    $   0.60     $   0.55    $   0.47     $   0.40
Weighted average shares
 outstanding   1,038,120   1,035,120    1,023,001   1,009,737      998,929

Historical Consolidated Statement
 of Financial Condition Data:
Total assets    $203,412    $195,660     $136,601    $131,031     $123,919
Loans and
 mortgage-backed
 securities      137,895     127,991       87,496      79,892       75,706
Customer deposits179,913     175,190      117,065     116,195      109,512
Borrowings         5,190       5,394        5,465       2,464        3,397
Stockholders'
 equity           15,853      13,398       12,619      11,201        9,913
Book value
 per share         15.63       13.41        12.78       11.62        10.28

InterWest Bancorp, Inc.
Pro Forma Condensed Combined Selected Financial Data (unaudited)


                  At or For the                     At or For the
                  Three Months                      Years Ended
                  Ended December 31,                September 30,

                   1995     1994      1995     1994     1993     1992    1991
                  ------   ------    ------   ------   ------   ------  ------
                (Dollars in thousands, except for per share data)
Pro Forma Condensed Combined
 Statement of Operations Data(1):
Interest income  $28,717   23,555   100,264   82,270   73,035   70,716  67,599
Interest expense  16,923   12,738    57,926   40,685   35,427   40,790  43,327
 Net interest income
 before provision for
 losses on loans  11,794   10,817    42,338   41,585   37,608   29,926  24,272
Provision for
 loan losses.        250      150       720      900    1,399    1,653   1,300
 Net interest income
 after provision for
 losses on loans  11,544   10,667    41,618   40,685   36,209   28,273  22,972
Other operating
 income            2,235    1,613     9,992    7,708    8,914    9,294   7,210
Other operating
 expenses          7,793    7,305    29,902   27,646   26,278   23,642  22,011
Federal income
 tax expense       2,117    1,640     7,347    7,280    6,362    4,163   1,924
Cumulative effect of
 change in accounting
 principle           --       --        --       --       --       434     --
Net income       $ 3,869 $  3,335   $14,361  $13,467  $12,483  $10,196  $6,247

Pro Forma Condensed
 Combined Per Share Data:
Net income       $  0.49     0.42      1.80     1.69     1.58    1.30     0.98
Cash dividends
 declared        $ 0.080    0.062     0.342    0.318    0.253   0.181    0.110
Weighted average
 shares outstanding
     7,973,212  7,987,217  7,972,078  7,977,941  7,908,972 7,829,807 6,391,937

Pro Forma Condensed Combined
 Statement of Financial Condition Data(2):
Total assets $1,485,355 1,306,249 1,470,437 1,262,352 975,375 911,012  788,083
Loans and mortgage-backed
  securities  1,265,079 1,133,058 1,293,178 1,090,215 838,650 752,556  627,974
Customer
 deposits     1,045,908   980,960 1,040,310   959,344 776,499 755,712  693,209
Borrowings      321,116   227,180   314,171   202,664 110,218  77,464   21,397
Stockholders'
 equity         106,961    95,909   105,740    93,578  82,420  71,306   62,390
Book value
 per share        13.60     12.20     13.51     11.91   10.58    9.25     8.12


(1) Pro forma condensed combined statement of operations data is for the periods indicated for InterWest and for the years ended December 31 of the years indicated for Central.
(2) Pro forma condensed combined statement of financial condition data is as of December 31 for both InterWest and Central. Year end financial condition data is as of InterWest's September 30 fiscal year and Central's December 31 fiscal year end.

                         COMPARATIVE PER SHARE DATA

          The following table sets forth selected comparative per share data for InterWest on both a historical and pro forma combined basis and for Central on both a historical and pro forma equivalent basis giving effect to the Merger using the pooling of interests method of accounting. These tables should be read in conjunction with the historical financial statements of InterWest and Central, including the respective notes thereto, the unaudited pro forma financial information appearing elsewhere in this Prospectus/Joint Proxy Statement, including the notes thereto, and the other documents incorporated by reference herein. See "AVAILABLE INFORMATION," "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE," "PRO FORMA FINANCIAL INFORMATION" and the Central 1995 10-KSB accompanying this Prospectus/Joint Proxy Statement. The pro forma information has been prepared to illustrate a 1.7 and a 1.41 Exchange Ratio. The actual Exchange Ratio will depend on the InterWest Price (which will not be known until shortly before the Effective Date) and may be different than 1.7 or 1.41. The pro forma information would be different if the InterWest Price results in an Exchange Ratio different from 1.7 or 1.41. Central shareholders are urged to obtain current quotations of the market price of InterWest Common Stock.. The following information is not necessarily indicative of the results of operations or combined financial position that would have resulted had the Merger been consummated at the beginning of the periods indicated, nor is it necessarily indicative of the results of operations of future periods or future combined financial position.

                       At or For the             At or For the Year Ended
                       Three Months Ended              September 30,
                       December 31, 1995         1995        1994        1993
                       -----------------        ------      ------      ------
Book value per share(1):
  InterWest historical          $14.26          $14.05      $12.43      $10.92
  Central historical(2)          15.63           15.63       13.41       12.78
  With 1.7 Exchange Ratio:
  Pro forma combined             13.11           13.02       11.48       10.21
  Central pro forma equivalent   22.29           22.13       19.52       17.36
  With 1.41 Exchange Ratio:
  Pro forma combined             13.61           13.51       11.91       10.59
  Central pro forma equivalent   19.19           19.04       16.79       14.93

Cash dividends declared per share(3):
  InterWest historical          $0.100          $0.320      $0.295      $0.223
  Central historical(2)            --            0.600       0.600       0.550
  Pro forma combined              .100           0.320       0.295       0.223
  With 1.7 Exchange Ratio:
  Central pro forma equivalent    .170           0.544       0.502       0.379
  With 1.41 Exchange Ratio:
  Central pro forma equivalent    .141           0.451       0.416       0.314

Net income per share(4):
  InterWest historical           $0.52           $1.81       $1.80       $1.65
  Central historical(2)           0.46            2.46        1.71        1.77
  With 1.7 Exchange Ratio:
  Pro forma combined              0.47            1.74        1.63        1.52
  Central pro forma equivalent    0.80            2.96        2.77        2.58
  With 1.41 Exchange Ratio:
  Pro forma combined              0.49            1.80        1.69        1.58
  Central pro forma equivalent    0.68            2.54        2.38        2.23

(1) The pro forma combined book value per share of InterWest Common Stock is based upon the historical total combined common stockholders' equity for InterWest as of its September 30 fiscal year end and Central as of its December 31 fiscal year end divided by total pro forma common shares of the combined entities. The data presented assume the exercise of all stock options and exclude any shares of Central Common Stock issuable to InterWest upon exercise of options held by InterWest. The pro forma equivalent book value per share of Central Common Stock represents the pro forma combined book value of InterWest Common Stock multiplied by the indicated Exchange Ratio.
(2) Information for Central is at or for Central's December 31 fiscal year end.
(3) Assumes no changes in cash dividends per share. The pro forma equivalent cash dividends declared per share of Central Common Stock represent the pro forma combined cash dividends declared per share of InterWest Common Stock multiplied by the indicated Exchange Ratio.
(4) The pro forma combined net income per share of InterWest Common Stock (based on fully diluted net income and weighted average shares outstanding) is based upon the combined historical net income for InterWest for its fiscal year ended September 30 and Central for its fiscal year ended December 31 divided by the average pro forma common shares of the combined entities. The pro forma equivalent net income per share of Central Common Stock represents the pro forma combined net income per share multiplied by the indicated Exchange Ratio.


                        COMPARATIVE MARKET PRICE DATA

           InterWest Common Stock is quoted on the Nasdaq National Market under the symbol "IWBK." There is no established trading market for Central Common Stock. The table below sets forth, for the calendar quarters indicated, the high and low sales prices of InterWest Common Stock as reported on the Nasdaq National Market, the high and low trading prices of Central Common Stock known to management of Central, and the dividends per share declared on InterWest and Central Common Stock in each such quarter. The market for shares of Central Common Stock is highly illiquid and the shares are neither traded on an established exchange or listed on the Nasdaq Stock Market. Trades are generally undertaken in private transactions. Thus, management of Central does not have knowledge of the prices paid in all transactions involving its shares and has not necessarily verified the prices indicated in the table with both parties to the relevant transaction.

                           InterWest                     Central
                          Common Stock                  Common Stock

                       High     Low    Dividends     High     Low    Dividends
                      ------   -----   ---------    ------   -----   ---------
Year Ended September 30, 1994:

First Quarter         $16.00  $12.75     $.070      $20.00  $20.00   $    --
Second Quarter         15.50   13.00      .075       20.00   20.00      0.35
Third Quarter          15.00   12.75      .075       20.00   20.00        --
Fourth Quarter         15.25   13.00      .075       20.00   20.00      0.25

Year Ended September 30, 1995:

First Quarter          14.50   12.38      .075       21.88   20.00        --
Second Quarter         14.75   12.00      .075       21.88   20.00      0.35
Third Quarter          14.37   12.75      .080       22.00   20.00        --
Fourth Quarter         16.00   15.19      .090       22.00   21.00      0.25

Year Ended September 30, 1996:

First Quarter          20.37   15.25     0.100       23.00   21.50        --
Second Quarter
Third Quarter (through
  May __, 1996)                          0.120                          0.40

           The following table sets forth the closing price per share for InterWest Common Stock as reported on the Nasdaq National Market, for Central Common Stock and the equivalent per share price for Central Common Stock on January 10, 1996, the last full trading day prior to the public announcement of the execution of the Merger Agreement, and on May __, 1996, which is the most recent date for which it was practicable to obtain market price data prior to the printing of this Prospectus/Joint Proxy Statement. Holders of Central Common Stock are urged to obtain current market quotations for shares of InterWest Common Stock.

                                        January 10, 1996        May_____, 1996
Closing price per share:
  InterWest. . . . . . . . . . . . . .       $20.38
  Central(1) . . . . . . . . . . . . .        23.00
  Equivalent pro forma
    per share of Central
    Common Stock . . . . . . . . . . .        33.99(2)                 (3)

(1) There are no publicly available quotations of Central Common Stock. The market price per share of Central Common Stock as of January 10, 1996 and May __, 1996, respectively, is the price paid for Central Common Stock in the last transaction in Central Common Stock prior to such date for which a price is known to management of Central.
(2) Computed by multiplying the closing price per share of InterWest Common Stock on January 10, 1996 by a 1.668 Exchange Ratio, which is based on an InterWest Price of $20.38.
(3) Computed by multiplying the closing price per share of InterWest Common Stock on _________, 1996 by a 1.__ Exchange Ratio, which is based on an InterWest Price of $_____.

                              THE MEETINGS

INTERWEST SPECIAL MEETING

      Place, Time and Date. The InterWest Special Meeting will be held on _______ __, June __, 1996 at __:00 a.m., local time, at the Elks Club, 6431
60th Avenue, N.W., Oak Harbor, Washington. This Prospectus/Joint Proxy Statement is being sent to holders of InterWest Common Stock and is accompanied by a form of proxy that is being solicited by the InterWest Board for use at the InterWest Special Meeting and any adjournments or postponements thereof.

      Purpose. The purpose of the InterWest Special Meeting is (i) to consider and vote upon a proposal to approve the Merger Agreement described herein, providing for, among other things, the merger of Central with and into InterWest, with InterWest surviving the Merger, and the issuance of shares of InterWest Common Stock to the shareholders of Central and (ii) to act upon such other matters, if any, as may properly come before the Special Meeting.

      Record Date; Shares Entitled to Vote. The InterWest Board has fixed the close of business on April 25, 1996 as the InterWest Record Date for determining shareholders entitled to notice of and to vote at the InterWest Special Meeting. Only those holders of InterWest Common Stock of record on the InterWest Record Date will be entitled to notice of and to vote at the InterWest Special Meeting. Each share of InterWest Common Stock will be entitled to one vote. At the InterWest Record Date, there were _____________ shares of InterWest Common Stock outstanding and entitled to be voted at the InterWest Special Meeting.

      Vote Required. A majority of the shares entitled to vote, represented in person or by proxy, will constitute a quorum of InterWest shareholders at the Special Meeting. Abstentions and broker non-votes (i.e., proxies from brokers or nominees indicating that such person has not received instructions from the beneficial owners or other persons entitled to vote shares as to a matter with respect to which the brokers or nominees do not have discretionary power to vote) will be considered present for purposes of determining whether a quorum exists. Approval of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of InterWest Common Stock. Abstentions and broker non-votes will have the same effect as votes cast against approval of the Reorganization Agreement.

      At the InterWest Record Date, the directors and executive officers of InterWest and their affiliates beneficially owned an aggregate of __________ shares of InterWest Common Stock, which represents ___% of the shares entitled to be voted at the InterWest Special Meeting.

      Proxies.   Holders of InterWest Common Stock may vote either in person or by properly executed proxy. Shares of InterWest Common Stock represented by a properly executed proxy received prior to or at the InterWest Special Meeting will, unless such proxy is revoked, be voted in accordance with the instructions indicated on such proxy. If no instructions are indicated on a properly executed proxy, the shares covered thereby will be voted FOR the proposal to approve the Merger Agreement. Failure to return the proxy card or to vote in person at the InterWest Special Meeting will have the effect of a vote cast against the Merger Agreement. If any other matters are properly presented at the InterWest Special Meeting for consideration, including, among other things, a motion to adjourn the InterWest Special Meeting to another time and/or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the proxy and acting thereunder will have discretion to vote on such matters in accordance with their best judgment; provided, however, that no proxy which is voted against the proposal to approve the Merger Agreement will be voted in favor of any such adjournment or postponement. As of the date hereof, the InterWest Board knows of no such other matters.

      Any proxy given pursuant to this solicitation or otherwise may be revoked by the person giving it at any time before it is voted by delivering to the Secretary of InterWest, on or before the taking of the vote at the

InterWest Special Meeting, a written notice of revocation bearing a later date than the proxy or a later dated proxy relating to the same shares of InterWest Common Stock, or by attending the InterWest Special Meeting and voting in person. Attendance at the InterWest Special Meeting will not in itself constitute revocation of a proxy.

      The proxy for the InterWest Special Meeting is being solicited on behalf of the InterWest Board. The expense of soliciting proxies for the InterWest Special Meeting will be borne by InterWest. The expense of printing this Prospectus/Joint Proxy Statement is to be shared equally by InterWest and Central. All other costs and expenses incurred in connection with the Reorganization Agreement and the transactions contemplated thereby are to be paid by the party incurring such expenses. Proxies will be solicited principally by mail, but may also be solicited by the directors, officers and other employees of InterWest in person or by telephone, facsimile or other means of communication. Such directors, officers and employees will receive no compensation therefor in addition to their regular compensation, but may be reimbursed for out-of-pocket expenses in connection with such solicitation. Brokers and others who hold InterWest Common Stock on behalf of another will be asked to forward proxy material and related documents to the beneficial owners of such stock, and InterWest will reimburse them for their expenses in doing so.

CENTRAL ANNUAL MEETING

      Place, Time and Date.  The Central Annual Meeting will be held on June,
   , 1996 at   :00  .m., local time, at 301 North Chelan, Wenatchee,
Washington. This Prospectus/Joint Proxy Statement is being sent to holders of Central Common Stock and is accompanied by a form of proxy which is being solicited by the Central Board for use at the Central Annual Meeting and any adjournments or postponements thereof.

      Purpose. The purpose of the Central Annual Meeting is (i) to consider and vote upon a proposal to approve the Merger Agreement described herein, providing for, among other things, the merger of Central with and into InterWest, with InterWest surviving the Merger, and the conversion of shares of Central Common Stock into shares of InterWest Common Stock, (ii) to elect two directors to serve for a term of three years or until their successors have been elected and qualified and (iii) to act upon such other matters, if any, as may properly come before the Central Annual Meeting.

     Record Date; Shares Entitled to Vote. The Central Board has fixed the close of business on April 25, 1996 as the Central Record Date for determining shareholders entitled to notice of and to vote at the Central Annual Meeting. Only those holders of Central Common Stock of record on the Central Record Date will be entitled to notice of and to vote at the Central Annual Meeting. Each share of Central Common Stock will be entitled to one vote. At the Central Record Date, there were 1,014,565 shares of Central Common
Stock outstanding and entitled to be voted at the Central Annual Meeting.

      Vote Required. A majority of the shares entitled to vote, represented in person or by proxy, will constitute a quorum for the transaction of business at the Central Annual Meeting. Abstentions and broker non-votes will be considered present for purposes of determining whether a quorum exists. Approval of the Merger Agreement requires the affirmative vote of the holders of two-thirds of the shares of Central Common Stock entitled to vote at the Central Annual Meeting. Abstentions and broker non-votes will have the same effect as votes cast against approval of the Reorganization Agreement. A plurality of the votes cast at the Central Annual Meeting by the holders of shares of Central Common Stock entitled to vote is required for the election of persons nominated to serve as directors. Any shares not voted will have no effect on the election of directors provided that a quorum for the transaction of business is present at the Central Annual Meeting.

      At the Central Record Date, the directors and executive officers of Central and their affiliates beneficially owned an aggregate of _______ shares of Central Common Stock, which represents _____% of the shares entitled to be voted at the Central Annual Meeting. Simultaneous with the execution of the Merger Agreement, all of the directors of Central entered into an agreement with InterWest pursuant to which each director agreed to vote his or her shares for approval of the Merger Agreement.

      Proxies. Holders of Central Common Stock may vote either in person or by properly executed proxy. Shares of Central Common Stock represented by a properly executed proxy received prior to or at the Central Annual Meeting will, unless such proxy is revoked, be voted in accordance with the instructions indicated on such proxy. If no instructions are indicated on a properly executed proxy, the shares covered thereby will be voted FOR the proposal to approve the Merger Agreement. Failure to return the proxy card or to vote in person at the Central Annual Meeting will have the effect of a vote cast against the Merger Agreement. If any other matters are properly presented at the Central Annual Meeting for consideration, including, among other things, a motion to adjourn the Central Annual Meeting to another time and/or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the proxy and acting thereunder will have discretion to vote on such matters in accordance with their best judgment; provided, however, that no proxy which is voted against the proposal to approve the Merger Agreement will be voted in favor of any such adjournment or postponement. As of the date hereof, the Central Board knows of no such other matters.

      Any proxy given pursuant to this solicitation or otherwise may be revoked by the person giving it at any time before it is voted by delivering to the Secretary of Central, on or before the taking of the vote at the Central Annual Meeting, a written notice of revocation bearing a later date than the proxy or a later dated proxy relating to the same shares of Central Common Stock, or by attending the Central Annual Meeting and voting in person. Attendance at the Central Annual Meeting will not in itself constitute a revocation of a proxy.

      The proxy for the Central Annual Meeting is being solicited on behalf of the Central Board. The expense of soliciting proxies for the Central Annual Meeting will be borne by Central. The expense of printing this Prospectus/Joint Proxy Statement is to be shared equally by Central and InterWest. All other costs and expenses incurred in connection with the Reorganization Agreement and the transactions contemplated thereby are to be paid by the party incurring such expenses. Proxies will be solicited principally by mail, but may also be solicited by the directors, officers and other employees of Central in person or by telephone, facsimile or other means of communication. Such directors, officers and employees will receive no compensation therefor in addition to their regular compensation, but may be reimbursed for out-of-pocket expenses in connection with such solicitation. Brokers and others who hold Central Common Stock on behalf of another will be asked to forward proxy materials and related documents to the beneficial owners of such stock, and Central will reimburse them for their expenses in doing so.

                               THE MERGER

      The descriptions in this Prospectus/Joint Proxy Statement of the terms and conditions of the Merger and related transactions are qualified in their entirety by reference to the Merger Agreement, a copy of which is attached as Appendix A to this Prospectus/Joint Proxy Statement and is incorporated herein by reference.

General; Exchange Ratio

      The Merger Agreement provides for the merger of Central with and into InterWest, with InterWest surviving the Merger. The separate existence of Central and the Banks will cease upon completion of the respective Mergers. While InterWest and Central believe that they will receive the requisite regulatory approvals for the Merger, there can be no assurance that such approvals will be received or, if received, as to the timing of such approvals or as to the ability to obtain such approvals on satisfactory terms. See "--

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
Conditions to Consummation of the Merger" and "--Regulatory Requirements." It is currently intended that in connection with the Merger, NCWB will be merged with CWB, with CWB surviving such merger, and that after consummation of the Merger, CWB will operate as a wholly-owned subsidiary of InterWest.

      Upon consummation of the Merger, each outstanding share of Central Common Stock (excluding any Excluded Shares) will be automatically converted into the right to receive a number of shares of InterWest Common Stock, as follows: (i) 1.7 shares of InterWest Common Stock if the InterWest Price is $20.00 or less; (ii) the number of shares obtained by dividing $34.00 by the InterWest Price if the InterWest Price is greater than $20.00 and less than $24.12; or (iii) 1.41 shares of InterWest Common Stock if the InterWest Price is $24.12 or greater. If the InterWest Price is less than $17.00, Central will have the right to terminate the Merger Agreement unless InterWest elects to adjust the Exchange Ratio so that each share of Central Common Stock will be converted into the right to receive the number of shares of InterWest Common Stock that (if valued at the InterWest Price) equals $28.90. Each holder of Central Common Stock who would otherwise be entitled to a fractional share of InterWest Common Stock will receive cash in lieu thereof determined by multiplying such fraction by the InterWest Price. Pursuant to the terms of the Merger Agreement, all outstanding stock options under Central's stock option plans will be assumed by InterWest.

      If a "Triggering Event" relating to certain business combinations between InterWest and a third party shall have occurred, the Exchange Ratio will be based on the ten trading days beginning on and including the twentieth trading day immediately preceding the Triggering Event. A "Triggering Event" is defined in the Merger Agreement to mean any one or more of the following events: (i) InterWest shall have authorized, recommended, publicly proposed or entered into an agreement with any third party to effect
(a) a merger, consolidation or similar transaction involving InterWest or any of its significant subsidiaries, (b) the disposition of assets or deposits of InterWest representing 25% or more of the consolidated assets or deposits of InterWest and its subsidiaries, or (c) the issuance, sale or other disposition of securities representing 25% or more of the voting power of InterWest or any of its significant subsidiaries other than the issuance of InterWest Common Stock upon the exercise of outstanding options or the conversion of outstanding convertible securities of InterWest (an "Acquisition Transaction"); (ii) a third party shall have made a proposal to InterWest or its stockholders to engage in an Acquisition Transaction; (iii) a third party, other than in connection with a transaction to which Central has given its prior written consent, shall have filed an application or notice with the any regulatory authority for approval to engage in an Acquisition Transaction; and
(iv) a third party shall have commenced, or shall have filed a registration statement with respect to, a tender offer or exchange offer that would result in such third party owning or controlling 20% or more of the then outstanding shares of InterWest Common Stock. InterWest has no plans, arrangements or understandings, written or oral, regarding any business combination with a third party or any event that would constitute a Triggering Event.

      On May __, 1996, the most recent date for which it was practicable to obtain information prior to the printing of this Prospectus/Joint Proxy Statement, the closing price per share of InterWest Common Stock, as reported on the Nasdaq National Market, was $_____. By way of example only, if the InterWest Price is also $_____, each share of that holder's Central Common Stock would be converted into ______ shares of InterWest Common Stock, which would have a value, determined on the basis of the InterWest Price, equal to $____. Central shareholders should note, however, that the market price of the InterWest Common Stock they receive will continue to be subject to market fluctuations, as well as the future results of operations and financial condition of InterWest, among other factors, and therefore may be worth less than, or more than, the InterWest Price as of the date they receive their InterWest Common Stock certificates.

EFFECTIVE DATE OF THE MERGER

      Unless the parties agree upon another date, the Effective Date of the Merger will be the date ten business days after the fulfillment or waiver of each of the conditions to the obligations of the parties to effect the Merger and the granting of all regulatory approvals. Subject to the foregoing, it is currently anticipated that the Merger will be consummated in the second quarter of 1996. Either InterWest or Central may terminate the Merger Agreement if the Effective Date does not occur on or before September 30, 1996.
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EXCHANGE OF CENTRAL STOCK CERTIFICATES

      As promptly as practicable after the Effective Date, InterWest will send or cause to be sent to each holder of record of Central Common Stock transmittal materials for use in exchanging all of such holder's certificates representing Central Common Stock for a certificate or certificates representing the InterWest Common Shares to which such holder is entitled and a check or checks for such holder's fractional share interests, as appropriate. The transmittal materials will contain information and instructions with respect to the surrender and exchange of such certificates.

      CENTRAL SHAREHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL FORM AND INSTRUCTIONS.

      Upon surrender of all of the certificates for Central Common Stock registered in the name of a holder of such certificates (or indemnity satisfactory to InterWest and the exchange agent selected by InterWest, if any of such certificates are lost, stolen or destroyed), together with a properly completed letter of transmittal, such exchange agent will mail to such holder a certificate or certificates representing the number of InterWest Common Shares to which such holder is entitled, together with all undelivered dividends or distributions in respect of such shares and, where applicable, a check for any fractional share interest (in each case, without interest).

      All InterWest Common Shares issued to the holders of Central Common Stock pursuant to the Merger will be deemed issued as of the Effective Date. InterWest dividends having a record date after the Effective Date will include dividends on all InterWest Common Shares issued in the Merger, but no dividend or other distribution payable to the holders of record of InterWest Common Shares at or as of any time after the Effective Date will be distributed to the holder of any Central Common Stock certificates until such holder physically surrenders all such certificates as hereinabove described.
Promptly after such surrender, all undelivered dividends and other distributions and, where applicable, a check for any fractional share interest, will be delivered to such holder, in each case, without interest. After the Effective Date, the stock transfer books of Central will be closed, and there will be no transfers on the transfer books of Central of the shares of Central Common Stock that were outstanding immediately prior to the Effective Date.

BACKGROUND OF THE MERGER

      During the fall of 1994, in view of Central's past performance and desire to more effectively employ its resources, the Central Board directed management to prepare and present a report on Central's long-term strategic options. In December 1994, management presented three options: growth through acquisition; reengineering and consolidation of Central's two subsidiary banks, or a strategic alliance with another financial institution. After lengthy consideration of the options, the Central Board determined to seek the advice of legal, accounting, and investment banking professionals. Taking into account the advice of its financial, legal and accounting advisors and after thorough consideration, the Central Board chose to pursue the long-term option of strategically allying itself with another financial institution. Central did not pursue the strategy of growth through acquisition because after surveying its market area it determined that there were limited acquisition opportunities. Central also concluded that reengineering and consolidation of Central's two subsidiary banks would not provide access to new markets or provide in-market growth opportunities. In addition Central concluded that the cost savings of the consolidation would not be significant enough to warrant a merger of Central's two subsidiary banks and would not offer a solution to the illiquidity of Central's Common Stock. In January 1995, Central engaged CFA to act as its financial advisor. In pursuit of the chosen option and over the course of several months, Central had discussions with various smaller and larger financial institutions with no productive results.

      In March 1995, management of InterWest met with Sandler O'Neill to discuss goals for growth, capital and return on equity and to formulate strategies for accomplishing these goals. At that time, InterWest determined to attempt to grow, including through acquisitions, after it completed its pending holding company reorganization.
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
      In August 1995, shortly after consummation of InterWest's holding company reorganization, CFA independently initiated contact with InterWest to discuss InterWest's interest in acquiring a commercial bank. This inquiry ultimately led to InterWest contacting Central regarding a potential business combination between the two parties. During August, a meeting between Stephen
M. Walden, the President and Chief Executive Officer of InterWest, and Gary M. Bolyard, the President and Chief Executive Officer of Central, was arranged. Mr. Walden and Mr. Bolyard met in Chelan, Washington in late August to discuss a possible business combination of InterWest and Central and determined that a combination of the two institutions appeared to meet the objectives of both parties. These discussions were preliminary in nature and did not result in general agreement on the possibility or terms of such a transaction.
Following this initial meeting, Mr. Bolyard was introduced to the entire InterWest management team.

      In September 1995, InterWest requested that Sandler O'Neill analyze the combination of the two companies and act as financial advisor to InterWest with respect to a possible transaction with Central. Until that time, the parties had been discussing the acquisition of Central by InterWest in exchange for a combination of cash and InterWest Common Stock. Central then informed InterWest that it desired that the transaction be tax-free for Central shareholders.

      Discussions between the parties and their financial advisors continued, and in mid-October 1995 the parties met again to discuss the pricing of the proposed transaction. Because the price of InterWest Common Stock had increased since discussions had begun and because Central desired a tax-free transaction for its shareholders, the parties began to consider structuring the transaction so that Central shareholders would receive solely InterWest Common Stock in exchange for the their shares of Central Common Stock. The parties met again twice in October to discuss employee and benefits issues and to continue discussions regarding the pricing of a possible transaction.

      General discussion between InterWest and Central continued through November 1995. Pursuant to a letter agreement dated as of November 29,1995, InterWest retained Sandler O'Neill to act as financial advisor to InterWest in connection with the Merger and to provide a written fairness opinion. The Central Board decided that it would continue discussions if the exchange ratio were fixed at 1.7 so long as InterWest Common Stock traded above $17.00. During December 1995 and early January 1996, Central permitted InterWest to conduct a detailed due diligence examination of the assets, business and financial condition of Central. Because InterWest Common Stock would be issued as consideration to Central shareholders under the terms of the proposed transaction, Central conducted a due diligence examination of InterWest. During this time, the executive officers of InterWest and Central and their respective counsels and financial advisors engaged in numerous discussions to negotiate the terms of a definitive merger agreement and related documents. The Exchange Ratio was negotiated on an arm's length basis between representatives of InterWest and Central with the assistance of Sandler O'Neill and CFA. The parties established an exchange ratio of 1.7 so long as the price of InterWest Common Stock was above $17.00 and below $20.00 per share. The parties determined that if the price of InterWest Common Stock exceeded $20.00, Central shareholders would receive $34.00 in value of InterWest Common Stock for each share of Central Common Stock. The minimum exchange ratio of 1.41 was established to ensure that dividend payments to Central shareholders did not decline after the merger based on the current dividend paid by InterWest.

      On January 10, 1996, the InterWest Board, along with Sandler O'Neill and InterWest's special legal counsel, Breyer & Aguggia, reviewed the contents of the Merger Agreement together with its exhibits. The InterWest Board also considered the potential benefits of the transaction, the financial and valuation analyses of the transaction, the terms of the Merger Agreement, and related questions and answers. At this meeting, Sandler O'Neill presented a financial analysis illustrating the effect of the Merger on InterWest, and the InterWest Board unanimously approved the Merger Agreement.

      On January 10, 1996, the Central Board carefully considered the nature, value, and prospectus for future appreciation and liquidity of the shares of InterWest Common Stock to be received by Central shareholders in the proposed merger. A report from a financial point of view regarding the fairness of the transaction was presented by Columbia Financial Advisors and a report of due diligence was presented by Central management regarding their findings. The Central Board, along with its counsel, Graham & Dunn, reviewed the Merger Agreement and considered the potential benefit of the proposed merger to Central and its shareholders, taking into account the financial and valuation analyses of the Merger, and the terms of the Merger Agreement. At this meeting, the Central Board unanimously determined that the proposed transaction was fair to and in the best interest of Central and its shareholders, and therefore recommended the Merger Agreement be submitted to Central's shareholders for approval.

REASONS FOR THE MERGER AND RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

      InterWest. The InterWest Board believes that the terms of the Merger, which are the product of arms length negotiations between representatives of InterWest and Central, are fair and in the best interests of InterWest and its shareholders. In the course of reaching its determination, the InterWest Board consulted with legal counsel with respect to the legal duties of the InterWest Board, the terms of the Merger Agreement and the issues related thereto; with its accountants with respect to certain financial aspects of the transaction; with its financial advisor with respect to the financial aspects and fairness of the transaction; and with senior management regarding, among other things, operational and due diligence matters.

      In reaching its determination to approve the Merger Agreement, the InterWest Board considered the following factors, which it deemed material:
(i) information concerning the business, market area, financial condition, earnings, operations, asset quality and capital levels of Central and information concerning the two companies on a combined basis; (ii) the terms of the Merger Agreement and the other documents related to the Merger; (iii) the structure of the transaction as a tax-free reorganization, which was desired by Central; (iv) the availability of the pooling of interests method of accounting, which does not require the recognition of goodwill which must be written off as a charge against operations over time; (v) the financial advice provided by Sandler O'Neill, including Sandler O'Neill's opinion that the Exchange Ratio is fair from a financial point of view; (vi) the terms of other recent comparable combinations of thrift institutions and thrift holding companies; and (vii) current industry, economic and market conditions, which indicated continuing consolidation and increasing competition in the banking and financial services industries.

      In considering the foregoing factors, the InterWest Board came to the following conclusions:

      * The Merger would expand InterWest's presence in central Washington and thereby give it a broader base from which to sell InterWest's product offerings.

      * The Merger would permit InterWest to expand Central's commercial, small business and consumer lending activities throughout InterWest's existing branch network faster and more efficiently than InterWest could develop such lines of business on its own.

      * Central's management possesses the depth and experience in commercial lending to help integrate Central's commercial banking business into InterWest.

      * Central is large enough in relation to InterWest to provide InterWest a sufficient base from which to expand Central's product offerings and to contribute meaningfully to InterWest's income, but not so large as to make the combination of the two companies difficult and costly.

      The InterWest Board did not ascribe relative or specific weights to the factors that it considered or the conclusions that it reached.

      FOR THE REASONS SET FORTH ABOVE, THE INTERWEST BOARD HAS APPROVED THE MERGER AGREEMENT AS ADVISABLE AND IN THE BEST INTERESTS OF INTERWEST AND INTERWEST SHAREHOLDERS AND RECOMMENDS THAT THE SHAREHOLDERS OF INTERWEST VOTE FOR THE APPROVAL OF THE MERGER AGREEMENT.

      Central. The Central Board, at its meeting held on January 10, 1996, considered the Merger Agreement and determined it to be fair, and in the best interests of, Central and its shareholders, customers, and employees. In reaching its determination, the Central Board consulted with Central management, as well as its financial and legal advisors regarding, respectively, the financial fairness of the Merger to Central and its shareholders, and the legal duties of the Central Board, in connection with the Merger and the terms of the Merger Agreement, and considered a number of factors. Below is a listing of the material factors the Central Board considered in their decision. The Central Board did not assign any specific or relative weight to the below listed factors.

      * The Central Board determined that a merger with InterWest would be a better alternative than expanding independently through internal growth and/or acquisitions. After the Merger, Central's ten branches combined with InterWest's four branches in North Central Washington will make Central the largest financial institution in North Central Washington. In addition, combining with a larger financial institution will enhance Central's ability to compete more effectively in the rapidly changing market place for banking and financial services while maintaining its community bank flavor.

      * Confronted with changing shareholder demographics and shareholder desires, the Central Board determined that combining with a larger company whose stock is traded through market professionals would result in significantly improved liquidity for Central's stockholders.

      * Combining the management resources of both companies should result in a greater depth of management, which should strengthen the combined organization.

      * Because of InterWest's relative size and resources, Central should benefit as a result of enhanced technology and employee training which should enable employees to better serve customers. In addition, aligning with a larger organization should provide enhanced career opportunities to Central's employees.

      FOR THE REASONS SET FORTH ABOVE, THE CENTRAL BOARD HAS APPROVED THE MERGER AGREEMENT AS ADVISABLE AND IN THE BEST INTERESTS OF CENTRAL AND CENTRAL SHAREHOLDERS AND RECOMMENDS THAT THE SHAREHOLDERS OF CENTRAL VOTE FOR THE APPROVAL OF THE MERGER AGREEMENT.

OPINIONS OF FINANCIAL ADVISORS

      InterWest. Pursuant to a letter agreement dated as of November 29, 1995 (the "Sandler O'Neill Agreement"), InterWest retained Sandler O'Neill as an independent financial advisor in connection with a possible business combination involving InterWest and Central. Sandler O'Neill is a nationally recognized investment banking firm whose principal business specialty is banks and savings institutions and, in that connection, is regularly engaged in the valuation of such businesses and their securities in connection with mergers and acquisitions and other corporate transactions.

      Pursuant to the terms of the Sander O'Neill Agreement, Sandler O'Neill acted as financial advisor to InterWest in connection with the Merger. In connection therewith, at the January 10, 1996 meeting at which the InterWest Board approved and adopted the Merger Agreement, Sandler O'Neill presented a financial analysis illustrating the effect of the Merger on InterWest. At that meeting Sandler O'Neill discussed the Exchange Ratio in the Merger. As of the date of this proxy, Sandler O'Neill delivered a written opinion to the InterWest Board that the Exchange Ratio in the Merger is fair, from a financial point of view, to the holders of InterWest Common Stock (the "Fairness Opinion").

      The full text of Sandler O'Neill's Fairness Opinion, which sets forth the procedures followed, assumptions made, matters considered and qualifications and considerations on the review undertaken, is attached as Appendix C to this Prospectus/Joint Proxy Statement and is incorporated herein by reference. The description of such opinion set forth herein is qualified in its entirety by reference to Appendix C. Holders of InterWest Common Stock are urged to read the Fairness Opinion in its entirety. Sander O'Neill's fairness opinion is directed only to the Exchange Ratio in the Merger and does not constitute a recommendation to any shareholder of InterWest as to how such shareholder should vote at the InterWest Special Meeting.

      In connection with rendering its Fairness Opinion, Sandler O'Neill performed a variety of financial analyses. The following is a summary of such analyses, but does not purport to be a complete description of Sandler O'Neill's analysis. The preparation of a fairness opinion is a complex process involving subject judgements and is not necessarily susceptible to a partial analysis or summary description. Sandler O'Neill believes that its analyses must be considered as a whole and that selecting portions of such analyses and factors considered therein, without considering all factors and analyses, could create an incomplete view of such analyses and processes underlying Sandler O'Neill's opinion. In performing its analyses, Sandler O'Neill made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of InterWest, Central and Sandler O'Neill. Any estimates contained in Sandler O'Neill's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Because such estimates are inherently subject to uncertainty, neither InterWest nor Sandler O'Neill assumes responsibility for their accuracy.

      Stock Trading History. Sandler O'Neill examined the history of trading prices and the volume of InterWest Common Stock and Central Common Stock, the relationship between the movements in the prices of both stocks to movements in certain stock indices, including Standard & Poor's 500 Index and the Nasdaq Banking Index and a composite group of publicly traded savings institutions in geographic proximity and of similar asset size. The stock trading history of InterWest established the range at which InterWest common stock traded over the past year. The analysis indicated that InterWest Common Stock outperformed the S&P 500 index by approximately 28%, the Nasdaq Banking Index by approximately 22% and the composite group by approximately 17%. The stock trading history showed that Central Common Stock is highly illiquid and that trades are infrequent.

      Comparable Company Analysis. Using publicly available information, Sandler O'Neill compared selected financial information and common stock trading data for Central with similar information for selected companies that Sandler O'Neill deemed comparable to Central. Such comparable companies were West Coast Bancorp, Columbia Banking System, Inc., Centennial Bancorp, United Security Bancorporation, Cascade Bancorp, VRB Bancorp,and Evergreen Bank (collectively, the "Comparable Institutions"). The analysis compared the median financial performance and statistics of the Comparable Institutions with Central's financial performance and statistics.

      This comparison showed, among other things, that using financial data for the last twelve months ended or as of September 30, 1995, (i) the equity to assets ratio was 7.57% for Central and 9.50% for the Comparable Institutions; (ii) the net loan to total assets ratio was 63.12% for Central and 63.07% for the Comparable Institutions; (iii) the net interest margin was 5.23% for Central and 6.21% for the Comparable Institutions; (iv) the return on average assets was 1.30% for Central and 1.50% for the Comparable Institutions; (v) the return on average equity was 18.19% for Central and 17.89% for the Comparable Institutions; (vi) the ratio of market price per share at January 2, 1996 to earnings per share for Central was 8.70x and 10.39x for the Comparable Institutions; (vii) the ratio of the market price per share at January 2, 1996 to tangible book value per share was 142.43% for Central and 163.60% for the Comparable Institutions.
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      Analyses of Selected Merger Transactions.  Sandler O'Neill reviewed 113 transactions announced from January 1, 1995 to December 27, 1995 involving public commercial banks nationwide as targets with transaction values over $15 million ("All Transactions") and 7 transactions announced from January 1, 1995 to October 12, 1995 involving public commercial banks in Idaho, Montana, Oregon and Washington with transaction values over $15 million ("Regional Transactions"). Sandler O'Neill reviewed the ratios of price to earnings, price to book value, price to tangible book value, price to deposits, price to assets, and deposit premium paid in each such transaction and computed high, low, mean, and median ratios and premiums for the respective groups of transactions. Based upon the median multiples for All Transactions, Sandler O'Neill derived an imputed range of values per share of Central's Common Stock of $30.28 to $42.13. Based upon the median multiples for Regional Transactions, Sandler O'Neill derived an imputed range of values per share on Central's Common Stock of $31.09 to $40.64. The following analyses assumes that the merger consideration to be received by Central shareholders is $34.00 per share. The balance sheet ratios are calculated based on Central's September 30, 1995 financial information and the income statement multiples are calculated based on the quarter annulized and year ended September 30, 1995. The merger consideration represents 13.48x Central's twelve months ended September 30, 1995 earnings and 11.06x Central's three months annualized earnings. The median multiple for All Transactions was 16.14x and for Regional Transactions was 13.85x. The merger consideration represents 225.24% of Central's book value. The median multiple for All Transactions was 201.00% of book value and for Regional Transactions was 206.00% of book value. The merger consideration represents 225.24% of Central's tangible book value, the median multiple for All Transactions was 209.00% of tangible book value and for Regional Transactions was 213.00% of tangible book value. The merger consideration represents 19.22% of Central's total deposits. The median multiple for All Transactions was 19.88% of total deposits and for Regional Transactions was 22.72% of total deposits. The merger consideration represents 17.04% of Central's total assets. The median multiple for All Transactions was 17.10% of total assets and for Regional Transactions was 20.33% of total assets. The merger consideration represents an 11.25% deposit premium for Central's core deposits. The median deposit premium for All Transactions was 11.30% of core deposits and for Regional Transactions was 14.36% of core deposits.

      Discounted Dividend Stream and Terminal Value Analysis. Sandler O'Neill also performed an analysis which estimated the future stream of after-tax dividend flows of InterWest through the year 2000 under various circumstances, assuming InterWest performed in accordance with the earnings forecasts of its management and certain variations thereof (including variation with respect to the growth rate of assets, net interest spread, non-interest income, non-interest expense, stock repurchases and dividend payout ratio) (the "stand-alone projections"). To approximate the terminal value of InterWest Common Stock at the end of the five year period, Sandler O'Neill applied price-to-earnings multiples ranging from 8x to 17x and applied multiples of book value ranging from 90.0% to 180.0%. The dividend income streams and terminal values were then discounted to present values using different discount rates (ranging from 9.0% to 14.0%) chosen to reflect different assumptions regarding required rates of return of holders of prospective buyers of InterWest Common Stock. This analysis, assuming the current dividend payout ratio, indicated an imputed range of values per share of InterWest Common Stock between $13.58 and $41.55. In connection with its analysis, Sandler O'Neill extensively used sensitivity analyses to illustrate the effects changes in the underlying assumptions would have on the resulting present value, and discussed these changes with the InterWest Board.

      In addition, Sandler O'Neill performed an analysis which estimated the future stream of after-tax dividend flows of the combined institution (InterWest and Central) through the year 2000 under various circumstances (the "Combined Institution"). In this analysis Sandler O'Neill assumed that the Combined Institution performed in accordance with the earnings forecasts of both InterWest's and Central's management and certain variations thereof (including variation with respect to the Exchange Ratio, the projected cost savings to be achieved, the growth rate of assets, net interest spread, non-interest income, non-interest expense, and dividend payout ratio). To approximate the terminal value of Combined Institution's common stock at the end of the five year period, Sandler O'Neill applied price-to-earnings multiples ranging from 8x to 17x and applied multiples of book value ranging from 90.0% to 180.0%. The dividend income streams and terminal values were than discounted to present values using different discount rates (ranging from 9.0% to 14.0%) chosen to reflect different assumptions regarding required
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rates of return of holders of prospective buyers of the Combined Institution's common stock. This analysis, assuming the current dividend payout ratio, indicated an imputed range of values per share of the Combined Institution's common stock between $15.72 and $51.22. In connection with its analysis, Sandler O'Neill extensively used sensitivity analyses to illustrate the effects changes in the underlying assumptions would have on the resulting present value, and discussed these changes with the InterWest Board.

      Pro Forma Merger Analysis. Sandler O'Neill analyzed, using projections confirmed by InterWest and Central, certain pro forma effects resulting from the Merger. This analysis indicated that the transaction would increase earnings per share of InterWest Common Stock in 1997, based on the number of shares of InterWest Common Stock that may be issued pursuant to the Merger Agreement. The analysis further indicated that, based on the number of shares of InterWest Common Stock that may be issued in the Merger, the transaction would result in tangible book value per share dilution to InterWest Common Stock at June 30, 1996. In regard to the decrease in tangible book value per share, Sandler O'Neill considered among other matters, capitalization level and the projected equity generation capability of the Combined Institution. The projected increase in earnings per share of InterWest Common Stock in 1997 and the projected tangible book value per share dilution of InterWest Common Stock at June 30, 1996, is directly related to the actual Exchange Ratio, which will not be determined until shortly before the Effective Date. The increase in earnings per share in 1997 is estimated to range from approximately .87% at the top end of the exchange ratio to approximately 4.85% at the bottom end of the exchange ratio. The dilution to tangible book value per share is estimated to range from approximately 7.92% at the top end of the exchange ratio to approximately 4.47% at the bottom end of the exchange ratio. This analysis is dependent upon numerous assumptions with regard to the financial performance and results of operations of both institutions. These assumptions were reviewed with management and are assumed to have been reasonably prepared on bases reflecting the best currently available estimates and judgements of the respective managements of the respective future financial performances of InterWest and Central and that such performances will be achieved. It was also assumed that there has been no material change in InterWest's or Central's assets, financial condition, results of operations, business or prospects since the date of the last financial statements noted above. Sandler O'Neill further assumed that the Merger will qualify for pooling of interests accounting treatment and that InterWest will remain as a going concern for all periods relevant to out analyses.

      In connection with the Fairness Opinion, Sandler O'Neill reviewed, among other things: (1) the Merger Agreement; (ii) the Stock Option Agreement dated as of January 10, 1996 by and between InterWest and Central; (iii) this Prospectus/Joint Proxy Statement; (iv) InterWest's audited consolidated financial statements and management's discussion and analysis of the financial condition and results of operations contained in its annual report to shareholders for the year ended September 30, 1995; (v) Central's audited financial statements for the year ended December 31, 19945; (vi) InterWest's unaudited consolidated financial statements and management's discussion and analysis of the financial condition and results of operations contained in its Quarterly Report on Form 10-Q for the quarter ended December 31, 1995; (vii) certain financial analyses and forecasts of InterWest prepared by and reviewed with management of InterWest; (viii) the views of senior management of InterWest and Central of their respective past and current business operations, results thereof, financial condition and future prospects; (ix) the pro forma impact of the Merger on InterWest; (x) the historical reported price and trading activity for Central's and InterWest's common stock, including a comparison of certain financial and stock market information for Central and InterWest with similar information for certain other companies the securities of which are publicly traded; (xi) the financial terms of recent business combinations in the savings institution and banking industries; (xii) the current market environment generally and the banking environment in particular; and (xiii) such other information, financial studies, analyses and investigation and financial, economic and market criteria as we considered relevant.

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      In performing its review, Sandler O'Neill assumed and relied upon, without independent verification, the accuracy and completeness of all of the financial information, analyses and other information reviewed by and discussed with them. Sandler O'Neill did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities of InterWest or Central or any of their subsidiaries, or the collectibility of any such assets (relying, where relevant, on the analyses and estimates of InterWest and Central). With respect to the financial projections reviewed with management, Sandler O'Neill assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgements of the respective managements of the respective future financial performances will be achieved. Sandler O'Neill also assumed that there has been no material change in InterWest's or Central's assets, financial condition, results of operations, business or prospects since the date of the last financial statements noted above. Sandler O'Neill further assumed that InterWest will remain a going concern for all periods relevant to its analyses and that the conditions precedent in the Merger Agreement are not waived.

      Under the Sandler O'Neill Agreement, InterWest will pay Sandler O'Neill a transaction fee in connection with the Merger, a substantial portion of which is contingent upon the consummation of the Merger. Under the terms of the Agreement, InterWest will pay Sandler O'Neill a transaction fee equal to $300,000 of which 40% (or $120,000) was due and paid upon signing of the Agreement, with the remainder payable upon the consummation of the Merger. InterWest will also pay Sandler O'Neill a fee of $50,000 for rendering the Fairness Opinion, such fee will be credited against any fees that may become due and payable at the Effective Date. InterWest has also agreed to reimburse Sandler O'Neill for its reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Sandler O'Neill and its affiliates and their respective partners, directors, officers, employees, agents, and controlling persons against certain expenses and liabilities, including liabilities under securities laws. Sandler O'Neill has in the past two years provided financial advisory services for InterWest for which it has received fees totalling approximately $40,000.

      Central. CFA has delivered a written opinion to the Central Board to the effect that, as of the date of this Prospectus/Joint Proxy Statement, the consideration to be received by Central common shareholders pursuant to the terms of the Merger Agreement is fair to such shareholders from a financial point of view (the "CFA Opinion"). The Exchange Ratio has been determined by Central and InterWest through negotiations. The CFA Opinion is directed only to the fairness, from a financial point of view, of the consideration to be received and does not constitute a recommendation to any Central shareholder as to how such shareholder should vote at the Central Annual Meeting.

      Central retained CFA as its exclusive financial advisor pursuant to an engagement letter dated January 24, 1995 (the "Engagement Letter") in connection with the Merger. CFA is a regionally recognized investment banking firm that is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions. CFA is familiar with Central, having acted as its financial advisor in connection with the Merger, having initiated the negotiations with InterWest, and having participated in certain of the negotiations leading to the Merger Agreement.
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The Central Board selected CFA to act as Central's exclusive financial advisor based on CFA's experience in mergers and acquisitions and in securities valuation generally.

      On January 10, 1996, CFA issued its opinion to the Central Board that, in its opinion as investment bankers, the terms of the Merger as provided in the Merger Agreement are fair, from a financial view point, to Central and it shareholders. Such opinion has been updated as of the date of this Prospectus/Joint Proxy Statement. The full text of the CFA Opinion which sets forth the assumptions made, matters considered, and limits on its review, is attached hereto as Appendix D. The summary of the CFA Opinion in this Prospectus/Joint Proxy Statement is qualified in its entirety by reference to the full text of such opinion. CENTRAL SHAREHOLDERS ARE URGED TO READ THE ENTIRE CFA OPINION.

      In rendering its opinion to Central, CFA reviewed, among other things, historical financial data of Central, certain internal financial data and assumptions of Central prepared for financial planning and budgeting purposes furnished by the management of Central and, to the extent publicly available, the financial terms of certain change of control transactions involving Northwest community banks. CFA discussed with Central's management the financial condition, current operating results, and business outlook for Central. CFA also reviewed certain publicly available information concerning InterWest and certain financial and securities data of InterWest and companies deemed similar to InterWest. CFA discussed with InterWest's management the financial condition, current operating results, and business outlook for InterWest and InterWest's plans relating to Central. In rendering its opinion, CFA relied, without independent verification, on the accuracy and completeness of all financial and other information reviewed by it and did not attempt to verify or to make any independent evaluation or appraisal of the assets of Central or InterWest nor was it furnished any such appraisals. Central did not impose any limitations on the scope of the CFA investigation in arriving at its opinion.

      CFA analyzed the aggregate merger consideration on a cash equivalent fair market value basis using standard evaluation techniques (as discussed below) including comparable sales multiples, net present value analysis, and net asset value based on certain assumption of projected growth, earnings and dividends and a range of discount rates from 16% to 18%.

      Net Asset Value is the value of the net equity of a bank, including every kind of property and value. This approach normally assumes the liquidation on the date of appraisal with the recognition of the investment securities gains or losses, real estate appreciation or depreciation, adjustments to the loan loss reserve, discounts to the loan portfolio and changes in the net value of other assets. As such, it is not the best evaluation approach when valuing a going concern because it is based on historical costs and varying accounting methods. Even if the assets and liabilities are adjusted to reflect prevailing market prices and yields (which is often of limited accuracy due to the lack of readily available data), it still results in a liquidation value, In addition, since this approach fails to account for the values attributable to the going concern such as the interrelationship among Central's assets and liabilities, customer relations, market presence, image and reputation, staff expertise an depth, little weight was given by CFA to the net asset value approach to valuation.

      Market Value is generally defined as the price, established on an "arms length" basis, at which knowledgeable, unrelated buyers and sellers would agree. The "hypothetical" market value for a small bank with a thin market for its common stock is normally determined by comparison to the average price to stockholders equity, price to earnings, and price to total assets, adjusting for significant differences in financial performance criteria and for any lack of marketability or liquidity of the buyer. The market value in connection with the evaluation of control of a bank is determined by the previous sales of small banks in the state or region. In valuing a business enterprise, when sufficient comparable trade data are available, the market value approach deserves greater weighting than the net asset value approach and similar weight as the investment value approach as discussed below.

      CFA maintains a substantial data base concerning prices paid for banking institution in the Northwest, particularly Washington banking institutions, during 1988 through 1996. This data base provides comparable pricing and financial performance data for banking institutions sold or acquired. Organized by different peer groups, these data present medians of financial
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performance and purchase price levels, thereby facilitating a valid comparative purchase price analysis. In analyzing the transaction value of Central, CFA has considered the market approach, and has evaluated price to stockholders equity and price to earnings multiples and the price to total assets percentage for transactions involving Washington, Oregon, and Idaho banking organizations with total assets less than $1 billion that sold for 100% common stock from January 1988 to January 1996.

      Comparable Sales Multiples. Columbia calculated an "Adjusted Book Value" for the Merger using Central's adjusted September 30, 1995 stockholders equity and the estimated June 30, 1996 stockholders equity of $32.24 and $28.85 per share, respectively for a sample of Northwest banking institutions with assets below $1 billion which sold between January 1988 through January 1996 and a sample of Northwest banking institutions with total assets between $100 million and $1 billion which sold between March 1990 and October 1995. CFA calculated an "Adjusted Earnings Value" of $32.73 per share based on Central's 1995 earnings and the median price to earnings multiple of 12.30 for Northwest banking organizations with assets below $1 billion which sold between January 1988 through January 1996 and a sample of Northwest banking institutions with total assets between $100 million and $1 billion which sold between March 1990 and October 1995. In comparison with the InterWest price of $28.90 to $34.00, this approach indicates that the proposed transaction is fair from a financial point of view.

      Transaction Value as a Percentage of Total Assets. CFA calculated a range of values for the ratio of the total estimated Merger consideration as a percentage of Central's total assets as of September 30, 1995 and estimated total assets at June 30, 1996 as a price level indicator. The transaction value as a percentage of total assets facilitates a truer price level comparison with comparable banking organizations, regardless of the differing levels of stockholders' equity and earnings. In this instance, a total estimated Merger consideration based on $28.90 and $34.00 per share results in a median ratio of total assets of 17.05%. The median price as a percentage of total assets for a sample of Northwest banking institutions with assets below $1 billion which sold between January 1988 through January 1996 and a sample of Northwest banking institutions with total assets between $100 million and $1 billion which sold between March 1990 and October 1995 is 14% and 15%, respectively.

      Investment Value is sometimes referred to as the income earnings value. One investment value method frequented used estimates the present value of an institution's future earnings or cash flow which is discussed below.

      Net Present Value Analysis. The investment or earnings value of any banking organization's stock is an estimate of the present value of future benefits, usually earnings, dividends, or cash flow, which will accrue to the stock. An earnings value is calculated using an annual future earning stream over a period of item of not less than five years and the residual or terminal value of the earnings stream after five years, using Central's estimates of future growth and an appropriate capitalization or discount rate. CFA's calculations were based on an analysis of the banking industry, Central's earnings estimates for 1996-2000, historical levels of growth and earnings, and the competitive situation in Central's market area. Using discount rates of 16% and 18%, acceptable discount rates considering the risk-return relationship most investors would demand for an investment of this type as of the valuation date, the "Net Present Value of Future Earnings" provided a range of $27.80 to $32.93 per share. In comparison with the proposed range of $28.90 to $34.00 per share which Central shareholders would receive in InterWest common stock depending upon the InterWest price, the valuation range determined from the Net Present Value analysis is similar, which supports the conclusion that the transaction is fair from a financial point of view.

      When the net asset value, market value and investment value approaches are subjectively weighed, using the appraiser's experience and judgement, it is CFA's opinion that the proposed transaction is fair, from a financial point of view.

      Pursuant to the terms of the Engagement Letter, Central has agreed to pay CFA a fee, which varies based on InterWest's stock price and the number of Central shares outstanding, of a minimum of $50,000 and a maximum of $336,000 upon the consummation of the Merger. In addition, Central has agreed to reimburse CFA for its reasonable out-of-pocket expenses, including the fees
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and disbursement of its counsel, and to indemnify CFA against certain liabilities.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

      The directors and executive officers of Central, together with their affiliates, beneficially owned a total of ________ shares of Central Common Stock (representing ____% of all outstanding shares of Central Common Stock) as of the Central Record Date. The directors and executive officers will receive the same consideration in the Merger for their shares, including any shares which they may acquire prior to the Effective Date pursuant to the exercise of stock options, as the other shareholders of Central. Certain members of Central's management and the Central Board have certain interests in the Merger as described below that are in addition to their interest as shareholders of Central generally. The Central Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby.

      Directors' and Officers' Liability. The Merger Agreement provides that for the five-year period following the Effective Date, InterWest will indemnify the directors, officers and employees of Central against certain liabilities to the extent that such persons were entitled to indemnification under Washington law and the Articles of Incorporation and Bylaws of Central.

      Employment Agreements. Following the Merger, Mr. Bolyard and Mr. Riordan will enter into employment agreements with InterWest and InterWest Savings. Pursuant to Mr. Bolyard's agreement he will serve as Vice Chairman/Commercial Banking of InterWest and InterWest Savings from the Effective Date until June 30, 1998. Mr. Bolyard's initial base salary under the agreement will be $132,000. The agreement further provides that Mr. Bolyard will receive all benefits that are generally provided to similarly situated senior executive officers and that he will be eligible to participate in executive compensation and benefit programs of InterWest and InterWest Savings. Mr. Bolyard will also receive certain fringe benefits, including the use of a company automobile and payment of club dues. If Mr. Bolyard is terminated without cause under the agreement, he is entitled to receive his base salary for the remaining term of the agreement. InterWest and InterWest Savings will also assume the obligations to Mr. Bolyard under his existing deferred compensation agreement with Central. See "Election of Central Directors -- Executive Compensation -- Deferred Compensation and Change in Control Agreements."

      Pursuant to Mr. Riordan's employment agreement, he will serve as a Vice President of InterWest and InterWest Savings for a period of three years commencing on the Effective Date. Mr. Riordan's initial base salary under the agreement will be $75,000. The agreement further provides that Mr. Riordan will receive all benefits that are generally provided to similarly situated full-time employees of InterWest Savings and that he will be eligible to participate in InterWest Saving's executive compensation and benefit programs. If Mr. Riordan is terminated without cause under the agreement, he is entitled to receive his base salary for the remaining term of the agreement, unless he is terminated without cause following a change in control of InterWest (as defined in the agreement), in which case he is entitled to receive the greater of his base salary for the prior 12 months or the remaining term of the agreement. Mr. Riordan's employment agreement with InterWest will supersede his existing employment agreement with Central.

      Appointments to the InterWest Board. InterWest has agreed to appoint Mr. Bolyard and one other person proposed by Central to the Boards of Directors of InterWest and InterWest Savings immediately after the Effective Date. The other representative of Central who will be appointed to the Boards of Directors of InterWest and InterWest Savings is expected to be Larry Carlson. Mr. Bolyard and Mr. Carlson are expected to be appointed to terms expiring at the 1997 Annual Meetings of Shareholders of InterWest and InterWest has agreed to use its best efforts to cause the election of Mr. Bolyard and Mr. Carlson to the InterWest Board for three-year terms at such meeting. InterWest has also agreed to appoint Mr. Bolyard to the Executive Committees of the Boards of Directors of InterWest and InterWest Savings and to appoint Mr. Carlson to the Audit Committees of the Boards of Directors of InterWest and InterWest Savings.
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      Deferred Compensation Agreements.  CWB has entered into Deferred
Compensation Agreements with six of CWB's directors (who are also directors of Central) which allow the directors, at their option, to defer regular monthly Board of Directors and Executive Committee fees to be paid upon retirement, termination of the agreement, or a change in control of CWB. As a result of the Merger, such directors will become entitled to payment of the deferred fees. Under the terms of the agreements, CWB has agreed to pay the deferred amounts plus interest over a ten-year period. The amount of interest paid will be calculated using the September Federal Home Loan Bank Cost of Funds Index, which is currently 5.01 percent. The aggregate amount of deferred compensation as of December 31, 1995, was $700,000. CWB has purchased insurance policies on the lives of these directors as a vehicle to fund the benefits payable under the agreements.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

      The following is a discussion of the material federal income tax consequences of the Merger that are generally applicable to Central shareholders. This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended ("Code"), existing regulations thereunder (including final, temporary or proposed), and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences described herein. The following discussion is intended only as a summary of the material federal income tax consequences of the Merger and does not purport to be a complete analysis or listing of all of the potential tax effects relevant to a decision on whether to vote in favor of approval of the Merger Agreement.

      The Merger is expected to qualify as a reorganization under Section 368(a) of the Code. Except for cash received in lieu of a fractional share interest in InterWest Common Stock, holders of shares of Central Common Stock will recognize no gain or loss on the receipt of InterWest Common Stock.

      Consummation of the Merger is conditioned upon the receipt by InterWest of an opinion of Breyer & Aguggia, special counsel to InterWest, to the effect that if the Merger is consummated in accordance with the terms set forth in the Merger Agreement (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code; (ii) no gain or loss will be recognized by Central shareholders who exchange all of their Central Common Stock solely for shares of InterWest Common Stock (except for cash received in lieu of fractional shares); (iii) the basis of shares of InterWest Common Stock received by the shareholders of Central will be the same as the basis of shares of Central Common Stock exchanged therefor; and (iv) the holding period of the shares of InterWest Common Stock received by such shareholders will include the holding period of the shares of Central Common Stock exchanged therefor, provided such shares were held as capital assets as of the Effective Time.

      The opinion of counsel, which will be delivered on the Closing Date, is filed as an exhibit to the Registration Statement, and the foregoing is only a summary of such tax consequences as described in the opinion. An opinion of counsel only represents counsel's best legal judgment, and has no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be taken by the Internal Revenue Service (the "IRS") or a court considering the issues. Neither Central nor InterWest has requested or will request a ruling from the IRS with regard to the federal income tax consequences of the Merger.

      The foregoing is a general summary of all of the material federal income tax consequences of the Merger to Central shareholders, without regard to the particular facts and circumstances of each shareholder's tax situation and status. Because certain tax consequences of the Merger may vary depending upon the particular circumstances of each shareholder, each Central shareholder should consult his or her own taxadvisor regarding such shareholder's specific tax situation and status, including the specific application and effect of federal, state, local and foreign laws to such shareholder and the possible effect of changes in federal and other tax laws.

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CONDUCT OF BUSINESS PENDING THE MERGER

      Central and the Banks have agreed in the Merger Agreement not to take certain actions without the prior approval of InterWest relating to their operations pending consummation of the Merger. These actions include, among other things, (i) issuing or selling any Central Common Stock; (ii) paying any dividends, other than a $.40 per share dividend declared on January 10, 1996 and an additional $.40 per share dividend that may be declared on July 10, 1996 if the Merger has not been completed by that date; (iii) incurring any indebtedness for borrowed money or becoming liable for the obligations of any other entity other than in the ordinary course of business; (iv) changing its lending, investment, liability management or other material banking policies in any respect; (v) imposing any lien on any share of stock held by Central;
(vi) entering into or amending any employment agreements or any employee benefit plans or granting any salary increases (other than in the ordinary course of business); (vii) disposing of any material portion of its assets or acquiring any material portion of the business or property of any other entity; (viii) amending its articles of incorporation or bylaws; (ix) settling any claims involving any liability for material money damages; (x) entering into, terminating or changing any material agreements, except for those agreements that may be terminated by Central without penalty upon not more than 60 days' prior written notice; and (xi) extending credit other than in accordance with existing lending policies. Moreover, Central and the Banks are required, among other things, to operate their businesses in the usual, regular and ordinary course and to use their best efforts to preserve their business relationships and to retain key employees.

CONDITIONS TO CONSUMMATION OF THE MERGER

      The obligations of Central and InterWest to consummate the Merger are subject to, among other things, the satisfaction of the following conditions:
(i) approval of the Merger Agreement by the holders of not less than two-thirds of the outstanding shares of Central Common Stock and by the holders of not less than a majority of the outstanding shares of InterWest Common Stock; (ii) receipt of all applicable regulatory approvals without any condition that, in the opinion of InterWest, would deprive InterWest of the material economic or business benefits of the Merger; (iv) no court or government or regulatory authority having taken any action which enjoins or prohibits the Merger; (v) receipt by InterWest and Central of the opinion of Breyer & Aguggia, dated as of the Effective Date, as to certain federal income tax consequences of the Merger; (vi) the InterWest Common Stock to be issued to Central shareholders having been approved for listing on the Nasdaq National Market; and (vii) Gary Bolyard and Joseph Riordan having entered into employment agreements with InterWest and InterWest Savings.

      The obligations of InterWest are subject to the satisfaction or waiver of certain additional conditions, including: (i) the delivery by Central of opinions of its legal counsel and certificates executed by certain of its executive officers as to compliance with the Merger Agreement; (ii) the accuracy of the representations and warranties, and compliance in all material respects with the agreements and covenants of Central; (iii) the receipt by InterWest of a letter from Central's independent certified public accountants, dated as of or shortly prior to the Effective Date, with respect to Central's financial position and results of operations; (iv) receipt by InterWest of an agreement from each "affiliate" of Central restricting the sale of InterWest Common Stock received by such affiliate in the Merger; (v) the absence of any material adverse change in the financial position or results of operations of Central; (vi) the number of Dissenting Shares does not exceed 10% of the outstanding shares of Central Common Stock; and (vii) receipt by InterWest and Central of letters from their respective certified public accountants to the effect that such firms concur with the respective management's conclusions as to the appropriateness of pooling of interests accounting for the Merger, assuming the Merger is consummated in accordance with the Merger Agreement.

      The obligations of Central are also subject to the satisfaction or waiver of certain additional conditions, including: (i) the delivery by InterWest of opinions of its legal counsel and certificates executed by certain of its executive officers as to compliance with the Merger Agreement;
(ii) the accuracy of the representations and warranties, and compliance in all material respects with the agreements and covenants of InterWest; (iii) the absence of any material adverse change in the financial position or results of operations of InterWest.
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REGULATORY REQUIREMENTS

      The Merger is subject to prior approval by the Federal Reserve Board under the BHC Act. The Merger is also subject to the approval of the Department. An application for approval of the Merger was filed with the Federal Reserve Board and the Department on ______________, 1996.

      The approval of any application merely implies satisfaction of regulatory criteria for approval, which do not include review of the Merger from the standpoint of the adequacy of the consideration to be received by, or fairness to, shareholders. Regulatory approvals do not constitute an endorsement or recommendation of the proposed Merger.

      InterWest and Central are not aware of any governmental approvals or compliance with banking laws and regulations that are required for consummation of the Merger other than those described above. Should any other approval or action be required, it is presently contemplated that such approval or action would be sought. There can be no assurance that any such approval or action, if needed, could be obtained and, if such approvals or actions are obtained, there can be no assurance as to the timing thereof. The Merger cannot proceed in the absence of all requisite regulatory approvals. See "-- Effective Date of the Merger," "-- Conditions to Consummation of the Merger," and "-- Amendment; Waiver; Termination."

      The Merger Agreement provides that if the Merger has not been consummated by September 30, 1996, the Merger Agreement may be terminated by InterWest or Central. Since there is the possibility that regulatory approval may not be obtained for a substantial period of time after approval of the Merger Agreement by InterWest's and Central's shareholders, there can be no assurance that the Merger will be consummated by September 30, 1996. In addition, should regulatory approval require any material change, a resolicitation of shareholders may be required if regulatory approval is obtained after shareholder approval of the Merger Agreement.

NO SOLICITATION

      Central has agreed in the Merger Agreement that neither it nor any of its subsidiaries will solicit, initiate or encourage inquiries or proposals with respect to or, except as required by the fiduciary duties of the Central Board, furnish any nonpublic information relating to or participate in any negotiations concerning, any acquisition or purchase of all or a substantial portion of the assets of, or a substantial equity interest in, Central or any of its subsidiaries or any merger or other business combination with Central or any of its subsidiaries.

STOCK OPTION AGREEMENT

      As a condition to InterWest's willingness to enter into the Merger Agreement, and in consideration thereof, Central issued to InterWest the Option to purchase, under certain conditions, up to 201,898 shares of Central Common Stock at a Purchase Price of $26.00 per share, subject to adjustment in certain circumstances. The Option was granted to InterWest pursuant to the Stock Option Agreement. The number of shares of Central Common Stock subject to the Option represents approximately 19.9% of the outstanding shares of Central Common Stock as of the Central Record Date, before giving effect to the issuance of such shares. InterWest does not have any voting rights with respect to the shares of Central Common Stock subject to the Option prior to exercise of the Option.

      If InterWest is not in material breach of the Stock Option Agreement or the Merger Agreement and no injunction against delivery of the shares covered by the Option is in effect, InterWest may exercise the Option in whole or in part, at any time and from time to time following the happening of certain events (each a "Purchase Event"), including, among others:

      (i) Central taking certain actions (each an "Acquisition Transaction"), including, among others, authorizing, recommending or entering into an agreement with any third party to effect (a) a merger, consolidation or similar transaction involving Central or any of its significant subsidiaries, (b) the sale, lease, exchange or other disposition of 20% or more of the consolidated assets or deposits of Central and its subsidiaries, or (c) the issuance, sale or other disposition of 20% or more of the voting power of Central or any of its significant subsidiaries (other than the issuance of Central Common Stock upon exercise of options outstanding under the Central Option Plan); or

     (ii) the acquisition or the right to acquire by any third party of 15% or more (or, if such party beneficially owned more than 15% on the date of the Merger Agreement, such party acquires an additional 5% or more) of the voting power of Central or any of its significant subsidiaries.

      The Option will terminate upon the earliest of certain events, including: (i) consummation of the Merger; (ii) termination of the Merger Agreement by Central (a "Central Termination") prior to the happening of a Purchase Event or a Preliminary Purchase Event (as defined below); (iii) 15 months after termination of the Merger Agreement by Central other than pursuant to a Central Termination; or (iv) 15 months after termination of the Merger Agreement by InterWest. A "Preliminary Purchase Event" is defined to include, among others: (a) commencement by any third party of a tender or exchange offer to purchase 20% or more of the outstanding shares of Central Common Stock (a "Tender or Exchange Offer"); (b) failure of the holders of Central Common Stock to approve the Merger Agreement after public announcement that a third party proposes to engage in an Acquisition Transaction or commences or files a registration statement under the Securities Act with respect to a Tender or Exchange Offer; (c) any third party shall have proposed to Central or its shareholders, publicly or in any writing that becomes publicly disclosed, to engage in an Acquisition Transaction; (d) after a proposal is made by a third party to Central or its shareholders to engage in an Acquisition Transaction, Central breaches any covenant or obligation in the Merger Agreement (subject to certain limitations set forth in the Stock Option Agreement); or (e) any third party files an application with any federal or state bank regulatory authority for approval to engage in an Acquisition Transaction.

      The Stock Option Agreement and the Option are intended to increase the likelihood that the Merger will be consummated according to the terms set forth in the Merger Agreement and may be expected to discourage competing offers to acquire Central from potential third party acquirors because the Option could increase the cost of such an acquisition.

      To InterWest and Central's knowledge, no event which would permit the exercise of the Option has occurred as of the date of this Prospectus/Joint Proxy Statement.

      A copy of the Stock Option Agreement is set forth as Appendix B to this Prospectus/Joint Proxy Statement, and reference is made thereto for the complete terms of the Stock Option Agreement and the Option. The foregoing discussion is qualified in its entirety by reference to the Stock Option Agreement.

DISSENTERS' RIGHTS

      In accordance with Chapter 13 of the WBCA (Chapter 23B.13 of the Revised Code of Washington), Central's shareholders have the right to dissent from the Merger and to receive payment in cash for the "fair value" of their Central Common Stock. Under applicable Washington law, InterWest shareholders will not have any dissenters' rights.

      If Central shareholders perfect dissenters' rights with respect to more than 10% of the outstanding shares of Central Common Stock, InterWest may elect not to consummate the Merger. Additionally, if Central shareholders perfect dissenters' rights with respect to more than 10% of the outstanding shares of Central Common Stock and InterWest elects to consummate the Merger, the Merger will not qualify for pooling of interests accounting treatment. Central shareholders electing to exercise dissenters' rights must comply with the provisions of Chapter 13 in order to perfect their rights. Central and InterWest will require strict compliance with the statutory procedures. The following is intended as a brief summary of the material provisions of the Washington statutory procedures required to be followed by a Central
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
shareholder in order to dissent from the Merger and perfect the shareholder's dissenters' rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Chapter 13 of the WBCA, the full text of which is set forth in Appendix E hereto.

      A shareholder who wishes to assert dissenters' rights must (a) deliver to Central before the Central Special Meeting written notice of the shareholder's intent to demand payment for the shareholder's shares if the Merger is effected, and (b) not vote such shares in favor of the Merger. A shareholder wishing to deliver such notice should hand deliver or mail such notice to Central at the following address:

                             Central Bancorporation
                                301 North Chelan
                           Wenatchee, Washington 98801
                            Attn: Corporate Secretary

      A shareholder who wishes to exercise dissenters' rights generally must dissent with respect to all the shares the shareholder owns or over which the shareholder has power to direct the vote. However, if a record shareholder is a nominee for several beneficial shareholders some of whom wish to dissent and some of whom do not, then the record holder may dissent with respect to all the shares beneficially owned by any one person by notifying Central in writing of the name and address of each person on whose behalf the record shareholder asserts dissenters' rights. A beneficial shareholder may assert dissenters' rights directly by submitting to Central the record shareholder's written consent and by dissenting with respect to all the shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote.

      A shareholder who does not deliver to Central prior to the Central Special Meeting a written notice of the shareholder's intent to demand payment for the "fair value" of the shares will lose the right to exercise dissenters' rights. In addition, any shareholder electing to exercise dissenters' rights must either vote against the Merger or abstain from voting.

      If the Merger is effected, InterWest shall, within ten days after the Effective Date of the Merger, deliver a written notice to all shareholders who properly perfected their dissenters' rights. Such notice will, among other things, (a) state where the payment demand must be sent and where and when certificates for certificated shares must be deposited; (b) inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received; (c) supply a form for demanding payment; and (d) set a date by which InterWest must receive the payment demand, which date will be between 30 and 60 days after notice is delivered.

      A shareholder wishing to exercise dissenters' rights must at that time file the payment demand and deliver share certificates as required in the notice. Failure to do so will cause such person to lose his or her dissenters' rights.

      Within 30 days after the Merger occurs or receipt of the payment demand, whichever is later, InterWest shall pay each dissenter with properly perfected dissenters' rights InterWest's estimate of the "fair value" of the shareholder's interest, plus accrued interest from the Effective Date of the Merger. With respect to a dissenter who did not beneficially own Central shares prior to the public announcement of the Merger, InterWest is required to make the payment only after the dissenter has agreed to accept the payment in full satisfaction of the dissenter's demands. "Fair value" means the value of the shares immediately before the Effective Date of the Merger, excluding any appreciation in anticipation of the Merger. The rate of interest is generally required to be the rate at which InterWest can borrow money from other banks. It is the current intention of InterWest to estimate the fair value of Central Common Stock to be $ 23.00 per share, which represents the price paid for Central Common Stock in the last transaction for which a price is known to Central management prior to the date on which the Merger Agreement was signed.
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
      A dissenter dissatisfied with InterWest's estimate of the fair value may notify InterWest of the dissenter's estimate of the fair value. If InterWest does not accept the dissenter's estimate and the parties do not otherwise settle on a fair value then InterWest must within 60 days petition a court to determine the fair value.

      In view of the complexity of Chapter 13 of the WBCA, shareholders of Central who may wish to dissent from the Merger and pursue appraisal rights should consult their legal advisors.

AMENDMENT; WAIVER; TERMINATION

      InterWest may elect to modify the structure of the Merger; provided, however, that InterWest shall not have the right to make any revision to the structure of the Merger which (i) changes the amount or kind of the consideration which the Central shareholders are entitled to receive or (ii) adversely affects the tax treatment to Central shareholders of receiving such consideration. Prior to the Effective Date of the Merger, any condition of the Merger Agreement may (to the extent allowed by law) be waived in writing by the party benefitted by the provision or may be amended or modified by an agreement in writing approved by the Boards of Directors of InterWest and Central. After approval of the Merger Agreement by the shareholders of Central, the Merger Agreement may not, without further approval of such shareholders, be amended in any manner that would alter the consideration to be received by Central shareholders in exchange for their Central Common Stock.

      The Merger Agreement may be terminated at any time prior to the Effective Date of the Merger, either before or after approval by the InterWest and Central shareholders, as follows: (i) by the mutual consent of the parties; (ii) by either party if the other party has committed a material breach that cannot be or has not been cured within 30 days after the giving of written notice of such breach; (iii) by either party if the Closing Date shall not have occurred by September 30, 1996; (iv) by either party if the shareholders of InterWest or Central fail to approve the Merger Agreement; or
(v) by Central if the InterWest Price is less than $17.00 and InterWest, in its sole discretion, does not elect to adjust the Exchange Ratio so that the InterWest Price multiplied by the Exchange Ratio equals $28.90.

      In the event of the valid termination of the Merger Agreement by either InterWest or Central, the obligations of the parties to the Merger Agreement shall terminate, and there will be no liability on the part of either party or their officers or directors except for liability for breach of the Merger Agreement or for any misstatement or misrepresentation made prior to such termination.

RESALE OF INTERWEST COMMON STOCK

      The shares of InterWest Common Stock issuable to shareholders of Central upon consummation of the Merger have been registered under the Securities Act. Such shares may be traded freely and without restriction by those shareholders not deemed to be "affiliates" of Central or InterWest as that term is defined in the rules under the Securities Act. InterWest Common Stock received by those shareholders of Central who are deemed to be "affiliates" of Central may be resold without registration as provided for by Rule 145, or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of Central generally include individuals or entities that control, are controlled by or are under common control with, Central, and may include the executive officers and directors of Central as well as certain principal shareholders of Central. In the Merger Agreement, Central has agreed to use its best efforts to cause each person who may be deemed to be an affiliate of Central to enter into an agreement with InterWest providing that such affiliate will not sell, transfer, or otherwise dispose of the shares of InterWest Common Stock to be received by such person in the Merger except in compliance with the applicable provisions of the Securities Act and the rules and regulations promulgated thereunder. This Prospectus/Joint Proxy Statement does not cover any resales of InterWest Common Stock received by affiliates of Central.
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
ACCOUNTING TREATMENT

      It is expected that the pooling of interests method of accounting will be used to reflect the Merger. As required by generally accepted accounting principles, under pooling of interests accounting, as of the effective date of the Merger, the assets and liabilities of Central would be added to those of InterWest at their recorded book values and the shareholders' equity accounts of InterWest and Central would be combined on InterWest's consolidated balance sheet. On a pooling of interests accounting basis, income and other financial statements of InterWest issued after consummation of the Merger would be restated retroactively to reflect the consolidated combined financial position and results of operations of InterWest and Central as if the Merger had taken place prior to the periods covered by such financial statements. In order for the Merger to qualify for pooling of interests accounting treatment, among other things, substantially all (90% or more) of the outstanding Central Common Stock must be exchanged for InterWest Common Stock.

      The unaudited pro forma dates contained in this Prospectus/Joint Proxy Statement has been prepared using the pooling of interests method of accounting to account for the Merger. See "PRO FORMA FINANCIAL INFORMATION."

EXPENSES

      The Merger Agreement provides that InterWest and Central will each pay their own expenses in connection with the Merger Agreement and the transactions contemplated thereby, except that printing expenses for this Prospectus/Joint Proxy Statement will be shared equally.

                      PRO FORMA FINANCIAL INFORMATION

      The unaudited pro forma condensed combined financial statements presented below reflect consummation of the Merger. The following unaudited pro forma condensed combined statement of financial condition as of December 31, 1995 combines the historical consolidated statements of financial condition of InterWest and Central as if the Merger had occurred on such date after giving effect to certain pro forma adjustments described in the accompanying notes. The following unaudited pro forma condensed combined statements of income are presented as if the Merger had been consummated at the beginning of each period presented. InterWest's fiscal year ends September 30 and Central's fiscal year ends December 31. The unaudited pro forma condensed combined statements of income for the three years ended September 30, 1995, 1994 and 1993 present the results of operations of InterWest for the fiscal year ended September 30, 1995, 1994 and 1993 combined with the results for operations of Central with the fiscal years ended December 31, 1995, 1994 and 1993, respectively. The InterWest historical consolidated financial statement data as of and for the three months ended December 31, 1995 have been prepared on the same basis as the historical information derived from audited financial statements, and in the opinion of management, contain all adjustments, consisting only of normal recurring accruals, necessary for the fair presentation of results of operations for such periods. The pro forma condensed combined financial statements have been prepared based on a 1.41 Exchange Ratio. The 1.41 Exchange Ratio used in the pro forma information is based on the last reported sales price on the Nasdaq National Market of InterWest Common Stock, on April 19, 1996, which was $25.125 per share. The actual Exchange Ratio will depend on the InterWest Price (which will not be known until shortly before the Effective Date) and may be higher than 1.41.

      The unaudited pro forma condensed combined financial statements and notes thereto reflect the application of the pooling of interests method of accounting. See "THE MERGER -- Accounting Treatment." The unaudited pro forma condensed combined financial statements included herein are not necessarily indicative of the future results of operations or the future financial position of the combined entities or the results of operations and financial position of the combined entities that would have actually occurred had the transactions been in effect as of the dates or for the periods presented.

      InterWest and Central estimate that they will incur direct transaction costs of approximately $500,000 associated with the Merger which will be charged to operations during the fiscal quarter in which the Merger is consummated. There can be no assurance that InterWest will not incur charges in subsequent quarters to reflect costs associated with the Merger or that management will be successful in their efforts to integrate the operations of the two companies. Proposed federal legislation to recapitalize the SAIF would require savings institutions like the InterWest Savings to pay a one-time assessment to increase SAIF's reserves to $1.25 per $100 of deposits that is expected to be approximately 80 basis points on the amount of deposits held by a SAIF-member institution at March 31, 1995. The payment of a one-time fee would have the effect of immediately reducing the capital and pre-tax earnings of SAIF-member institutions by the amount of the fee. Based on InterWest Savings' assessable deposits of $838.0 million at March 31, 1995, a one-time assessment of 80 basis points would equal approximately $6.7 million. The possible payment of such assessment has not been reflected in the pro forma condensed combined financial statements.

      The unaudited pro forma condensed combined financial statements should be read in conjunction with the separate historical consolidated financial statements of InterWest and Central, including the notes thereto, and the other documents incorporated by reference herein. See "AVAILABLE INFORMATION," "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and the Central 1995 Form 10-KSB accompanying this Prospectus/Joint Proxy Statement.

       Pro Forma Condensed Combined Statement of Financial Condition
                            December 31, 1995
                              (unaudited)



                                                       Pro Forma     Pro Forma
                              InterWest     Central    Adjustments   Combined
                              ---------     -------    -----------   ---------
                                                (In thousands)
Assets
Cash and deposits             $  94,157    $ 19,894       $  --     $  114,051
Investment securities, net        1,006      38,054          --         39,060
FHLB stock                       15,249         910          --         16,159
Mortgage-backed securities, net 345,088       5,001          --        350,089
Loans held for sale              49,499       1,507          --         51,006
Loans receivable, net           732,597     129,592          --        862,189
Premises and equipment, net      24,998       6,074          --         31,072
Real estate owned                 8,373         --           --          8,373
Accrued interest receivable       8,149       1,628          --          9,777
Other assets                      2,827         752          --          3,579

  Total assets               $1,281,943   $ 203,412          --     $1,485,355

Liabilities and Stockholders' Equity
Savings accounts             $  782,657   $ 114,024       $  --     $  896,681
NOW accounts                     83,338      65,889          --        149,227
Total deposits                  865,995     179,913          --      1,045,908

Current and deferred
 income taxes                     4,250         288       (315)(3)       4,223
Advances from FHLB              274,901         500          --        275,401
Accrued transaction costs           --          --         900(3)          900
Other liabilities                45,104       6,858          --         51,962

 Total liabilities            1,190,250     187,559         585      1,378,394

Stockholders' equity             91,693      15,853        (585)(3)    106,961

 Total liabilities and
   stockholders' equity      $1,281,943    $203,412          --     $1,485,355


See accompanying Notes to Pro Forma Condensed Combined Financial Statements.

          Pro Forma Condensed Combined Statement of Operations
              Three Months Ended December 31, 1995
                            (unaudited)


                                                           Pro Forma
                              InterWest      Central        Combined
                              ---------      -------       ---------
                              (In thousands, except per share data)

Interest income                 $24,683      $ 4,034         $28,717
Interest expense                 15,303        1,620          16,923
Net interest income               9,380        2,414          11,794

Provision for loan losses           250          --              250
Net interest income after
  provision for loan losses       9,130        2,414          11,544

Other Income:
 Service charges and
   fee income                       671          406           1,077
 Income from real estate
   operations                        --           --             --
 Gains on sales of loans and
   mortgage-backed securities       404          127             531
 Other income                       566           61             627
     Total                        1,641          594           2,235

Other Expenses:
 Compensation and benefits        2,893        1,204           4,097
 Occupancy and equipment          1,168          321           1,489
 Other                            1,560          647           2,207
     Total                        5,621        2,172           7,793

Income before taxes               5,150          836           5,986
Provision for federal
 income taxes                     1,755          362           2,117
Net income                      $ 3,395      $   474          $3,869

Weighted average
 shares outstanding           6,510,719    1,037,229       7,973,212
Net income per share              $0.52        $0.46           $0.49


See accompanying Notes to Pro Forma Condensed Combined Financial Statements.

           Pro Forma Condensed Combined Statement of Operations
                    Year Ended September 30, 1995 (1)
                           (unaudited)

                                                           Pro Forma
                              InterWest      Central        Combined
                              ---------      -------       ---------
                              (In thousands, except per share data)

Interest income                 $84,675      $15,589        $100,264
Interest expense                 51,746        6,180          57,926
Net interest income              32,929        9,409          42,338

Provision for loan losses           600          120             720
Net interest income after provision
 for loan losses                 32,329        9,289          41,618

Other Income:
 Service charges and fee income   2,327        1,604           3,931
 Income from real estate
 operations                          16          --               16
 Gains on sales of loan
 servicing                        1,831          478           2,309
 Gains on sales of loans and
  mortgage-backed securities        726          --              726
 Other income                     2,797          213           3,010
     Total                        7,697        2,295           9,992

Other Expenses:
 Compensation and benefits       10,931        4,208          15,139
 Occupancy and equipment          4,171        1,229           5,400
 Other                            7,031        2,332           9,363
     Total                       22,133        7,769          29,902

Income before taxes              17,893        3,815          21,708
Provision for federal
 income taxes                     6,087        1,260           7,347
  Net income                    $11,806      $ 2,555        $ 14,361

Weighted average
 shares outstanding           6,508,329    1,038,120       7,972,078
Net income per share              $1.81        $2.46           $1.80


(1) The historical financial information for Central is for the year ended December 31, 1995.

See accompanying Notes to Pro Forma Condensed Combined Financial Statements.

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          Pro Forma Condensed Combined Statement of Operations
                   Year Ended September 30, 1994 (1)
                              (unaudited)

                                                           Pro Forma
                              InterWest      Central        Combined
                              ---------      -------       ---------
                              (In thousands, except per share data)
Interest income                 $69,821      $12,449         $82,270
Interest expense                 36,351        4,334          40,685
Net interest income              33,470        8,115          41,585

Provision for loan losses           900          --              900
Net interest income after provision
 for loan losses                 32,570        8,115          40,685

Other Income:
 Service charges and fee income   2,240        1,458           3,698
 Income from real estate
 operations                         746          --              746
 Gains on sales of loans and
  mortgage-backed securities      1,533         (201)          1,332
 Other income                     1,732          200           1,932
     Total                        6,251        1,457           7,708

Other Expenses:
 Compensation and benefits       10,295        3,597          13,892
 Occupancy and equipment          3,857        1,187           5,044
 Other                            6,551        2,159           8,710
     Total                       20,703        6,943          27,646

Income before taxes              18,118        2,629          20,747
Provision for federal
 income taxes                     6,416          864           7,280
Net income                      $11,702      $ 1,765         $13,467

Weighted average
 shares outstanding           6,518,422    1,035,120       7,977,941
Net income per share              $1.80        $1.70           $1.69

(1) The historical financial information for Central is for the year ended December 31, 1994.

See accompanying Notes to Pro Forma Condensed Combined Financial Statements.

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         Pro Forma Condensed Combined Statement of Operations
                   Year Ended September 30, 1993 (1)
                            (unaudited)

                                                           Pro Forma
                              InterWest      Central        Combined
                              ---------      -------       ---------
                              (In thousands, except per share data)
Interest income                 $63,282       $9,753         $73,035
Interest expense                 31,899        3,528          35,427
Net interest income              31,383        6,225          37,608

Provision for loan losses         1,399          --            1,399
Net interest income after provision
 for loan losses                 29,984        6,225          36,209

Other Income:
 Service charges and fee income   2,084        1,112           3,196
 Income from real estate operations  --          --              --
 Gains on sales of loans and
  mortgage-backed securities      3,157          399           3,556
 Other income                     2,040          122           2,162
     Total                        7,281        1,633           8,914

Other Expenses:
 Compensation and benefits        9,443        2,653          12,096
 Occupancy and equipment          4,077        1,006           5,083
 Other                            7,463        1,636           9,099
     Total                       20,983        5,295          26,278

Income before taxes              16,282        2,563          18,845
Provision for federal
 income taxes                     5,613          749           6,362
Net income                      $10,669       $1,814         $12,483

Weighted average
 shares outstanding           6,466,541    1,023,001       7,908,972
Net income per share              $1.65        $1.77           $1.58

(1) The historical financial information for Central is for the year ended December 31, 1993.

See accompanying Notes to Pro Forma Condensed Combined Financial Statements.

NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1.    Periods Combined

           InterWest's consolidated statements of operation for each of the years in the three-year period ended September 30, 1995 and the three months ended December 31, 1995 have been combined with the Central consolidated statements of operations for each of the years in the three-year period ended December 31, 1995 and the three months ended December 31, 1995.

           The InterWest consolidated statement of financial condition as of December 31, 1995 has been combined with the Central consolidated statement of financial condition as of December 31, 1995.

Note 2.    Pro Forma Net Income Per Share

           The pro forma condensed combined statement of income for InterWest and Central have been prepared as if the Merger was completed at the beginning of the periods presented. The pro forma combined net income per share is based upon combined historical net income for InterWest and Central divided by the average pro forma common shares of the combined entities.

Note 3.    Basis of Presentation

           Pro forma basis of presentation. The pro forma condensed combined financial statements reflect the issuance of 1,430,537 shares of InterWest common stock in exchange for an aggregate of 1,014,565 shares of Central common stock in connection with Merger based on the exchange ratio of 1.41 shares of InterWest Common Stock for every share of Central Common Stock.

           Merger transaction costs. InterWest and Central estimate they will incur direct transaction costs of approximately $900,000 associated with the Merger, consisting of transaction fees for investment bankers, attorneys, accountants, financial printing and other related charges. These nonrecurring costs will be charges to operations in the fiscal quarter in which the Merger is consummated. The pro forma condensed combined statement of financial condition gives effect to such expenses as if they had been accrued as of December 31, 1995, but the effect of these costs have not been reflected in the pro forma condensed combined statements of operations.

Note 4.    Conforming Adjustments

           There have been no adjustments required to conform the accounting policies of the combined company. There are no intercompany transactions.


                 BUSINESSES OF THE PARTIES TO THE MERGER

INTERWEST AND INTERWEST SAVINGS

           InterWest is a bank holding company registered under the BHC Act. The business of InterWest consists primarily of holding 100% of the capital stock of InterWest Savings. At December 31, 1995, InterWest had total assets of $1.3 billion, total loans and mortgage-backed securities of $1.1 billion, total deposits of $866.0 million and stockholders' equity of $97.1 million.

           InterWest Savings is a state-chartered savings bank and is regulated by the Department and by the FDIC, its primary federal regulator and the insurer of its deposits. InterWest Savings' deposits are insured up to applicable limits under the SAIF of the FDIC. InterWest Savings is a community oriented savings bank which has traditionally offered a variety of savings products to its retail customers while concentrating its lending activities on loans for the purchase or construction of residential real estate. Lending activities have also included the origination of multi-family residential, commercial real estate and consumer loans. In addition, InterWest Savings has maintained a significant portion of its assets in mortgage-backed and related securities. As of December 31, 1995, InterWest Savings conducted its business through 30 full-service branch offices and one lending office located in small cities and towns in the western and central parts of the State of Washington. These smaller cities and towns are generally outside Washington's most densely populated cities, such as Seattle and Spokane. InterWest believes it is easier to develop long-term customer relationships in outlying areas and that such relationships lead to increased repeat business and greater customer loyalty.

           Financial and other information relating to InterWest, including information relating to InterWest's directors and executive officers, is set forth in InterWest's Annual Report on Form 10-K for the year ended September 30, 1995, Quarterly Report on Form 10-Q for the period ended December 31, 1995 and Annual Meeting proxy statement, copies of which may be obtained from InterWest as indicated under "AVAILABLE INFORMATION."

CENTRAL AND THE BANKS

           Central is a bank holding company incorporated under the laws of the State of Washington and is subject to the BHC Act, which places Central under the supervision of the Board of Governors of the Federal Reserve System. The principal role of Central is to supervise and coordinate the activities of its wholly owned subsidiary banks, CWB and NCWB. At December 31, 1995, Central had consolidated total assets of $203.4 million, total loans and mortgage backed securities of $137.9 million, total customer deposits of $179.9 million, and total stockholder equity of $15.9 million.

           The Banks are each state chartered banks regulated by the Department and by the FDIC. Generally, customer deposits accounts in the Banks are insured by the FDIC's Bank Insurance Fund for up to a maximum of $100,000. The Banks perform banking services for their customers which are customary for banks of similar size and character. Such services include retail banking services to individuals and small and medium size businesses, as well as savings accounts, checking accounts, and certificates of deposits. The Banks are also active in the consumer and commercial banking business, and provide individuals and businesses a variety of loan programs including real estate, commercial and agricultural loans. CWB conducts its business at six locations, principally throughout Chelan and, to a lesser degree, Douglas, Grant and Okanogan Counties. NCWB conducts its business at four locations principally throughout Okanogan County.


                DESCRIPTION OF INTERWEST CAPITAL STOCK

           InterWest is authorized to issue 20,000,000 shares of Common Stock, $0.20 par value per share. At the InterWest Record Date, _________ shares of InterWest Common Stock were issued and outstanding. InterWest Common Stock is listed for trading on the Nasdaq National Market under the symbol "IWBK."
Each share of InterWest Common Stock has the same relative rights and is identical in all respects with every other share of InterWest Common Stock. The following summary does not purport to be a complete description of the applicable provisions of the InterWest Articles of Incorporation and Bylaws or of applicable statutory or other law, and is qualified in its entirety by reference thereto. See "AVAILABLE INFORMATION."

Voting Rights

           The holders of InterWest Common Stock possess exclusive voting rights in InterWest. Each holder of InterWest Common Stock is entitled to one vote for each share held of record on all matters submitted to a vote of holders of InterWest Common Stock. Holders of shares of InterWest Common Stock are not entitled to cumulate votes for the election of directors.
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DIVIDENDS

           The holders of InterWest Common Stock are entitled to such dividends as the InterWest Board may declare from time to time out of funds legally available therefor. Dividends from InterWest depend upon the receipt by InterWest of dividends from InterWest Savings because InterWest has no source of income other than dividends from InterWest Savings.

LIQUIDATION

           In the event of liquidation, dissolution or winding up of InterWest, the holders of shares of InterWest Common Stock are entitled to share ratably in all assets remaining after payment of all debts and other liabilities of InterWest.

OTHER CHARACTERISTICS

           Holders of InterWest Common Stock do not have any preemptive, conversion or other subscription rights with respect to any additional shares of InterWest Common Stock which may be issued. Therefore, the InterWest Board may authorize the issuance and sale of shares of capital stock of InterWest without first offering them to existing shareholders of InterWest. InterWest Common Stock is not subject to any redemption or sinking fund provisions. The outstanding shares of InterWest Common Stock are, and the shares to be issued in the Merger will be, fully paid and non-assessable.

           The InterWest Articles of Incorporation and Bylaws contain provisions that may have the effect of discouraging persons from acquiring large blocks of InterWest Common Stock or delaying or preventing a change in control of InterWest. These provisions include the classification of the InterWest Board into three classes with the term of only one class expiring each year and requirements for the approval of certain business combinations. See "COMPARISON OF SHAREHOLDERS' RIGHTS."

               COMPARISON OF SHAREHOLDERS' RIGHTS

           InterWest is incorporated under the laws of the State of Washington and, accordingly, the rights of InterWest's shareholders are governed by InterWest's Articles of Incorporation, Bylaws and the WBCA. Central is also incorporated under the laws of the State of Washington and, accordingly, the rights of Central's shareholders are governed by Central's Articles of Incorporation, Bylaws and the WBCA.

           Upon consummation of the Merger, shareholders of Central will become shareholders of InterWest, and, as such, their rights will be governed by InterWest's Articles of Incorporation, Bylaws and the WBCA. The following is a summary of material differences between the Articles of Incorporation and Bylaws of InterWest and the Articles of Incorporation and Bylaws of Central. This discussion is not intended to be a complete statement of the differences affecting the rights of shareholders and is qualified in its entirety by reference to the governing law and the articles of incorporation and bylaws of each corporation.

PAYMENT OF DIVIDENDS

           InterWest. Under Washington law, dividends may be paid only if, after giving effect to the dividend, InterWest will be able to pay its debts as they become due in the ordinary course of business and InterWest's total assets will not be less than the sum of its total liabilities plus the amount that would be needed, if InterWest were to be dissolved at the time of the dividend, to satisfy the preferential rights of persons whose right to payment is superior to those receiving the dividend.
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           Central.  Under Washington law, dividends may be paid only if, after giving effect to the dividend, Central will be able to pay its debts as they become due in the ordinary course of business and Central's total assets will not be less than the sum of its total liabilities plus the amount that would be needed, if Central were to be dissolved at the time of the dividend, to satisfy the preferential rights of persons whose right to payment is superior to those receiving the dividend.

SIZE OF BOARD OF DIRECTORS

           InterWest. InterWest's Articles of Incorporation provide that its Board of Directors shall consist of not less than five nor more than 15 members, with the current number set at nine by the Bylaws of InterWest. The Bylaws of InterWest provide that the Board of Directors or the shareholders may change the authorized number of directors within the stated range by amending the Bylaws, which must be approved by a majority of the outstanding shares entitled to vote or by a majority of the directors. Changes in the size of the range may be made by an amendment to InterWest's Articles of Incorporation, which must be approved by a majority of the outstanding shares entitled to vote. The effect of such provisions may be to make it difficult for a person or entity immediately to acquire control of InterWest through an increase in the number of InterWest's directors and election of such person's or entity's nominees to fill the newly created vacancies.

           Central. Central's Articles of Incorporation provide that its Board of Directors shall consist of not less than five nor more than 18 members, with the current number fixed by resolution approved by at least a two-thirds vote of the total number of directors. The number of directors may be increased by not more than two directors by the Central Board between annual meetings of shareholders. Changes in the size of the stated range may be made by an amendment to Central's Articles of Incorporation, which must be approved by a majority of the outstanding shares entitled to vote.

CLASSIFIED BOARD OF DIRECTORS

           InterWest. A classified board is one in which a certain number, but not all, of the directors are elected on a rotating basis each year. InterWest's Articles of Incorporation provide for a Board of Directors divided into three classes, with members of each class of directors being elected for a term of three years. This method of electing directors makes a change in the composition of the Board of Directors, and a potential change in control of a corporation, a lengthier and more difficult process. Since the terms of only one-third of the incumbent directors expire each year, it requires at least two annual elections for the shareholders to change a majority of the directors. In the absence of the provisions of the Articles of Incorporation classifying the Board, all of the directors would be elected each year.

           Central. Central's Articles of Incorporation provide for a Board of Directors divided into three classes, with members of each class of directors being elected for a term of three years.

CUMULATIVE VOTING

           InterWest. Cumulative voting entitles each shareholder to cast a number of votes in the election of directors equal to the number of such shareholders' shares of Common Stock multiplied by the number of directors to be elected, and to distribute such votes among one or more of the nominees to be elected. InterWest's Articles of Incorporation eliminate cumulative voting. The absence of cumulative voting rights limits the ability of minority shareholders to obtain representation on the InterWest Board.

           Central. Central's Articles of Incorporation eliminate cumulative voting.
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REMOVAL OF DIRECTORS

           InterWest. InterWest's Articles of Incorporation provide that at a meeting of shareholders called expressly for that purpose, any director or the entire Board of Directors may be removed for cause by a vote of the holders of a majority of the shares then entitled to vote at such meeting. The requirement that directors may be removed only upon a majority vote and only for cause makes it difficult for a person or entity immediately to acquire control of InterWest's Board through the removal of existing directors and the election of such person's or entity's nominees to fill the newly created vacancies.

           Central. Central's Articles of Incorporation provide that no director may be removed from office without cause except by a vote of two-thirds of the shares then entitled to vote at an election of directors.

VACANCIES ON THE BOARD OF DIRECTORS

            InterWest. The Bylaws of InterWest provide that any vacancy on the Board of Directors may be filled by the affirmative vote of a majority of the remaining directors, and any director so appointed is to serve for the unexpired term of his or her predecessor. A director appointed by reason of an increase in the number of directors may serve only until the next election of directors.

           Central. Central's Articles of Incorporation provide that the Board of Directors may appoint persons to fill vacancies created by an increase in the size of the Central Board.

SPECIAL MEETINGS OF SHAREHOLDERS AND ACTION WITHOUT A MEETING

           InterWest. The Articles of Incorporation of InterWest provide that special meetings of shareholders may be called by the president, the board of directors or holders of not less than a majority of the outstanding shares of stock. This restriction on the calling of special shareholders' meetings may deter hostile takeovers of InterWest by making it more difficult for a person or entity to obtain immediate control of InterWest between one annual meeting and the next. Pursuant to InterWest's Bylaws, any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting if a consent in writing is signed by all of the shareholders entitled to vote on the matter.

           Central. The Bylaws of Central provide that special meetings of shareholders may be called at any time by the Chairman, the President, a majority of the Central Board, or any shareholder or shareholders holding in the aggregate not less than one-tenth of all shares entitled to vote at the special meeting. Pursuant to the WBCA, any action required or permitted to be taken at a shareholders' meeting may be taken without a meeting if a consent is signed in writing by all of the shareholders entitled to vote on the action.

ADVANCE NOTICE REQUIREMENTS FOR NOMINATIONS OF DIRECTORS AND PRESENTATION OF NEW BUSINESS AT MEETINGS OF SHAREHOLDERS

           InterWest. The Bylaws of InterWest generally provide that any shareholder desiring to make a nomination for the election of directors or a proposal for new business at a meeting of shareholders must submit written notice to InterWest at least 30 days and not more than 60 days in advance of the meeting, together with certain information relating to the nomination or new business. Failure to comply with these advance notice requirements will preclude such nominations or new business from being considered at the meeting. Management believes that it is in the best interests of InterWest and its shareholders to provide sufficient time to enable management to disclose to shareholders information about a dissident slate of nominations for directors. This advance notice requirement may also give management time to solicit its own proxies in an attempt to defeat any dissident slate of nominations, should management determine that doing so is in the best interest of shareholders generally. Similarly, adequate advance notice of shareholder proposals will give management time to study such proposals and to determine
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whether to recommend to the shareholders that such proposals be adopted.  In certain instances, such provisions could make it more difficult to oppose management's nominees or proposals, even if shareholders believe such nominees or proposals are in their best interests.

       Central. The Articles of Incorporation of Central provide that any shareholder desiring to make a nomination for the election of directors must submit such nomination in writing to the Chairman of Central not less than 14 days nor more than 50 days prior to any meeting of shareholders called for the election of directors, provided that if less than 21 days' notice of the meeting is given to shareholders, such nomination must be delivered or mailed not later than the close of business on the seventh day following the day on which the notice of the meeting was mailed. Such nomination must contain certain information relating to the nomination. Nominations not made in accordance with the Articles of Incorporation may be disregarded.

APPROVAL OF MERGERS, CONSOLIDATIONS, SALE OF SUBSTANTIALLY ALL ASSETS AND DISSOLUTION

       InterWest. Article X of InterWest's Articles of Incorporation requires the approval of the holders of (i) at least 80% of InterWest's outstanding shares of voting stock, and (ii) at least a majority of InterWest's outstanding shares of voting stock, not including shares held by a "Related Person," to approve certain "Business Combinations," except in cases where the proposed transaction has been approved in advance by a majority of those members of the InterWest Board who were directors prior to the time when the Related Person became a Related Person. In the event the requisite approval of the Board were given, the normal vote requirement of applicable Washington law would apply, or, for certain transactions, no shareholder vote would be necessary. The term "Related Person" is defined to include any individual, corporation, partnership or other entity which owns beneficially or controls, directly or indirectly, 10% or more of the outstanding shares of voting stock of InterWest. The provisions of Article X apply to any "Business Combination" which is defined to include among other things: (i) any merger or consolidation of InterWest or any of its affiliates with or into any Related Person; (ii) any sale, lease, exchange, mortgage, transfer, or other disposition of all or a substantial part of the assets of InterWest or any of its affiliates to any Related Person (the term "substantial part" is defined to include more than 25% of InterWest's total assets); (iii) any sale, lease, exchange, or other transfer by any Related Person to InterWest of all or a substantial part of the assets of Related Person; (iv) the acquisition by InterWest of any securities of the Related Person; (v) any reclassification of InterWest Common Stock; and (vi) any agreement, contract or other arrangement providing for any of the transactions described above. The increased shareholder vote required to approve a Business Combination may have the effect of foreclosing mergers and other business combinations which a majority of shareholders deem desirable and place the power to prevent such a merger or combination in the hands of a minority of shareholders.

       InterWest's Articles of Incorporation require InterWest's Board of Directors to consider certain factors in addition to the amount of consideration to be paid when evaluating certain business combinations or a tender or exchange offer. These additional factors include: (i) the social and economic effects of the transaction; (ii) the business and financial condition and earnings prospects of the acquiring person or entity; and (iii) the competence, experience, and integrity of the acquiring person or entity and its management.

       Central. Central's Articles of Incorporation require the affirmative vote of two-thirds of the total shares attributable to persons other than a "Control Person" for approval of certain "Business Combinations" between Central and any Control Person, except in cases where the proposed transaction has been approved in advance by a majority of those members of the Central Board who were directors prior to the time the Control Person acquired beneficial ownership of 10% or more the outstanding shares of Central Common Stock. The term "Control Person" is defined as any individual, corporation, partnership or other entity which, together with affiliates and associates, is the beneficial owner in the aggregate of 20% or more of the outstanding shares of Central Common Stock. The term "Business Combination" is defined to mean
(i) any merger or consolidation of Central with a Control Person; (ii) any sale, lease, exchange transfer or other disposition of 10% or more of the assets of Central or a subsidiary to a Control Person; (iii) any merger or consolidation of a Control person with Central; (iv) any sale, lease, exchange, transfer or other disposition of 10% of the assets of a Control Person to Central; (v) the issuance of any securities of Central to a Control
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Person; (vi) the acquisition by Central of any securities of a Control Person;
(vii) any reclassification of Central Common Stock or recapitalization consummated with five years after a Control Person becomes a Control Person;
or (viii) any agreement, contract or other arrangement providing for any of the transactions described above.

           Central's Articles of Incorporation require the Central Board when evaluating any offer of another party to make a tender or exchange offer for any equity security of Central, to merge or consolidate Central with another corporation or to purchase all or substantially all of the assets of Central to give due consideration to the social and economic effects on the employees, customers, suppliers and other constituents of Central and on the communities in which Central operates or is located.

RIGHTS OF SHAREHOLDERS TO DISSENT

           InterWest. Under the WBCA, shareholders of InterWest will generally have dissenter's appraisal rights in connection with (i) a plan of merger to which InterWest is a party; (ii) a plan of share exchange to which InterWest is a party as the corporation whose shares will be acquired; (iii) certain sales or exchanges of all, or substantially all, of InterWest's property other than in the regular course of business; and (iv) amendments to InterWest's Articles of Incorporation effecting a material reverse stock split. However, shareholders generally will not have such dissenters' rights if shareholder approval is not required by the WBCA for the corporate action. Shareholders of InterWest do not have dissenters' rights in connection with the Merger.

           Central. Under the WBCA, shareholders of Central generally have dissenter's appraisal rights in connection with (i) a plan of merger to which Central is a party; (ii) a plan of share exchange to which Central is a party as the corporation whose shares will be acquired; (iii) certain sales or exchanges of all, or substantially all, of Central's property other than in the regular course of business; and (iv) amendments to Central's Articles of Incorporation effecting a material reverse stock split. However, shareholders generally will not have such dissenters' rights if shareholder approval is not required for the corporate action. Shareholders of Central have dissenters' rights in connection with the Merger. See "THE MERGER -- Dissenters' Rights."

INDEMNIFICATION OF OFFICERS AND DIRECTORS AND LIMITATION OF LIABILITY

           InterWest. Pursuant to InterWest's Articles of Incorporation InterWest will, to the fullest extent permitted by the WBCA, indemnify the officers, directors, agents and employees of InterWest with respect to expenses, settlements, judgments and fines in suits in which such person has made a party by reason of the fact that he or she is or was an agent of InterWest. No such indemnification may be given if the acts or omissions of the person are adjudged to be in violation of law, if such person is liable to the corporation for an unlawful distribution, or if such person personally received a benefit to which he or she was not entitled. In addition, InterWest's Articles of Incorporation provide that the directors of InterWest shall not be personally liable for monetary damages to InterWest for certain breaches of their fiduciary duty as directors, except for liabilities that involve intentional misconduct by the director, the authorization or illegal distributions or receipt of an improper personal benefit from their actions as directors. This provision might, in certain instances, discourage or deter shareholders or management from bringing a lawsuit against directors for a breach of their duties even though such an action, if successful, might have benefitted InterWest.

           Central. Pursuant to Central's Articles of Incorporation, Central will indemnify the directors and officer-directors of Central for judgments, penalties, fines, settlements and reasonable expenses in suits in which such person has made a party by reason of the fact that such person is or was a director or officer- director of Central. No such indemnification may be given if the acts or omissions of the person are adjudged to involve intentional misconduct or a knowing violation of law by the director, conduct violating Section 23A.08.450 of the Revised Code of Washington or participation in any transaction from which the director personally received a benefit to which the director was not legally entitled. In addition, Central's Articles of Incorporation provides that the directors and
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officer-directors of Central shall not be personally liable for monetary damages to Central for conduct as directors or officer-directors, except for liabilities that involve intentional misconduct or a knowing violation of law by the director, conduct violating Section 23A.08.450 of the Revised Code of Washington or participation in any transaction from which the director personally received a benefit to which the director was not legally entitled.

AMENDMENT OF ARTICLES OF INCORPORATION AND BYLAWS.

           InterWest. InterWest's Articles of Incorporation may be amended by the vote of the holders of a majority of the outstanding shares of InterWest Common Stock, except that the provisions of the Articles of Incorporation governing approval of business combinations with "Related Persons" may not be amended altered, changed or repeated except by the vote of the holders of at least 80% of the outstanding shares of InterWest, unless any such amendment has been approved by a majority of the members of the InterWest Board who were directors prior to the time any Related Person became a Related Person. The Bylaws of InterWest may be amended by a majority vote of the Board of Directors or by the holders of at least a majority of the outstanding shares of InterWest.

           Central.   Central's Articles of Incorporation may be amended by a
majority of the outstanding shares of Central Common Stock, except that provisions of Central's Articles of Incorporation relating to business combinations with "Control Persons" may not be repealed or amended except by the affirmative vote of two- thirds of the outstanding shares of Central Common Stock, or if there is a Control Person, by two-thirds of the total shares attributable to shares owned by persons other than Control Persons. Central's Bylaws may be amended, altered or repealed at any regular meeting of the Central Board provided that two days prior written notice of such action is provided.


                    ELECTION OF CENTRAL DIRECTORS

           In addition to approving the Merger, Central's stockholders will be asked to elect two directors to serve for a three year term or until their successors are elected and qualified.

GENERAL
           Central's Articles of Incorporation (the "Central Articles") provide that the number of directors must fall within a range of five and eighteen, the exact number to be determined by resolution of the Central Board. The Central Articles also provide that the Central Board may increase the number of directors by not more than three between shareholders' meetings, and may fill the vacancies created by doing so, provided that the number of directors shall at no time exceed eighteen.

           Directors are elected for a term of three years and until their successors have been elected and qualified. The Central Articles require that the terms of the directors be staggered such that approximately one-third of the directors are elected each year. Accordingly, the Central Board has nominated Messrs. DeCamp and Cawdery for election as directors for three-year terms to expire in 1999. If either Messrs. DeCamp or Cawdery should refuse or be unable to serve, proxies will be voted for such person as shall be designated by the Central Board to replace any such nominee. The Central Board presently has no knowledge that any of the nominees will refuse or be unable to serve.

           Other nominations, if any, may be made only in accordance with the prior notice provisions contained in the Central Articles.
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INFORMATION WITH RESPECT TO NOMINEES AND DIRECTORS WHOSE TERMS CONTINUE

           The following table sets forth certain information with respect to the nominees for director and for directors whose terms continue. The table includes their ages, their principal occupations during the past five years, and the year first elected a director of Central. All of the nominees are presently directors of Central and CWB. The table also indicates the number of shares of Central Common Stock beneficially owned by each individual on January 1, 1996 and the percentage outstanding on that date that the individual's holdings represented. However, where beneficial ownership was less than one percent, the percentage is not reflected in the table.


                                                   Shares of Central
Name, Age and Principal                            Common Stock and
Occupation of Director                             Percent of Class
  During Past                                    Beneficially Owned on
  Five Years *                                     January 1, 1996
- ----------------------                           ---------------------
        Nominees for Director for Three-Year Term Expiring in 1999

Lonnie DeCamp, 64                                      31,346 (1)
  Vice Chairman of the Board; President,               (2.87%)
  Sav-Mart, Inc. - Director since 1983

Gerald Cawdery, 62                                     19,212 (2)
  Managing Partner, Triple C                           (1.76%)
  Convalescent Centers - Director since 1983

The Board of Directors recommends that you vote FOR the nominees to be elected as directors.

             Directors with Term Expiring in 1997

Don Wm. Telford, 56                                    81,519 (3)
  Chairman of the Board and Director;                  (7.46%)
  of Central since 1983; Director of
  NCWB since 1995; President, Far West
  Services, Inc.

(1) Includes 26,346 shares over which Mr. DeCamp shares with his spouse voting and investment power and 5,000 shares which could be acquired within 60 days by the exercise of stock options.

(2) Includes 5,000 shares which could be acquired within 60 days by the exercise of stock options.

(3) Includes 19,155 shares owned by Mr. Telford's spouse over which he exercises no voting or investment power. Also includes 5,208 shares owned by Far West Services, Inc. Pension Plan & Trust, 7,608 shares owned by its Profit Sharing Plan for which Mr. Telford serves as Trustee and over which he shares voting and investment power, and 2,900 shares owned by Far West Services Purchase Plan. Mr. Telford disclaims beneficial ownership of all shares owned by his wife, the Far West Pension Plan & Trust, Profit Sharing Plan and Purchase Plan. Also includes 5,000 shares which could be acquired within 60 days by the exercise of stock options.

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Gary M. Bolyard, 60                                    52,580 (4)
  President, CEO, since 1984 and                       (4.81%)
  Director of Central since
  1985; President and CEO of CWB
  since 1984, and Director since 1985;
  Director of NCWB since 1995

Larry Carlson, 63                                      51,163 (5)
  Secretary and Director of                            (4.68%)
  Central since 1983;
  Attorney, Carlson Drewelow &
  McMahon, Inc. PS

             Directors with Term Expiring in 1998

Alfred W. Cordell, 59                                   8,645 (6)
  Partner, Cordell, Neher & Company,
  Certified Public Accountants;
  Previously Partner, Cordell & Conner -
  Director since 1985

L. Courtney Guderian, 51                               10,968 (7)
  Executive Director, Supporters of the Center -       (1.00%)
  since 1994; previously, Marketing Specialist
  Chelan/Douglas Transportation Benefit Area;
  Past Exec. Dir., Wenatchee Downtown Association -
  Director since 1985

William A. Liddell, 71                                 10,426 (8)
  Retired General Manager, Wenoka Federation -
  Director since 1991

*  The directors of Central also serve as directors of CWB.

(4) Includes 11,817 shares over which Mr. Bolyard shares with his spouse voting and investment power, 1,603 shares held by Piper, Jaffray & Hopwood in an IRA for the benefit of Mr. Bolyard, and 34,686 shares which could be acquired withing 60 days by the exercise of stock options.

(5) Includes 207 shares owned by Carlson Drewelow & McMahon, Inc. PS, of which Mr. Calson is a principal, 2,499 shares held by Piper Jaffray & Hopwood in an IRA for the benefit of Mr. Carlson and 2,471 shares owned by the Carlson Drewelow & McMahon, Inc. PS 401K Plan for the benefit of Mr. Carlson. Also includes 12,710 shares owned by Carlson Drewelow & McMahon, Inc. PS Profit Sharing Plan, 750 shares owned by Carlson Drewelow & McMahon, Inc. PS Profit Sharing Trust, 500 shares owned by Carlson Drewelow & McMahon, Inc. PS Profit Sharing Plan and Trust and 5,000 shares which could be acquired within 60 days by the exercise of stock options. Mr Carlson disclaims beneficial ownership of the 12,710 shares owned by the Profit Sharing Plan, the 750 shares owned by the Profit Sharing Trust, and the 500 shares owned by the Profit Sharing Plan and Trust.

(6) Includes 2,730 shares over which Mr. Cordell shares with his spouse voting and investment power, 600 shares held for Mr. Cordell's benefit by a brokerage firm, and 5,000 shares which could be acquired within 60 days by the exercise of stock options.

(7)  Includes 100 shares over which Ms. Guderian acts as trustee of the Robert
B. Cox Trust and over which Ms. Guderian exercises sole voting and investment power, 700 shares held for Ms. Guderian's benefit by a brokerage firm, and 5,000 shares which could be acquired within 60 days by the exercise of stock options.

(8) Includes 247 shares held jointly with his spouse and 5,000 shares which could be acquired within 60 days by the exercise of stock options.
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           Central held eleven regular meetings in 1995.  Each director attended at least 75% of the total of all Board meetings and of all committee meetings on which he or she served during the year, except for Mr. Cawdery who attended 72% of the meetings.

CERTAIN COMMITTEES OF THE BOARD OF DIRECTORS

           The Central Board has established certain standing committees, including an Audit Committee and a Compensation Committee. There is presently no standing nominating committee.

           Audit Committee. The main functions performed by the Audit Committee include reviewing and approving the services of the independent auditors, reviewing the plan, scope, and audit results of the independent auditors and reviewing the reports of bank regulatory authorities. The Committee reviews the results of the audit, the annual reports to the Securities and Exchange Commission and to the shareholders and the Annual Meeting Proxy Statement. Current members of the Committee are Messrs. Carlson, Cordell and DeCamp (Chairman). There were four meetings of the Audit Committee during 1995.

           Compensation Committee. The Compensation Committee reviews and recommends compensation for senior management. Current members of the Committee are Messrs. Cawdery (Chairman) and Liddell and Ms. Guderian. There were two meetings of the Compensation Committee during 1995.

COMPENSATION OF DIRECTORS

           Members of the Central Board, the Audit and the Compensation Committees currently receive fees for each meeting they attend, unless a Board or committee meeting is held jointly with a Central or CWB Board or committee meeting, as follows:

           1. Board Meetings -- Directors receive $200 for each meeting attended, except the Chairman, who receives $300 for each meeting attended.

           2. Audit Committee and/or Compensation Committee -- The Chairmen receive $125 for each meeting attended; other members receive $75 for each meeting attended.

           Deferred Compensation Agreements. CWB has entered into Deferred Compensation Agreements with six (6) of CWB's directors which allow the directors, at their option, to defer regular monthly bank Board and Executive Committee fees to be paid upon retirement or termination of the Agreements. Under the terms of the Agreements, CWB agrees to pay the deferred amount plus interest at retirement over a ten year period. CWB has purchased insurance policies on the lives of these directors as a vehicle to fund the benefits payable under the Agreements.

EXECUTIVE COMPENSATION

           The following table sets forth certain information concerning compensation paid or accrued by Central during the fiscal year ended December 31, 1995, to or on behalf of Central's Chief Executive Officer and those executive officers whose aggregate cash compensation exceeded $100,000 for the prior fiscal year.

                    Summary Compensation Table (Part 1)

                    Annual Compensation
                                                           Other
                                                           Annual
Name and Principal                              Bonus      Compensation
Position                   Year    Salary       ($)(1)     ($)(2)
                           ----    ------       ------     ------------
Gary M. Bolyard,           1995   $132,000     $96,395     $45,444
President and Chief        1994    132,000      36,925      38,546
Executive Officer,         1993    120,000      47,835      49,451
Central and Central

Joseph E. Riordan          1995   $ 70,000     $60,247     $ 6,484
 Treasurer/Asst.           1994     64,917      23,078         0
 Secretary Central;        1993     54,250      29,897         0
 Vice President,
 Secty/Treasurer
 CWB; Assistant
 Secretary NCWB

Scott Southwick            1995   $ 65,000     $48,197     $   0
 Vice President and        1994     62,500      18,463         0
 Chief Lending             1993     47,601      22,422         0
 Officer CWB

Marla Chase                1995   $ 53,333     $48,197     $   0
 Vice President and        1994     48,125      18,463         0
 Chief Operations          1993     42,500      22,422         0
 Officers CWB

                    Summary Compensation Table (Part 2)

                     Long Term Compensation
                               Awards                Payouts
                             Restricted
                             Stock                   LTIP        All Other
Name and Principal           Awards     Options/     Payouts     Compensation
Position             Year     ($)       SARs(#)       ($)         ($)(3)(4)
                     ----    -------    --------     -------     ------------
Gary M. Bolyard,     1995      0           0           0         $ 19,644
President and Chief  1994      0         5,000         0            3,465
Executive Officer,   1993      0           0           0            3,373
Central and Central

Joseph E. Riordan    1995      0           0           0         $  8,970
 Treasurer/Asst.     1994      0           0           0            1,876
 Secretary Central;  1993      0           0           0            1,628
 Vice President,
 Secty/Treasurer
 CWB; Assistant
 Secretary NCWB

Scott Southwick      1995      0           0           0         $ 17,815
 Vice President and  1994      0           0           0              781
 Chief Lending       1993      0           0         9,650              0
 Officer CWB

Marla Chase          1995      0           0           0         $  6,540
 Vice President and  1994      0           0           0            1,319
 Chief Operations    1993      0           0           0            1,275
 Officers CWB


(1) The amounts appearing in this column include amounts paid to the named executive officers under Central's Incentive Compensation Plan.

(2) Includes amounts accrued under Central's Executive Deferred Compensation Plan for the years 1995, 1994 and 1993. Does not include perquisites and other amounts, such as car allowance, which, for the executive officer, did not exceed, in the aggregate, the lesser of $50,000 or 10% of the total annual salary and bonus for such executive officer.

(3) Includes vacation accrued in 1994 for Messrs. Bolyard, Riordan and Southwick and Ms. Chase in the amounts of $15,228, $6,670, $6,010 and $4,806, respectively, and paid in 1995 as a result of a change in Central's vacation policy. Also includes the market value of an automobile given to Mr. Southwick in lieu of other compensation.

(4) Includes amounts paid by Central on behalf of Messrs. Bolyard, Riordan and Southwick and Ms. Chase in the amounts of $4,416, $2,300, $2,130 and $1,744, respectively under Central's 401(k) Retirement Plan.

     Option Grants in Last Fiscal Year. No options were granted to any of the named executive officers during the fiscal year ended December 31, 1995.

           Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values. The following table sets forth certain information concerning exercises of stock options pursuant to stock option plans by the named executive officers during the year ended December 31, 1995 and stock options held at year end.

                                Number of               Value of
                                Unexercised             Unexercised Options
          Shares                 Options at Year End     at Year End
          Acquired     Value                  Unexer-                  Unexer-
Name      on Exercise  Realized  Exercisable  cisable    Exercisable   cisable
          -----------  --------  -----------  -------    -----------   -------
Gary M.
Bolyard        --         --         34,686      --        $516,373(1)   $--

Joseph E.
Riordan      4,824     $71,974        5,000      --         $74,300      $--

Scott
Southwick      --         --          2,758     6,892       $19,306    $48,244

Marla Chase  5,576     $80,134          --        --           $--       $--
(1) On December 31, 1995, the closing price of Central common stock was $23.00. For purposes of the foregoing table, stock options with an exercise price less than that amount are considered to be "in-the-money" and are considered to have a value equal to the difference between this amount and the exercise price of the stock option multiplied by the number of shares covered by the stock option.

           Deferred Compensation and Change in Control Agreements. In August, 1989, Central entered into an Executive Deferred Compensation Agreement (the "Deferred Compensation Agreement") with Gary M. Bolyard, who, for both Central and CWB, is President, CEO and a director. The Deferred Compensation Agreement provides Mr. Bolyard with certain deferred payments, in consideration of his services to Central and CWB and his contribution to their growth and progress. Upon a "Retirement Date" of January 1, 2001, death or termination in connection with a disability or change in control of Central, Mr. Bolyard is entitled to receive $57,365 annually from the date of such event (as such date is defined in the Deferred Compensation Agreement) for a period of 15 years. If Mr. Bolyard's employment is terminated prior to the Retirement Date, Mr. Bolyard is entitled to prorated payments for a 15 year period from the date of termination, based on length of service between April 1989, and the Retirement Date. In connection with his obligations under the Deferred Compensation Agreement, Central has obtained an insurance policy on the life of Mr. Bolyard in the face amount of $500,000 which was purchased to offset future payments which may be made under the Deferred Compensation Agreement.

           In June, 1995, Central entered into an Executive Deferred Compensation Agreement (the "Deferred Compensation Agreement") with Joseph E. Riordan, who is Treasurer/Assistant Secretary of Central, Vice President and Secretary/Treasurer of CWB, and Assistant Secretary/Treasurer of NCWB. The Deferred Compensation Agreement provides Mr. Riordan with certain deferred payments, in consideration of his services to CWB and Central and his contribution to their growth and progress. Upon a "Retirement Date" (any date after June 30, 2009), death, or termination in connection with a disability, Mr. Riordan is entitled to receive benefits in fifteen equal annual installments consisting of principal and interest (at eight percent) sufficient in amount to pay full Executive's Vested Deferred Compensation Balance. If Mr. Riordan's employment is terminated prior to the Retirement Date, Mr. Riordan is entitled to prorated payments for a 15-year period from the date of termination, based on length of service between June 1995 and the

Retirement Date. In connection with its obligation under the Deferred Compensation Agreement, Central has obtained an insurance policy on the life of Mr. Riordan with a face amount of $225,000 which was purchased to offset future payments which may be made under the Deferred Compensation Agreement.

           In May, 1990, Central entered into an Executive Severance Agreement with Mr. Riordan to ensure that the Executive will be available to assist the Central Board in responding to and, if deemed appropriate by the Central Board, completing any proposed change in control of Central. Under the terms of the agreement, in the event of the voluntary or involuntary termination of Executive's employment within three years after a change in control, the severance payment shall be an amount equal to the lesser of two (2) times the compensation received by the Executive during the most recent twelve calendar months or $114,000. The agreement was subsequently amended in January 1991 and January 1995.

           In March, 1993, Central entered into an Executive Severance Agreement with Mr. Southwick, CWB's Vice President and Chief Lending Officer to ensure that the Executive will be available to assist the Central Board in responding to and, if deemed appropriate by the Central Board, completing any proposed change in control of Central. Under the terms of the agreement, in the event of the voluntary or involuntary termination of Executive's employment within three years after a change in control, the severance payment shall be an amount equal to the lesser of one (1) times the compensation received by the Executive during the most recent twelve calendar months or $62,500.

           In April, 1993, Central entered into an Executive Severance Agreement with Ms. Chase, Central's Vice President of Operations to ensure that the Executive will be available to assist the Central Board in responding to and, if deemed appropriate by the Central Board, completing any proposed change in control of Central. Under the terms of the agreement, in the event of the voluntary or involuntary termination of the Executive's employment within three years after a change in control, the severance payment shall be an amount equal to the lesser of one (1) times the compensation received by the Executive during the most recent twelve calendar months or $42,500.

           Description of Employee and Director Profit and Incentive Plans. Central has instituted and maintains an incentive compensation plan for key employees and directors, as well as a 401(k) plan for its employees.

           Incentive Compensation Plan ("ICP") was adopted in 1987 and is a voluntary incentive plan for eligible persons deemed to be "key employees" of Central. Under the ICP, participants receive additional compensation based on Central's level of profitability. The amount of compensation provided under the ICP is calculated as the ratio of Central's net income (excluding extraordinary income and expense), before accrual of amounts under the ICP, as adjusted for taxes ("Net Income") to Central's beginning equity. In 1995, $264,000 was accrued under the ICP.

           Directors' Incentive Compensation Plan ("Directors' ICP") was adopted in 1990. Under the Directors' ICP, Directors are entitled to an increase in their director fees based on the same ratio of Net Income to beginning equity. In 1995, $21,000 was accrued under the Directors' ICP.

           401(k) Savings and Profit Sharing Plan ("401(k) Plan") was adopted on July 1, 1987 and designed to qualify under Sections 401(a) and 401(k) of the Internal Revenue Code. All full-time employees of Central who have been continuously employed for one year may elect to participate in the 401(k) Plan by directing the deferral of between 2% to 10% of their regular pay ("Employee Deferrals"). Under the 401(k) Plan, Central will contribute $.50 for each $1.00 of Employee Deferrals, up to 3% of an employee's annual gross salary ("Matching Funds"). Also under the 401(k) Plan, Central, at its discretion, may contribute an additional amount determined by Central's Board of Directors based on the Bank's profits. For 1995, the Board determined not to make any additional contributions pursuant to the 401(k) Plan. In 1995, $69,000 was paid under the 401(k) Plan's matching funds provision.

           All funds in the 401(k) Plan are held by Fidelity Advisor. Participants in the 401(k) Plan may direct the investment of their Employee Deferrals in either or any of five funds: an income fund, consisting of equity and bond investments; a short-term fixed income bond fund; a growth fund consisting of equity investments; a money fund consisting of U.S. Treasury bonds; and an overseas fund consisting of international equity and bond investments.

           Upon retirement or termination of employment, a participant is entitled to receive all of his or her Employee Deferrals. The participant also will be eligible to withdraw Matching Funds and, subject to a vesting schedule, any amounts contributed by Central. A participant becomes fully vested in five years, with vesting of 25% each year after the first year of participation.

           Description of Stock Option Plans. Central maintains a stock option plan for both employees and nonemployee directors. Each plan is administered by a committee appointed by the Board of Directors.

           Employee Stock Option Plan (the "ESOP") was adopted by the Board of Directors and approved by the shareholders in 1992. The ESOP replaced the Incentive Stock Option Plan adopted in 1986 ("1986 Plan"). However, options for 34,686 shares of Common Stock previously granted under the 1986 Plan remain outstanding.

           The ESOP provides for the issuance of options which qualify as "incentive stock options" within the meaning of Section 422A of the Internal Revenue Code, as well as the issuance of nonqualified stock options. Subject to some exceptions, holders of incentive stock options generally incur no tax (and Central is not entitled to a deduction) on the grant or exercise of such options. When stock received upon exercise of an incentive stock option is sold, the holder incurs tax at capital gain rates. In order to qualify under
Section 422A, incentive stock options are subject to a number of restrictions, including the following: (i) the option price may not be less than the fair market value of the stock at the time the option is granted, (ii) the market value of the stock for which an employee's incentive stock options become exercisable in any year may not exceed $100,000. All options granted under the ESOP must be exercised within ten years from the date of grant.

           The holder of a nonqualified stock option incurs a tax on the date of exercise of such option. The holder is taxed on the difference between the fair market value of the stock subject to the option, measured at the date of grant and the date of exercise. The income is taxable at ordinary income rates and is deductible by Central. The exercise price of nonqualified options is granted under the ESOP may be at or below market price.

           As of December 31, 1995, the ESOP had 60,000 shares reserved for issuance, of which none had been issued pursuant to option exercises, 22,150 were granted subject to outstanding options, and 37,850 remained available for future grant.

           Directors Stock Option Plan ("DSOP Plan") was adopted by the Directors and Shareholders in 1995. Under the DSOP Plan, 60,000 shares of Common Stock are reserved for issuance upon the exercise of nonqualified stock options granted to non-employee directors of Central and the Banks. The DSOP Plan provides that the exercise price of options granted must be not less than the greater of book value or market value at the time of grant. Each option granted under the DSOP Plan expires ten years following the date of grant. As of December 31, 1995, no shares had been issued pursuant to option exercises, 40,000 were granted subject to outstanding options, and 20,000 remained available for future grant.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT

           Central has adopted procedures to assist its directors and executive officers with Section 16(a) of the Securities Exchange Act, which includes assisting the officer or director in preparing forms for filing. Based on the review of such forms, Central believes that all of its executive officers and directors complied with all filing requirements applicable to them.

CERTAIN TRANSACTIONS

           During 1995, many directors and executive officers of Central and the Banks and their associates were also customers of the Banks. It is anticipated that directors, executive officers, and their associates will continue to be customers of the Banks in the future. All transactions between the Banks and directors, executive officers, and their associates were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and in the opinion of management did not involve more than the normal risk of collectibility or present other unfavorable features.

           The law firm of Carlson Drewelow & McMahon, Inc. PS, of which director Larry Carlson is a partner, serves as counsel to Central and the Banks on various legal matters.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

           The following table sets forth certain information concerning executive officers of Central and the Banks (other than those who also serve as a director), as well as the beneficial owners of more than five percent of
the outstanding shares of Central.   The information includes the number of
shares of Central common stock beneficially owned by each individual on January 1, 1996 and the percentage outstanding on that date that the individual's holdings represented. Where beneficial ownership was less than one percent, the percentage is not reflected in the table.

                            Principal Occupation        Shares of Common
                            During the Past Five Years  Stock and % of Class
  Name, Age and             and Certain Other           Beneficially Owned on
  Term of Office            Directorships               January 1, 1996
  --------------            -------------               ----------------
Executive Officers

Larry K. Butterfield, 52    President and Director          1,314 (1)
 Since 1994                  of NCWB

Marla Chase, 50             Vice President and Chief        9,843
 Since 1987                 Operations Officer of CWB

Joseph E. Riordan, 42       Treasurer/Asst Secretary of     14,996 (2)
                            Central; Vice President and     (1.37)%
                            Secretary/Treasurer of CWB;
                            Asst Secretary/Treasurer of
                            NCWB since 1994

Scott W. Southwick, 45      Vice President and Chief         2,858 (3)
 Since 1993                 Lending Officer of CWB


5% Shareholder(s)

Don Wm. Telford, 56         Chairman of the Board;          81,519 (4)
                            President Far West Services,      (7.67)%
                            Inc.


Directors and Officers as a                                294,967 (5)
Group (12 persons)                                           (26.98)%

___________________________
1 Includes 750 shares which could be acquired within 60 days by exercise of stock options.

2 Includes 153 shares held by Dain Bosworth in an IRA for the benefit of Mr. Riordan, and 5000 shares which could be acquired within 60 days by exercise of stock options.

3 Includes 2,758 shares which could be acquired within 60 days by exercise of stock options.

4 See "Directors with Term Expiring in 1997", footnote 3.

5 Includes 78,194 shares held by the group which could be acquired within 60 days by exercise of stock options.


             CERTAIN INFORMATION CONCERNING INTERWEST

           Information regarding the names, ages, positions and business backgrounds of the executive officers and directors of InterWest, as well as additional information, including executive compensation, security ownership of certain beneficial owners and management and certain relationships and related transactions, is incorporated by reference to InterWest's Annual Report on Form 10-K for the year ended September 30, 1995 (which incorporates portions of InterWest's Proxy Statement dated December 15, 1995). See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE." Shareholders desiring copies of such documents may contact InterWest at the addresses or phone numbers indicated under "AVAILABLE INFORMATION" above.

                            LEGAL OPINIONS

           The validity of the InterWest Common Stock to be issued in the Merger is being passed upon for InterWest by Breyer & Aguggia, Washington, D.C. Breyer & Aguggia will deliver an opinion concerning certain federal income tax consequences of the Merger.

                               EXPERTS

           The consolidated statement of financial condition of InterWest as of September 30, 1995 and the related consolidated statements of income, stockholders' equity and cash flows for the year then ended, incorporated by reference in InterWest's Annual Report on Form 10-K for the year ended September 30, 1995, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

           The consolidated financial statements of InterWest as of September 30, 1994 and for each of the two years in the period ended September 30, 1994 included in InterWest's 1995 Annual Report on Form 10-K and incorporated by reference herein, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated by reference herein, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

           The consolidated financial statements of Central as of December 31, 1995 and for the year then ended, included in Central's 1995 Annual Report on Form 10-KSB incorporated by reference herein, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated by reference herein, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

           The consolidated financial statements of Central as of December 31, 1994 and for the two years then ended included in Central's 1995 Annual Report on Form 10-KSB and incorporated by reference herein, have been audited by KPMG Peat Marwick LLP, independent auditors, as stated in their report, which is incorporated by reference herein, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                         OTHER MATTERS

           The InterWest Board is not aware of any business to come before the InterWest Special Meeting other than those matters described above in this Prospectus/Joint Proxy Statement. However, if any other matters should properly come before the InterWest Special Meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.

           The Central Board is not aware of any business to come before the Central Special Meeting other than those matters described above in this Prospectus/Joint Proxy Statement. However, if any other matters should properly come before the Central Special Meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.

                        SHAREHOLDER PROPOSALS

           In the event that the Merger Agreement is not approved or the Merger is not consummated, any proposal intended to be presented by a shareholder at the 1997 Annual Meeting of Central must have been received by Central not later than ______, 199__ to be considered for inclusion in the proxy statement for that meeting. Any such proposal should be mailed to the Secretary of Central at Central's main office, 301 N. Chelan, Wenatchee, Washington 98801. Inclusion of a shareholder's proposal in that proxy statement is subject to the shareholder's eligibility and compliance with other requirements under the Commission's proxy rules.

           In order to be eligible for inclusion in the proxy materials of the InterWest for next year's Annual Meeting of Shareholders, any shareholder proposal to take action at such meeting must be received at InterWest's main office at 1259 West Pioneer Way, Oak Harbor, Washington no later than August 12, 1996. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Exchange Act.

                           APPENDIX A

                  AGREEMENT AND PLAN OF MERGERS

                  AGREEMENT AND PLAN OF MERGERS


                             Between


                     CENTRAL BANCORPORATION
                     CENTRAL WASHINGTON BANK
                               and
                  NORTH CENTRAL WASHINGTON BANK


                               and


                     INTERWEST BANCORP, INC.
                               and
                     INTERWEST SAVINGS BANK




                   Dated as of January 10, 1996

                          TABLE OF CONTENTS

                                                             Page

ARTICLE I.  MERGERS. . . . . . . . . . . . . . . . . . . .   A-10
1.1. THE CORPORATE MERGER. . . . . . . . . . . . . . . . .   A-10
1.2. THE BANK MERGERS. . . . . . . . . . . . . . . . . . .   A-11
1.3. EFFECTIVE DATE. . . . . . . . . . . . . . . . . . . .   A-12

ARTICLE II.  CONSIDERATION . . . . . . . . . . . . . . . .   A-12
2.1  CORPORATE MERGER CONSIDERATION. . . . . . . . . . . .   A-12
2.2. STOCKHOLDER RIGHTS; STOCK TRANSFERS . . . . . . . . .   A-12
2.3. FRACTIONAL SHARES . . . . . . . . . . . . . . . . . .   A-12
2.4. EXCHANGE PROCEDURES . . . . . . . . . . . . . . . . .   A-12
2.5. ANTI-DILUTION PROVISIONS. . . . . . . . . . . . . . .   A-13
2.6. EXCEPTION SHARES. . . . . . . . . . . . . . . . . . .   A-13
2.7. RESERVATION OF RIGHT TO REVISE TRANSACTION. . . . . .   A-13
2.8. OPTIONS . . . . . . . . . . . . . . . . . . . . . . .   A-13

ARTICLE III.  ACTIONS PENDING CONSUMMATION . . . . . . . .   A-13
3.1. CAPITAL STOCK . . . . . . . . . . . . . . . . . . . .   A-13
3.2. DIVIDENDS, ETC. . . . . . . . . . . . . . . . . . . .   A-14
3.3. INDEBTEDNESS; LIABILITIES; ETC. . . . . . . . . . . .   A-14
3.4. LINE OF BUSINESS; OPERATING PROCEDURES; ETC.. . . . .   A-14
3.5. LIENS AND ENCUMBRANCES. . . . . . . . . . . . . . . .   A-14
3.6. COMPENSATION; EMPLOYMENT AGREEMENTS; ETC. . . . . . .   A-14
3.7. BENEFIT PLANS . . . . . . . . . . . . . . . . . . . .   A-14
3.8. CONTINUANCE OF BUSINESS . . . . . . . . . . . . . . .   A-14
3.9. AMENDMENTS. . . . . . . . . . . . . . . . . . . . . .   A-14
3.10.     CLAIMS . . . . . . . . . . . . . . . . . . . . .   A-14
3.11.     CONTRACTS. . . . . . . . . . . . . . . . . . . .   A-14
3.12.     LOANS. . . . . . . . . . . . . . . . . . . . . .   A-15

ARTICLE IV.  REPRESENTATIONS AND WARRANTIES. . . . . . . .   A-15
4.1. THE COMPANY AND THE BANKS REPRESENTATIONS AND
     WARRANTIES. . . . . . . . . . . . . . . . . . . . . .   A-15
4.2. INTERWEST AND INTERWEST SAVINGS REPRESENTATIONS AND
     WARRANTIES. . . . . . . . . . . . . . . . . . . . . .   A-22

ARTICLE V.  COVENANTS. . . . . . . . . . . . . . . . . . .   A-24
5.1. BEST EFFORTS. . . . . . . . . . . . . . . . . . . . .   A-24
5.2. THE PROXY . . . . . . . . . . . . . . . . . . . . . .   A-25
5.3. REGISTRATION STATEMENT COMPLIANCE WITH SECURITIES LAWS
A-25
5.4. REGISTRATION STATEMENT EFFECTIVENESS. . . . . . . . .   A-25
5.5. PRESS RELEASES. . . . . . . . . . . . . . . . . . . .   A-25
5.6. ACCESS; INFORMATION . . . . . . . . . . . . . . . . .   A-25
5.7. ACQUISITION PROPOSALS . . . . . . . . . . . . . . . .   A-26
5.8. REGISTRATION STATEMENT PREPARATION; REGULATORY
     APPLICATIONS PREPARATION. . . . . . . . . . . . . . .   A-26
5.9. BLUE-SKY FILINGS. . . . . . . . . . . . . . . . . . .   A-26
5.10.     AFFILIATE AGREEMENTS . . . . . . . . . . . . . .   A-26
5.11.     CERTAIN POLICIES OF THE COMPANY AND THE BANKS. .   A-26
5.12.     STATE TAKEOVER LAW . . . . . . . . . . . . . . .   A-26
5.13.     NO RIGHTS TRIGGERED. . . . . . . . . . . . . . .   A-27
5.14.     SHARES LISTED. . . . . . . . . . . . . . . . . .   A-27
5.15.     REGULATORY APPLICATIONS. . . . . . . . . . . . .   A-27
5.16.     REGULATORY DIVESTITURES. . . . . . . . . . . . .   A-27
5.17.     CURRENT INFORMATION. . . . . . . . . . . . . . .   A-27
5.18.     INDEMNIFICATION. . . . . . . . . . . . . . . . .   A-27
5.19.     INTERWEST PROXY STATEMENT; SHAREHOLDER APPROVAL.   A-28
5.20.     OTHER EMPLOYMENT AGREEMENTS. . . . . . . . . . .   A-28

ARTICLE VI.  CONDITIONS TO CONSUMMATION OF THE MERGERS . .   A-28
6.1. CONDITIONS TO EACH PARTY'S OBLIGATIONS. . . . . . . .   A-28
6.2. CONDITIONS TO OBLIGATIONS OF INTERWEST. . . . . . . .   A-29
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
6.3. CONDITIONS TO OBLIGATIONS OF COMPANY AND BANKS  . . .   A-30

ARTICLE VII.  TERMINATION. . . . . . . . . . . . . . . . .   A-30
7.1. MUTUAL CONSENT. . . . . . . . . . . . . . . . . . . .   A-30
7.2. BREACH. . . . . . . . . . . . . . . . . . . . . . . .   A-30
7.3. DELAY.. . . . . . . . . . . . . . . . . . . . . . . .   A-31
7.4. NO STOCKHOLDER APPROVAL.. . . . . . . . . . . . . . .   A-31
7.5. INTERWEST COMMON STOCK PRICE. . . . . . . . . . . . .   A-31
7.6. CONSEQUENCES OF TERMINATION.. . . . . . . . . . . . .   A-31

ARTICLE VIII.  OTHER MATTERS . . . . . . . . . . . . . . .   A-31
8.1. SURVIVAL. . . . . . . . . . . . . . . . . . . . . . .   A-31
8.2. WAIVER; AMENDMENT . . . . . . . . . . . . . . . . . .   A-31
8.3. COUNTERPARTS. . . . . . . . . . . . . . . . . . . . .   A-31
8.4. GOVERNING LAW . . . . . . . . . . . . . . . . . . . .   A-31
8.5. EXPENSES. . . . . . . . . . . . . . . . . . . . . . .   A-31
8.6. CONFIDENTIALITY . . . . . . . . . . . . . . . . . . .   A-32
8.7. NOTICES.. . . . . . . . . . . . . . . . . . . . . . .   A-32
8.8. ENTIRE UNDERSTANDING; NO THIRD PARTY BENEFICIARIES. .   A-32
8.9. BENEFIT PLANS . . . . . . . . . . . . . . . . . . . .   A-32
8.10.HEADINGS  . . . . . . . . . . . . . . . . . . . . . .   A-33

EXHIBIT A -    STOCK OPTION AGREEMENT
EXHIBIT B -    VOTING AGREEMENT
EXHIBIT C -    FORM OF AFFILIATE AGREEMENT
EXHIBIT D -    EMPLOYMENT AGREEMENT WITH GARY M. BOLYARD
EXHIBIT E -    EMPLOYMENT AGREEMENT WITH JOSEPH E. RIORDAN
EXHIBIT F -    FORM OF EMPLOYMENT AGREEMENT
EXHIBIT G -    FORM OF LEGAL OPINION OF COUNSEL TO THE COMPANY
               AND THE BANKS
EXHIBIT H -    FORM OF LEGAL OPINION OF COUNSEL TO INTERWEST
               AND INTERWEST SAVINGS

                  AGREEMENT AND PLAN OF MERGERS


     AGREEMENT AND PLAN OF MERGERS, dated as of the 10th day of January
1996 (this "Plan"), by and among CENTRAL BANCORPORATION (the "Company"), CENTRAL WASHINGTON BANK ("CWB"), NORTH CENTRAL WASHINGTON BANK ("NCWB"), INTERWEST BANCORP, INC. ("InterWest") and INTERWEST SAVINGS BANK ("InterWest Savings").

                            RECITALS

     (A) THE COMPANY. The Company is a corporation duly organized and existing in good standing under the laws of the State of Washington, with its principal executive offices located in Wenatchee, Washington. The Company is a registered bank holding company under the Bank Holding Company Act of 1956, as amended. As of the date hereof, the Company has 3,000,000 authorized shares of common stock, $1.67 par value per share ("Company Common Stock")(no other class of capital stock being authorized), of which 1,014,565 shares of Company Common Stock are issued and outstanding. As of the date hereof, the Company had 134,350 shares of Company Common Stock reserved for issuance under employee and director stock option plans pursuant to which options covering 96,836 shares of Company Common Stock are outstanding as of the date hereof.

     (B) CWB. CWB is a commercial bank duly organized and existing in good standing under the laws of the State of Washington, with its principal executive offices located in Wenatchee, Washington. As of the date hereof, CWB has 171,406 authorized shares of common stock, $10.00 par value per share ("CWB Common Stock")(no other class of capital stock being authorized), of which 154,509 shares of CWB Common Stock are issued and outstanding. All of the issued and outstanding CWB Common Stock are owned by the Company. As of September 30, 1995, CWB had capital of $12,345,000, divided into common stock of $1,545,000, surplus of $3,934,000, and undivided profits of $6,917,000, net of unrealized loss on investment securities of $51,000.

     (C) NCWB. NCWB is a commercial bank duly organized and existing in good standing under the laws of the State of Washington, with its principal executive offices located in Omak, Washington. As of the date hereof, NCWB has 1,000,000 authorized shares of common stock, no par value ("NCWB Common Stock") (no other class of capital stock being authorized), of which 10,000 shares of NCWB Common Stock are issued and outstanding. All of the issued and outstanding NCWB Common Stock are owned by the Company. As of September 30, 1995, NCWB had capital of $4,815,000, divided into common stock of $1,500,000, surplus of $2,619,000, and undivided profits of $685,000, net of unrealized gain on investment securities of $11,000.

     (D) INTERWEST. InterWest is a corporation duly organized and existing in good standing under the laws of the State of Washington, with its principal executive offices located in Oak Harbor, Washington. As of the date hereof, InterWest has 20,000,000 authorized shares of common stock, $.20 par value per share ("InterWest Common Stock") (no other class of capital stock being authorized), of which 6,398,398 shares of InterWest Common Stock were issued and outstanding as of September 30, 1995.

     (E) INTERWEST SAVINGS. InterWest Savings is a savings bank duly organized and existing under the laws of the State of Washington, with its principal executive offices located in Oak Harbor, Washington. As of the date hereof, InterWest Savings has 6,000,000 authorized shares of common stock, $.20 par value per share ("InterWest Savings Common Stock") (no other class of capital stock being authorized), of which 200 shares are issued and outstanding and owned by InterWest. As of September 30, 1995, InterWest Savings had capital of $90,141,183, divided into common stock of $200, surplus of $15,759,688 and undivided profits, including capital reserves, of $74,381,315.

     (F) STOCK OPTION AGREEMENT; VOTING AGREEMENT. Immediately after the execution and delivery of this Plan, as a condition and an inducement to InterWest's willingness to enter into this Plan, the Company and InterWest agree to enter into a Stock Option Agreement (the "Stock Option Agreement") in the form attached hereto as Exhibit A, pursuant to which the Company is granting to InterWest an option to purchase, under certain circumstances, shares of Company Common Stock. As a condition and an inducement to InterWest's and InterWest Savings' willingness to enter into this Plan, the directors and officers of CWB and NCWB (collectively, the "Banks") and the Company have entered into an agreement with InterWest and InterWest Savings in the form attached hereto as Exhibit B, pursuant to which, among other things, each such individual has agreed to vote his or her shares of Company Common Stock in favor of approval of the transactions contemplated by this Plan at the Meeting (as hereinafter defined).

     (G) RIGHTS, ETC. Except as Previously Disclosed in Schedule 4.1(C), there are no shares of capital stock of the Company or the Banks authorized and reserved for issuance, neither the Company nor either Bank has any Rights (as defined below) issued or outstanding and neither the Company nor either Bank has any commitment to authorize, issue or sell any such shares or any Rights, except pursuant to (i) this Plan or (ii) the Stock Option Agreement. The terms "Rights" means securities or obligations convertible into or exchangeable for, or giving any person any right to subscribe for or acquire, or any options, calls or commitments relating to, shares of capital stock. There are no preemptive rights in respect of the Company Common Stock.

     (H) APPROVALS. The Board of Directors of each of the Company, CWB, NCWB, InterWest and InterWest Savings has approved, at meetings of each of such Board of Directors, this Plan and, in the case of the Company and InterWest, the Stock Option Agreement and has authorized the execution hereof and thereof in counterparts.

     (I) OTHER. It is the intention of the Parties that the Mergers (as hereinafter defined) shall include the right of InterWest to acquire the assets and assume the liabilities of the subsidiaries of the Company and to assign such right to any corporation which InterWest controls. Pursuant to the foregoing and under the authority of Revenue Rulings 64-73 and 70-224, InterWest may assign its right to acquire the assets and assume the liabilities of the subsidiaries of the Company to InterWest Savings, and may also direct each such subsidiary to transfer all of its assets and liabilities to InterWest Savings on the Effective Date (as hereinafter defined), or at any time thereafter, including by means of a statutory merger.

     In consideration of their mutual promises and obligations, the Parties further agree as follows:

                           DEFINITIONS

     (A) DEFINITIONS. Capitalized terms used in this Plan have the following meanings:

     "Acquisition Transaction" means (1) a merger, consolidation or similar transaction involving InterWest or any of its significant subsidiaries, (2) the disposition, by sale, lease, exchange or otherwise, of assets or deposits of InterWest or any of its significant subsidiaries representing in either case 25% or more of the consolidated assets or deposits of InterWest and its subsidiaries, or (3) the issuance, sale or other disposition (including by way of merger, consolidation, share exchange or any similar transaction) of securities representing 25% or more of the voting power of InterWest or any of its significant subsidiaries other than the issuance of InterWest Common Stock upon the exercise of outstanding options or the conversion of outstanding convertible securities of InterWest.

     "Appraisal Laws" has the meaning assigned to such term in Section 1.1(E).

     "Asset Classification" has the meaning assigned to such term in Section 4.1(T).

     "Banks" has the meaning assigned to such term in paragraph (F) of the Recitals to this Plan.

     "Bank Financial Reports" has the meaning assigned to such term in Section 4.1(H).

     "Bank Mergers" has the meaning assigned to such term in Section 1.2(A).

     "Business Day" means any day other than a Saturday, Sunday, or a legal holiday in the State of Washington.

     "Code" has the meaning assigned to such term in Section 4.1(Q)(2).

     "Collar Price" means $20.00.

     "Company Option" has the meaning assigned to such term in Section 2.8.

     "Compensation and Benefit Plans" has the meaning assigned to such term in
Section 4.1(Q)(1).

     "Continuing Bank" has the meaning assigned to such term in Section
1.2(A).

     "Continuing Corporation" has the meaning assigned to such term in Section 1.1(A).

     "Corporate Merger" has the meaning assigned to such term in Section
1.1(A).

     "Daily Sales Price" for any trading day shall be equal to the average of the bid and ask prices per share of all market makers, as reported on Bloomberg Financial Markets, of InterWest Common Stock on the Nasdaq Stock Market reporting system.

     "Department" has the meaning assigned to such term in Section 4.1(H).

     "Derivatives Contract" means an exchange-traded or over-the- counter swap, forward, future, option, cap, floor or collar financial contract or any other contract that (1) is not included on the balance sheet of the Holding Company Financial Reports or the InterWest Financial Reports, as the case may be, and (2) is a derivative contract (including various combinations thereof).

     "Director" means the Director of the Department.

     "Dissenting Shares" means the shares of Company Common stock held by those shareholders of the Company who have timely and properly exercised their dissenters' rights in accordance with the Appraisal Laws.

     "Effective Date" has the meaning assigned to such term in Section 1.3.

     "Eligible Company Common Stock" means shares of Company Common Stock other than Exception Shares and Dissenting Shares.

     "Employment Agreement" shall mean any of Exhibits D, E and F attached hereto.

     "Environmental Law" means (1) any federal, state and local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, legal doctrine, order, judgment, decree, injunction, requirement or agreement with any governmental entity, relating to (a) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or to human health or safety, or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Material, in each case as amended and as now in effect, including the Federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, and the Federal Insecticide, Fungicide and Rodenticide Act, the Federal Occupational Safety and Health Act of 1970, each as amended and as now in effect, and (2) any common law or equitable doctrine (including injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Material.

     "ERISA" has the meaning assigned to such term in Section 4.1(Q)(2).

     "ERISA Affiliate" has the meaning assigned to such term in Section
4.1(Q)(3).

     "ERISA Plans" has the meaning assigned to such term in Section 4.1(Q)(2).

     "Exception Shares" means shares held by any of the Company's Subsidiaries or by InterWest or any of its Subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

     "Exchange Agent" has the meaning assigned to such term in Section 2.4.

     "Exchange Ratio" has the meaning assigned to such term in Section 2.1(B).

     "FDIC" means the Federal Deposit Insurance Corporation.
     "Financial Reports" has the meaning assigned to such term in Section
4.1(H).

     "Federal Reserve Board" means the Board of Governors of the Federal Reserve System.

     "GAAP" means generally accepted accounting principles consistently applied.

     "Hazardous Material" means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or quantity, including any oil or other petroleum product, toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos containing material, urea formaldehyde foam insulation, lead and polychiorinated biphenyl.

     "Holding Company Financial Reports" has the meaning assigned to such term in Section 4.1(H).

     "Indemnified Party" has the meaning assigned to such term in Section
5.18(A).

     "InterWest Option" has the meaning assigned to such term in Section 2.8.

     "InterWest Price" means the price equal to the average (rounded to the nearest penny) of each Daily Sales Price of InterWest Common Stock for the ten consecutive trading days beginning on and including the twentieth trading day immediately preceding the Effective Date, subject to any adjustment that may be required in connection with the adjustment of the Exchange Ratio pursuant to Section 2.5.

     "Loan/Fiduciary Property" means any property owned or controlled by the Company or any of its Subsidiaries or in which the Company or any of its Subsidiaries holds a security or other interest, and, where required by the context, includes any such property where the Company or any of its Subsidiaries constitutes the owner or operator of such property, but only with respect to such property.

     "Material Adverse Effect" means with respect to any Party an event, occurrence or circumstance (including (i) the making of any provisions for possible loan and lease losses, write-downs of other real estate and taxes and
(ii) any breach of a representation or warranty contained herein by such Party) that (a) has or is reasonably likely to have a material adverse effect on the financial condition, results of operations, business or prospects of such Party and its subsidiaries, taken as a whole, or (b) would materially impair such Party's ability to perform its obligations under this Plan or the Stock Option Agreement or the consummation of any of the transactions contemplated hereby or thereby.

     "Meeting" has the meaning assigned to such term in Section 5.2.

     "Mergers" has the meaning assigned to such term in Section 1.2(A).

     "Multiemployer Plans" has the meaning assigned to such term in Section 4.1(Q)(2).

     "Nasdaq" means the National Association of Securities Dealers Automated Quotations system.

     "Option" has the meaning assigned to such term in the Stock Option
Agreement.

     "Option Shares" has the meaning assigned to such term in the Stock Option Agreement.

     "Participation Facility" means any facility in which the Company or any of its Subsidiaries participates in the management and, where required by the context, includes the owner or operator of such facility.

     "Party" means a party to this Plan.

     "Pension Plan" has the meaning assigned to such term in Section
4.1(Q)(2).

     "Previously Disclosed" means information provided by a Party in a Schedule that is delivered by that Party to the other Party contemporaneously with the execution of this Plan and specifically designated as information "Previously Disclosed" pursuant to this Plan.

     "Pre-Triggering Event InterWest Price" means the price equal to the average (rounded to the nearest penny) of each Daily Sales Price of InterWest Common Stock for the ten consecutive trading days beginning on and including the twentieth trading day immediately preceding the date of the Triggering Event, subject to any adjustment that may be required in connection with the adjustment of the Exchange Ratio pursuant to Section 2.5.

     "Proxy Statement" has the meaning assigned to such term in Section 5.2.

     "Registration Statement" has the meaning assigned to such term in Section 5.2.

     "Regulatory Authorities" means federal or state governmental agencies, authorities or departments charged with the supervision or regulation of depository institutions or engaged in the insurance of deposits.

     "RCW" means the Revised Code of Washington.

     "Rights" has the meaning assigned to such term in paragraph (G) of the Recitals to this Plan.

     "Securities Act" means the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

     "SEC" means the Securities and Exchange Commission.

     "Stock Option Agreement" has the meaning assigned to such term in paragraph (F) of the Recitals to this Plan.

     "Subsidiary" with respect to any entity means each partnership or corporation, the majority of the outstanding partnership interests, capital stock or voting power of which is (or upon the exercise of all outstanding warrants, options and other rights would be) owned, directly or indirectly, at the time in question by such entity.

     "Tax Returns" has the meaning assigned to such term in Section 4.1(BB).

     "Taxes" means federal, state, local or foreign income, gross receipts, windfall profits, severance, property, production, sales, use, license, excise, franchise, employment, withholding or similar taxes imposed on the income, properties or operations of the respective Party or its Subsidiaries, together with any interest, additions, or penalties with respect thereto and any interest in respect of such additions or penalties.

     "Termination Date" has the meaning assigned to such term in Section 1.3.

     "Third Party" means a person within the meaning of Sections 3(a)(9) and 13(d)(3) of the Exchange Act, excluding (1) the Company or any Subsidiary of the Company and (2) InterWest or any Subsidiary of InterWest.

     "Total Consideration" means the dollar amount obtained by multiplying $34.00 by the aggregate number of shares of Eligible Company Common Stock issued and outstanding immediately prior to the Effective Date.

     "Triggering Event" means any one or more of the following events:

          (1) InterWest shall have authorized, recommended, publicly proposed or publicly announced an intention to authorize, recommend or propose, or entered into an agreement with any Third Party to effect an Acquisition Transaction.

          (2) Any Third Party shall have made a bona fide proposal to InterWest or its stockholders by public announcement, or by written communication that is or becomes the subject of public disclosure, to engage in an Acquisition Transaction.


          (3) Any Third Party, other than in connection with a transaction to which the Company has given its prior written consent, shall have filed an application or notice with the Federal Reserve Board, or other federal or state bank regulatory authority, for approval to engage in an Acquisition Transaction.

          (4) Any Third Party shall have commenced (as such term is defined in Rule 14d-2 under the Exchange Act) or shall have filed a registration statement under the Securities Act with respect to, a tender offer or exchange offer to purchase any shares of InterWest Common Stock such that, upon consummation of such offer, such Third Party would own or control 20% or more of the then outstanding shares of InterWest Common Stock.

     (B) GENERAL INTERPRETATION. Except as otherwise expressly provided in this Plan or unless the context clearly requires otherwise, the terms defined in this Plan include the plural as well as the singular; the words "hereof," "herein," "hereunder," "in this Plan" and other words of similar import refer to this Plan as a whole and not to any particular Article, Section or other subdivision; and references in this Plan to Articles, Sections, Schedules, and Exhibits refer to Articles and Sections of and Schedules and Exhibits to this Plan. Whenever the words "include," "includes," or "including" are used in this Plan, they shall be deemed to be followed by the words "without limitation." Unless otherwise stated, references to Subsections refer to the Subsections of the Section in which the reference appears. All pronouns used in this Plan include the masculine, feminine and neuter gender, as the context requires. All accounting terms used in this Plan that are not expressly defined in this Plan have the respective meanings given to them in accordance with GAAP.
                       ARTICLE I.  MERGERS

     1.1. THE CORPORATE MERGER. Subject to the provisions of this Plan, on the Effective Date:

     (A) THE CONTINUING CORPORATION. In accordance with the terms of RCW Ch. 23B.11, the Company shall merge into InterWest (the "Corporate Merger"), the separate existence of the Company shall cease and InterWest (the "Continuing Corporation") shall survive, and the name of the Continuing Corporation shall be "InterWest Bancorp, Inc."

     (B) RIGHTS, ETC. Upon consummation of the Corporate Merger, the Continuing Corporation shall possess all of the rights, privileges, immunities and franchises, of a public as well as of a private nature, of each of the merging corporations; and all property, real, personal and mixed, and all debts due on whatever account, and all other choses in action, and all and every other interest, of or belonging to or due to each of the corporations so merged, shall be deemed to be vested in the Continuing Corporation without further act or deed; and the title to any real estate or any interest therein, vested in each of such corporations, shall not revert or be in any way impaired by reason of the Corporate Merger.

     (C) LIABILITIES. The Continuing Corporation shall be responsible and liable for all the liabilities, obligations and penalties of each of the corporations so merged.

     (D)  ARTICLES OF INCORPORATION; BYLAWS; DIRECTORS; OFFICERS.
The Articles of Incorporation and Bylaws of the Continuing Corporation shall be those of InterWest, as in effect immediately prior to the Corporate Merger becoming effective. The directors and officers of InterWest in office immediately prior to the Corporate Merger becoming effective shall be the directors and officers of the Continuing Corporation, together with such additional directors and officers as may otherwise be agreed to by the Parties and as may thereafter be elected, who shall hold office until such time as their successors are elected and qualified.

     (E) DISSENTING SHARES. Notwithstanding anything to the contrary herein, each Dissenting Share whose holder, as of the Effective Date of the Merger, has not effectively withdrawn or lost his dissenters' rights under RCW 23B.13 (the "Appraisal Laws") shall not be converted into or represent a right to receive InterWest Common Stock, but the holder thereof shall be entitled only to such rights as are granted by the Appraisal Laws. Each holder of Dissenting Shares who becomes entitled to payment for his Company Common Stock pursuant to the provisions of the Appraisal Laws shall receive payment therefor from InterWest (but only after the amount thereof shall have been agreed upon or finally determined pursuant to the Appraisal Laws).

     1.2. THE BANK MERGERS. Immediately following consummation of the Corporate Merger on the Effective Date or as soon thereafter as InterWest may deem appropriate:

     (A) THE CONTINUING BANK. The Banks shall be merged with and into InterWest Savings (the "Bank Mergers" and together with the Corporate Merger, the "Mergers"), the separate existence of the Banks shall cease and InterWest Savings (the "Continuing Bank") shall survive, the name of the Continuing Bank shall be "InterWest Savings Bank", and the Continuing Bank shall continue to conduct the business of a savings bank at its main office in Oak Harbor, Washington and at the legally established branches of the Banks and InterWest Savings.

     (B) RIGHTS, ETC. Upon consummation of the Bank Mergers, the Continuing Bank shall possess all the rights, privileges, immunities and franchises, of a public as well as of a private nature, of each of the Banks so merged; and all property, real personal and mixed, and all debts due on whatever account, and all other choses in action, and all and every other interest, of or belonging to or due to each of the Banks so merged, shall be taken and deemed to be transferred to and vested in the Continuing Bank without further act or deed, including appointments, designations and nominations and all other rights and interests in any fiduciary capacity; and the title to any real estate or any interest therein, vested in each of such Banks, shall not revert or be in any way impaired by reason of the Bank Mergers.

     (C) LIABILITIES, ETC. The Continuing Bank shall be responsible and liable for all the liabilities, obligations and penalties of the Banks so merged (including liabilities arising out of the operation of any trust departments). All rights of creditors and obligors and all liens on the property of each of each of the Banks and InterWest Savings shall be preserved unimpaired.

     (D) CHARTER; BYLAWS; DIRECTORS; OFFICERS. The articles of incorporation and bylaws of the Continuing Bank shall be those of InterWest Savings, as in effect immediately prior to the Bank Mergers becoming effective. The directors and officers of InterWest Savings in office immediately prior to the Bank Mergers becoming effective shall be the directors and officers of the Continuing Bank, together with such additional directors and officers as may otherwise be agreed to by the Parties and as may thereafter be elected, who shall hold office until such time as their successors are elected and qualified.
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
     (E)  OUTSTANDING STOCK OF THE CONTINUING BANK.  The shares of
InterWest Savings Common Stock issued and outstanding immediately prior to the Effective Date shall, on and after the Effective Date, remain as issued and outstanding shares of InterWest Savings Common Stock, and the holders thereof shall retain their rights therein.

     (F)  OUTSTANDING STOCK OF THE BANKS.  The Continuing
Corporation shall deliver all of the issued and outstanding shares of the Banks to the Continuing Bank for cancellation.

     1.3. EFFECTIVE DATE. Unless the Parties agree upon another date, the "Effective Date" will be the date ten (10) Business Days after the fulfillment or waiver of each condition precedent set forth in, and the granting of each approval (and expiration of any waiting period) required by, Article VI. If the Mergers are not consummated in accordance with this Plan on or prior to September 30, 1996 (the "Termination Date"), the Company or InterWest may terminate this Plan in accordance with Article VII. Prior to the Effective Date, InterWest and the Company shall execute and deliver to the Secretary of State of the State of Washington articles of merger in accordance with applicable law.

                   ARTICLE II.  CONSIDERATION
     2.1 CORPORATE MERGER CONSIDERATION. Subject to the provisions of this Plan, on the Effective Date:

     (A) OUTSTANDING INTERWEST COMMON STOCK. The shares of InterWest Common Stock issued and outstanding immediately prior to the Effective Date shall, on and after the Effective Date, remain as issued and outstanding shares of InterWest Common Stock.

     (B)  OUTSTANDING COMPANY COMMON STOCK.  Each share of Eligible
Company Common Stock issued and outstanding immediately prior to the Effective Date shall, by virtue of the Corporate Merger, automatically and without any action on the part of the holder thereof, become and be converted into the right to receive 1.7 shares of InterWest Common Stock (as subject to adjustment pursuant to this paragraph, the "Exchange Ratio"); provided, however, that (1) in the event that the InterWest Price is greater than the Collar Price and no Triggering Event has occurred, then each share of Eligible Company Common Stock issued and outstanding immediately prior to the Effective Date shall become and be converted into the right to receive the greater of:
(i) 1.41 shares of InterWest Common Stock or (ii) that number of shares of InterWest Common Stock obtained by dividing the Total Consideration by the InterWest Price, and by further dividing the quotient so reached by the aggregate number of all shares of Eligible Company Common Stock issued and outstanding immediately prior to the Effective Date and (2) in the event that the InterWest Price is greater than the Collar Price and a Triggering Event has occurred, then each share of Eligible Company Common Stock issued and outstanding immediately prior to the Effective Date shall become and be converted into the right to receive the greater of: (i) 1.41 shares of InterWest Common Stock or (ii) that number of shares of InterWest Common Stock obtained by dividing the Total Consideration by the Pre-Triggering Event InterWest Price, and by further dividing the quotient so reached by the aggregate number of all shares of Eligible Company Common Stock issued and outstanding immediately prior to the Effective Date.

     2.2. STOCKHOLDER RIGHTS; STOCK TRANSFERS. On the Effective Date, holders of Company Common Stock shall cease to be, and shall have no rights as, stockholders of the Company, other than to receive the consideration provided under this Article II. After the Effective Date, there shall be no transfers on the stock transfer books of the Company or the Continuing Corporation of the shares of Company Common Stock which were issued and outstanding immediately prior to the Effective Date.

     2.3. FRACTIONAL SHARES. Notwithstanding any other provision hereof, no fractional shares of InterWest Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Corporate Merger; instead, InterWest shall pay to each holder of Company Common Stock who would otherwise be entitled to a fractional share an amount in cash determined by multiplying such fraction by the InterWest Price.

     2.4. EXCHANGE PROCEDURES. As promptly as practicable after the Effective Date, InterWest shall send or cause to be sent to each former stockholder of the Company of record immediately prior to the
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Effective Date transmittal materials for use in exchanging such stockholder's certificates for Company Common Stock for the consideration set forth in this
Article II. The certificates representing the shares of InterWest Common Stock into which shares of such stockholder's Company Common Stock are converted on the Effective Date, any fractional share checks which such stockholder shall be entitled to receive, and any dividends paid on such shares of InterWest Common Stock for which the record date for determination of stockholders entitled to such dividends is on or after the Effective Date, will be delivered to such stockholder only upon delivery to InterWest Savings (the "Exchange Agent") of the certificates representing all of such shares of Company Common Stock (or indemnity satisfactory to InterWest and the Exchange Agent, in their judgment, if any of such certificates are lost, stolen or destroyed). No interest will be paid on any such fractional share checks or dividends to which the holder of such shares shall be entitled to receive upon such delivery. Certificates surrendered for exchange by any person constituting an "affiliate" of the Company for purposes of Rule 145 of the Securities Act shall not be exchanged for certificates representing InterWest Common Stock until InterWest has received a written agreement from such person as specified in Section 5.10.

     2.5. ANTI-DILUTION PROVISIONS. In the event InterWest changes the number of shares of InterWest Common Stock issued and outstanding prior to the Effective Date as a result of a stock split, stock dividend, recapitalization or similar transaction with respect to the outstanding InterWest Common Stock and the record date therefor shall be prior to the Effective Date, the Exchange Ratio shall be proportionately adjusted.

     2.6. EXCEPTION SHARES. Each of the Exception Shares of Company Common Stock shall be canceled and retired at the effectiveness of the Corporate Merger and no consideration shall be issued in exchange therefor.

     2.7. RESERVATION OF RIGHT TO REVISE TRANSACTION. InterWest may at any time change the method of effecting the acquisition of the Company and the Banks by InterWest (including the provisions of this Article II) if and to the extent it deems such change to be desirable; provided, however, that no such change shall (i) alter or change the amount or kind of consideration to be issued to holders of Company Common Stock as provided for in this Plan or (ii) adversely affect the tax treatment to the Company stockholders as a result of receiving such consideration.

     2.8. OPTIONS. On the Effective Date, by virtue of the Corporate Merger, and without any action on the part of any holder of an option, each option granted by the Company to purchase shares of Company Common Stock ("Company Option") that is then outstanding and unexercised shall be converted into and become an option to purchase InterWest Common Stock ("InterWest Option") on the same terms and conditions as are in effect with respect to the Company Option immediately prior to the Effective Date, except that (i) each such InterWest Option may be exercised solely for shares of InterWest Common Stock,
(ii) the number of shares of InterWest Common Stock subject to such InterWest Option shall be equal to the number of shares of Company Common Stock subject to such Option immediately prior to the Effective Date multiplied by the Exchange Ratio, the product being rounded, if necessary, up or down to the nearest whole share, and (iii) the per share exercise price under each such InterWest Option shall be adjusted by dividing the per share exercise price of the Company Option by the Exchange Ratio, and rounding up to the nearest cent. The number of shares of Company Common Stock which are issuable upon exercise of Options as of the date hereof are Previously Disclosed in Schedule 2.8. Following the Effective Date, InterWest shall use its best efforts to prepare and file with the SEC a registration statement on Form S-8 covering shares of InterWest Common Stock to be issued upon the exercise of stock options assumed by InterWest pursuant to this Section 2.8.

           ARTICLE III.  ACTIONS PENDING CONSUMMATION

     Without the prior written consent of InterWest, each of the Company and the Banks shall conduct its and each of its Subsidiaries' business in the ordinary and usual course consistent with past practice and shall use its best efforts to maintain and preserve its and each of its Subsidiaries' business organization, employees and advantageous business relationships and retain the services of its and each of its Subsidiaries' officers and key employees identified by InterWest Savings, and each of the Company and the Banks will not, and will cause each of its Subsidiaries not to, agree to:

     3.1. CAPITAL STOCK. Except for or as otherwise permitted in or expressly contemplated by this Plan or the Stock Option Agreement or as Previously Disclosed in Schedule 4.1(C), issue, sell or otherwise
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permit to become outstanding any additional shares of capital stock of the
Company, the Banks or any of their Subsidiaries, or any Rights with respect thereto, or enter into any agreement with respect to the foregoing, or permit any additional shares of Company Common Stock to become subject to grants of employee stock options, stock appreciation rights or similar stock- based employee compensation rights.

     3.2. DIVIDENDS, ETC. Make, declare or pay any dividend on or in respect of (other than a $.40 per share dividend declared on Company Common Stock on January 10, 1996 and an additional $.40 per share dividend to be declared on July 10, 1996 if the Corporate Merger has not been completed by such date), or declare or make any distribution on, or directly or indirectly combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock or, other than as permitted in or contemplated by this Plan or the Stock Option Agreement, authorize the creation or issuance of, or issue, any additional shares of its capital stock or any Rights with respect thereto.

     3.3. INDEBTEDNESS; LIABILITIES; ETC. Other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the obligations of any other individual corporation or other entity.

     3.4. LINE OF BUSINESS; OPERATING PROCEDURES; ETC. Except as may be directed by any regulatory agency, (i) change its lending, investment, liability management or other material banking policies in any material respect, except such changes as are in accordance and in an effort to comply with Section 5.11, or (ii) commit to incur any further capital expenditures beyond those Previously Disclosed in Schedule 3.4 other than in the ordinary course of business and not exceeding $30,000 individually or $100,000 in the aggregate.

     3.5. LIENS AND ENCUMBRANCES. Impose, or suffer the imposition, on any shares of stock of any of its Subsidiaries, any lien, charge or encumbrance, or permit any such lien, charge or encumbrance to exist, except for an existing lien that encumbers CWB Common Stock and secures a loan to the Company from Key Bank of Washington.

     3.6. COMPENSATION; EMPLOYMENT AGREEMENTS; ETC.  Except as
Previously Disclosed in Schedule 3.6, enter into or amend any employment, severance or similar agreement or arrangement with any of its directors, officers or employees, or grant any salary or wage increase, amend the terms of any Company Option (except for an amendment to extend the period of exercisability of any stock option held by a nonemployee director of the Company for up to four years following the Effective Date) or increase any employee benefit (including incentive or bonus payments), except normal individual increases in regular compensation to employees in the ordinary course of business consistent with past practice.

     3.7. BENEFIT PLANS. Except as Previously Disclosed in Schedule 3.7, enter into or modify (except as may be required by applicable law) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees, including taking any action that accelerates the vesting or exercise of any benefits payable thereunder.

     3.8. CONTINUANCE OF BUSINESS. Dispose of or discontinue any portion of its assets, business or properties, that is material to the Company and its Subsidiaries taken as a whole, or merge or consolidate with, or acquire all or any portion of, the business or property of any other entity that is material to the Company and its Subsidiaries taken as a whole (except foreclosures or acquisitions by the Banks in their fiduciary capacity, in each case in the ordinary course of business consistent with past practice).

     3.9. AMENDMENTS.  Amend its Articles of Incorporation or Bylaws.

    3.10. CLAIMS. Settle any claim, litigation, action or proceeding involving any liability for material money damages or restrictions upon the operations of the Company or any of its Subsidiaries.

    3.11. CONTRACTS. Except as previously disclosed on Schedule 3.11, enter into, renew, terminate or make any change in any material contract, agreement or lease, except in the ordinary course of business
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consistent with past practice with respect to contracts, agreements and leases that are terminable by it without penalty on no more than 60 days prior written notice.

    3.12. LOANS. Extend credit other than in accordance with existing lending policies, except that the Banks shall not, without the prior written consent of InterWest, make any new loan or modify, restructure or renew any existing nonperforming loan to any borrower if the amount of the resulting loan, when aggregated with all other loans or extensions of credit to such person or entity (or which would be required to be aggregated for loans to one borrower limitations) would be in excess of $250,000 for any new customer or $750,000 to any customer as of the date of this Plan.

           ARTICLE IV.  REPRESENTATIONS AND WARRANTIES

     4.1. THE COMPANY AND THE BANKS REPRESENTATIONS AND WARRANTIES.
Each of the Company and the Banks hereby represents and warrants to InterWest and InterWest Savings as follows:

     (A) RECITALS. The facts set forth in the Recitals of this Plan with respect to the Company and its Subsidiaries are true and correct.

     (B) ORGANIZATION, STANDING AND AUTHORITY. Each of the Company and its Subsidiaries is duly qualified to do business and is in good standing in the States of the United States and foreign jurisdictions where the failure to be duly qualified, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it. Each of the Company and its Subsidiaries has in effect all federal state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted, the absence of which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it.

     (C) SHARES. The outstanding shares of the Company and its Subsidiaries' capital stock are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights. Except as Previously Disclosed in Schedule 4.1(C), there are no shares of capital stock or other equity securities of the Company or its Subsidiaries outstanding and no outstanding Rights with respect thereto (except as provided under the Stock Option Agreement).

     (D)  THE COMPANY SUBSIDIARIES.  The Company has Previously Disclosed in
Schedule 4.1(D) a list of all of its Subsidiaries. Each of its Subsidiaries that is a bank is an "insured depository institution" as defined in the Federal Deposit Insurance Act, as amended, and applicable regulations thereunder. No equity securities of any of its Subsidiaries are or may become required to be issued (other than to the Company or one of its Subsidiaries) by reason of any Rights with respect thereto. There are no contracts, commitments, understandings or arrangements by which any of its Subsidiaries is or may be bound to sell or otherwise issue any shares of such Subsidiary's capital stock, and there are no contracts, commitments, understandings or arrangements relating to the rights of the Company or its Subsidiaries, as applicable, to vote or to dispose of such shares. All of the shares of capital stock of each of its Subsidiaries held by the Company or one of its Subsidiaries are fully paid and nonassessable and are owned by the Company or one of its Subsidiaries free and clear of any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance (except for the lien that encumbers CWB Common Stock and secures a loan to the Company from Key Bank of Washington). Each of its Subsidiaries is in good standing under the laws of the jurisdiction in which it is incorporated or organized, and is duly qualified to do business and in good standing in the jurisdictions where the failure to be duly qualified is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on it. Except as Previously Disclosed in Schedule 4.1(D), it does not own beneficially, directly or indirectly, any shares of any equity securities or similar interests of any corporation, bank, partnership, joint venture, business trust, association or other organization. In the case of representations by the Company, the deposits of its Subsidiaries that are banks are insured by the Bank Insurance Fund of the FDIC.

     (E) CORPORATE POWER. Each of the Company and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its material properties and assets.
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     (F)  CORPORATE AUTHORITY.  Subject to any necessary receipt of approval by its stockholders referred to in Section 6.1, this Plan and the Stock Option Agreement have been authorized by all necessary corporate action of the Company and each of its Subsidiaries that is a Party, and each such agreement is a valid and binding agreement of the Company and such Subsidiaries, enforceable against the Company and such Subsidiaries in accordance with its terms, subject to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

     (G) NO DEFAULTS. Subject to the approval by its shareholders referred to in Section 6.1, the required regulatory approvals referred to in Section 6.1, and the required filings under federal and state securities laws, and except as Previously Disclosed in Schedule 4.1(G), the execution, delivery and performance of this Plan and the Stock Option Agreement, and the consummation by the Company and each of its Subsidiaries that is a Party of the transactions contemplated hereby and thereby, does not and will not (i) constitute a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of the Company or of any of its Subsidiaries or to which the Company or any of its Subsidiaries or its or their properties is subject or bound, which breach, violation or default is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on it, (ii) constitute a breach or violation of, or a default under, the Articles of Incorporation, Charter or Bylaws of its or any of its Subsidiaries, or (iii) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the consent or approval of any other party to any such agreement, indenture or instrument, other than any such consent or approval that, if not obtained, would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on it.

     (H) FINANCIAL REPORTS. Except as Previously Disclosed in Schedule 4.1(H), (i) as to the Company, its Annual Report on Form 10-K for the fiscal year ended December 31, 1994, and all other documents filed or to be filed subsequent to December 31, 1994 under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, in the form filed with the SEC (in each such case, the "Holding Company Financial Reports"), and (ii) as to each of the Company's
Subsidiaries that is a bank, its call report for the fiscal year ended December 31, 1994, and all other financial reports filed or to be filed subsequent to December 31, 1994, in the form filed with the FDIC and the Department of Financial Institutions of the State of Washington ("Department") (in each case, the "Bank Financial Reports" and together with the Holding Company Financial Reports, the "Financial Reports") did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets in or incorporated by reference into the Financial Reports (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which it relates as of its date, and each of the statements of income and changes in stockholders' equity and cash flows or equivalent statements in the Bank Financial Reports (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in stockholders' equity and cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein, in each case in accordance with GAAP during the periods involved, except in each case as may be noted therein, subject to normal and recurring year-end audit adjustments in the case of unaudited statements.

     (I)  ABSENCE OF UNDISCLOSED LIABILITIES.  Neither the Company nor any
of its Subsidiaries has any obligation or liability (contingent or otherwise) that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it, except (i) as reflected in its Holding Company Financial Reports prior to the date of this Plan and (ii) for commitments and obligations made, or liabilities incurred, in the ordinary course of business
consistent with past practice since December 31, 1994.   Since December 31,
1994, neither the Company nor any of its Subsidiaries has incurred or paid any obligation or liability (including any obligation or liability incurred in connection with any acquisitions in which any form of direct financial assistance of the federal government or any agency thereof has been provided to any Subsidiary) which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it.

     (J) NO EVENTS. Except as Previously Disclosed on Schedule 4.1(J), since December 31, 1994, no event has occurred that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it.
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     (K)  PROPERTIES.  Except as reserved against in its Holding Company
Financial Reports, the Company and each of its Subsidiaries have good and marketable title, free and clear of all liens, encumbrances, charges, defaults, or equities of any character, to all of the properties and assets, tangible and intangible, reflected in its Holding Company Financial Reports as being owned by the Company or its Subsidiaries as of the dates thereof other than those that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on it, except those sold or otherwise disposed of in the ordinary course of business. All buildings and all material fixtures, equipment, and other property and assets that are held under leases or subleases by the Company or any of its Subsidiaries are held under valid leases or subleases enforceable in accordance with their respective terms, other than any such exceptions to validity or enforceability that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on it.

     (L)  LITIGATION; REGULATORY ACTION.  Except as Previously Disclosed in
Schedule 4.1(L), no litigation, proceeding or controversy before any court or governmental agency is pending that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on the Company or any of its Subsidiaries or that alleges claims under any fair lending law or other law relating to discrimination, including the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act and the Home Mortgage Disclosure Act, and, to the best of its knowledge, no such litigation, proceeding or controversy has been threatened; and except as Previously Disclosed in Schedule 4.1(L), neither the Company nor any of its Subsidiaries or any of its or their material properties or their officers, directors or controlling persons is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, any Regulatory Authority, and neither the Company nor any of its Subsidiaries has been advised by any of such Regulatory Authorities that such authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum or understanding, commitment letter or similar submission.


     (M) COMPLIANCE WITH LAWS. Except as Previously Disclosed in Schedule 4.1(M), each of the Company and its Subsidiaries:

(1) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Regulatory Authorities that are required in order to permit it to own its businesses presently conducted and that are material to the business of it and its Subsidiaries taken as a whole; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to its best knowledge, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current;

(2) has received no notification or communication from any Regulatory Authority or the staff thereof (i) asserting that the Company or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Regulatory Authority enforces, which, as a result of such noncompliance in any such instance, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on the Company or its Subsidiaries, (ii) threatening to revoke any license, franchise, permit or governmental authorization, which revocation, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on the Company or its Subsidiaries, or (iii) requiring any of the Company or its Subsidiaries (or any of its or their officers, directors or controlling persons) to enter into a cease and desist order, agreement or memorandum of understanding (or requiring the board of directors thereof to adopt any resolution or policy);

(3) is not required to give prior notice to any federal banking or thrift agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive; and

(4) is in compliance in all material respects with all fair lending laws or other laws relating to discrimination, including the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act and the Home Mortgage Disclosure Act.
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     (N)  MATERIAL CONTRACTS.  Except as Previously Disclosed in Schedule
4.1(N), none of the Company or its Subsidiaries, nor any of its respective assets, businesses or operations, is a party to, or is bound or affected by, or receives benefits under, any contract or agreement or amendment thereto that in each case would be required to be filed as an exhibit to a Form 10-K filed by the Company that has not been filed as an exhibit to the Company's Form 10-K filed for the fiscal year ended December 31, 1994. Neither the Company nor any of its Subsidiaries is in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its respective assets, business or operations may be bound or affected, or under which it or any of its respective assets, business or operations receives benefits, which default, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on the Company or its Subsidiaries, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. Except as Previously Disclosed in Schedule 4.1(N), neither the Company nor any of its Subsidiaries is subject to or bound by any contract containing covenants which limit the ability of the Company or any of its Subsidiaries to compete in any line of business or with any person or which involve any restriction of geographical area in which, or method by which, the Company or any of its Subsidiaries may carry on its business (other than as may be required by law or any applicable Regulatory Authority).

     (O) REPORTS. Since January 1, 1991, each of the Company and its Subsidiaries has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the FDIC, (ii) the Department, (iii) the Federal Home Loan Bank and the Federal Home Loan Bank System, and (iv) any other applicable Regulatory Authorities. As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Plan with respect to reports and documents filed before the date of this Plan), each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied in all material respects with all of the statutes, rules and regulations enforced or promulgated by the Regulatory Authority with which they were filed and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     (P) NO BROKERS. All negotiations relative to this Plan and the transactions contemplated hereby have been carried on by it directly with the other Parties and no action has been taken by it that would give rise to any valid claim against any Party for a brokerage commission, finder's fee or other like payment (except for a fee to be paid by the Company to Columbia Financial Advisors, Inc.).

     (Q)  EMPLOYEE BENEFIT PLANS.

(1) Schedule 4.1(Q)(1) contains a complete list of all bonus, deferred compensation, pension, retirement, profit-sharing, thrift savings, employee stock ownership, stock bonus, stock purchase restricted stock and stock option plans, all employment or severance contracts, all medical, dental, health and life insurance plans, all other employee benefit plans, contracts or arrangements and any applicable "change of control" or similar provisions in any plan, contract or arrangement maintained or contributed to by the Company or any of its Subsidiaries for the benefit of employees, former employees, directors, former directors or their beneficiaries (the "Compensation and Benefit Plans"). True and complete copies of all Compensation and Benefit Plans of the Company and its Subsidiaries, including any trust instruments and/or insurance contracts, if any, forming a part thereof, and all amendments thereto, have been supplied to the other Parties.

(2) All "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), other than "multiemployer plans" within the meaning of Section 3(37) of ERISA ("Multiemployer Plans"), covering employees or former employees of the Company and its Subsidiaries (the "ERISA Plans"), to the extent subject to ERISA, are in substantial compliance with ERISA. Except as Previously Disclosed in
Schedule 4.1(Q)(2), each ERISA Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Pension Plan") and which is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986 (as amended, the "Code") has received a favorable determination letter from the Internal Revenue Service, and it is not aware of any circumstances reasonably likely to result in the revocation or
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denial of any such favorable determination letter or the inability to receive such a favorable determination letter. There is no material pending or, to its knowledge, threatened litigation relating to the ERISA Plans. Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any ERISA Plan that could subject the Company or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material.

(3) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Company or any of its Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with the Company under Section 4001(a)(15) of ERISA or Section 414 of the Code (an "ERISA Affiliate"). Neither the Company nor any of its Subsidiaries presently contributes to a Multiemployer Plan, nor have they contributed to such a plan within the past five calendar years. No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the past 12-month period.

(4) All contributions required to be made under the terms of any ERISA Plan have been timely made. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. Neither the Company nor any of its Subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

(5) Under each Pension Plan which is a single-employer plan, as of the last day of the most recent plan year, the actuarially determined present value of all "benefit liabilities," within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the plan's most recent actuarial valuation) did not exceed the then current value of the assets of such plan, and there has been no material change in the financial condition of such plan since the last day of the most recent plan year.

(6) Neither the Company nor any of its Subsidiaries has any obligations for retiree health and life benefits under any plan, except as set forth in
Schedule 4.1(Q)(6). There are no restrictions on the rights of the Company or any of its Subsidiaries to amend or terminate any such plan without incurring any liability thereunder.

(7) Except as Previously Disclosed in Schedule 4.1(Q)(7), neither the execution and delivery of this Plan nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of the Company or any of its Subsidiaries under any Compensation and Benefit Plan or otherwise from the Company or any of its Subsidiaries, (ii) increase any benefits otherwise payable under any Compensation and Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

     (R) NO KNOWLEDGE. The Company and its Subsidiaries know of no reason why the regulatory approvals referred to in Section 6.2 should not be obtained.

     (S) LABOR AGREEMENTS. Neither the Company nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is the Company or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it or such Subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries, pending or, to the best of its knowledge, threatened, nor is it aware of any activity involving its or any of the
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Subsidiaries' employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

     (T) ASSET CLASSIFICATION. The Company and its Subsidiaries have Previously Disclosed in Schedule 4.1(T) a list, accurate and complete in all material respects, of the aggregate amounts of loans, extensions of credit or other assets of the Company and its Subsidiaries that have been classified by it as of December 31, 1995 (the "Asset Classification"); and no amounts of loans, extensions of credit or other assets that have been classified as of December 31, 1995 by any regulatory examiner as "Other Loans Specially Mentioned," "Substandard," "Doubtful" "Loss," or words of similar import are excluded from the amounts disclosed in the Asset Classification, other than amounts of loans, extensions of credit or other assets that were charged off by the Company or any Subsidiary prior to December 31, 1995.

     (U) ALLOWANCE FOR POSSIBLE LOAN LOSSES. The allowance for possible loan losses shown on the consolidated balance sheets in the December 31, 1994 Holding Company Financial Reports of the Company was, and the allowance for possible loan losses to be shown on subsequent Holding Company Financial Reports of the Company will be, adequate in the opinion of the Board of Directors of the Company to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including accrued interest receivable) as of the date thereof.

     (V) INSURANCE. Each of the Company and its Subsidiaries has taken all requisite action (including the making of claims and the giving of notices) pursuant to its directors' and officers' liability insurance policy or policies in order to preserve all rights thereunder with respect to all matters that are known to the Company, except for such matters which, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on the Company or its Subsidiaries. Set forth in Schedule 4.1(V) is a list of all insurance policies maintained by or for the benefit of the Company or its Subsidiaries or their respective directors, officers, employees or agents.

     (W) AFFILIATES. Except as Previously Disclosed in Schedule 4.1(W), to the best of the Company's knowledge, there is no person who, as of the date of this Plan, may be deemed to be an "affiliate" of the Company as that term is used in Rule 145 under the Securities Act.

     (X)  STATE TAKEOVER LAWS; ARTICLES OF INCORPORATION.  The
Company and its Subsidiaries have taken all necessary action to exempt this Plan and the Stock Option Agreement and the transactions contemplated hereby and thereby from, and this Plan and the Stock Option Agreement and the transactions contemplated hereby and thereby are exempt from (i) any applicable state takeover laws, including, but not limited to, RCW Ch. 23B.19, and (ii) any takeover-related provisions of the Company's and its Subsidiaries' Articles of Incorporation.

     (Y) NO FURTHER ACTION. The Company and its Subsidiaries have taken all action so that the entering into of this Plan and the Stock Option Agreement, and the consummation of the transactions contemplated hereby and thereby (including the Mergers and the exercise of the Option) or any other action or combination of actions, or any other transactions, contemplated hereby or thereby do not and will not (i) require a vote of shareholders (other than as set forth in Section 6.1), or (ii) result in the grant of any rights to any person under the Articles of Incorporation, Charter or Bylaws of the Company or any of its Subsidiaries or under any agreement to which the Company or any such Subsidiaries is a party, or (iii) restrict or impair in any way the ability of the other Parties to exercise the rights granted hereunder or under the Stock Option Agreement.

     (Z)  ENVIRONMENTAL MATTERS.

(1) To the Company's knowledge, it and each of its Subsidiaries, the Participation Facilities and the Loan/Fiduciary Properties are, and have been, in compliance with all Environmental Laws, except for instances of noncompliance which are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Company or its Subsidiaries.

(2) There is no proceeding pending or, to the Company's knowledge, threatened before any court, governmental agency or board or other forum in which the Company or any
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of its Subsidiaries or any Participation Facility has been, or with respect to threatened proceedings, reasonably would be expected to be, named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release or threatened release into the environment of any Hazardous Material, whether or not occurring at or on a site owned, leased or operated by the Company or any of its Subsidiaries or any Participation Facility, except for such proceedings pending or threatened that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Company or its Subsidiaries or have been Previously Disclosed in Schedule 4.1(Z)(2).

(3) There is no proceeding pending or, to the Company's knowledge, threatened before any court, governmental agency or board or other forum in which any Loan/Fiduciary Property (or the Company or any of its Subsidiaries in respect of any Loan/Fiduciary Property) has been, or with respect to threatened proceedings, reasonably would be expected to be, named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release or threatened release into the environment of any Hazardous Material, whether or not occurring at or on a Loan/Fiduciary Property, except for such proceedings pending or threatened that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Company or have been Previously Disclosed in Schedule 4.1(Z)(3).

(4) To the Company's knowledge, there is no reasonable basis for any proceeding of a type described in subparagraphs (2) or (3) of this paragraph
(Z), except as has been Previously Disclosed in Schedule 4.1(Z)(4).

(5) To the Company's knowledge, during the period of (i) ownership or operation by the Company or any of its Subsidiaries of any of their respective current properties, (ii) participation in the management of any Participation Facility by the Company or any of its Subsidiaries, or (iii) holding of a security or other interest in a Loan/Fiduciary Property by the Company or any of its Subsidiaries, there have been no releases of Hazardous Material in, on, under or affecting any such property, Participation Facility or Loan/Fiduciary Property, except for such releases that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Company or its Subsidiaries or have been Previously Disclosed in Schedule 4.1(Z)(5).

(6) To the Company's knowledge, prior to the period of (i) ownership or operation by the Company or any of its Subsidiaries of any of their respective current properties, (ii) participation in the management of any Participation Facility by the Company or any of its Subsidiaries, or (iii) holding of a security or other interest in a Loan/Fiduciary Property by the Company or any of its Subsidiaries, there were no releases of Hazardous Material in, on, under or affecting any such property, Participation Facility or Loan/Fiduciary Property, except for such releases that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Company or its Subsidiaries or have been Previously Disclosed in Schedule 4.1(Z)(6).

     (AA) OPTION SHARES. The Option Shares, when issued upon exercise of the Option, will be validly issued, fully paid and nonassessable and subject to no preemptive rights.

     (BB) TAX REPORTS.  Except as Previously Disclosed in Schedule 4.1(BB),
(i) all reports and returns with respect to Taxes that are required to be filed by or with respect to the Company or its Subsidiaries, including consolidated federal income tax returns of the Company and its Subsidiaries (collectively, the "Tax Returns"), have been duly filed, or requests for extensions have been timely filed and have not expired, for periods ended on or prior to the most recent fiscal year-end, except to the extent all such failures to file, taken together, are not reasonably likely to have a Material Adverse Effect on the Company or its Subsidiaries, and such Tax Returns were true, complete and accurate in all material respects, (ii) all Taxes shown to be due on the Tax Returns have been paid in full, (iii) the Tax Returns have been examined by the Internal Revenue Service or the appropriate state, local or foreign taxing authority or the period for assessment of the Taxes in respect of
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which such Tax Returns were required to be filed has expired, (iv) all Taxes due with respect to completed and settled examinations have been paid in full,
(v) no issues have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns which are reasonably likely, individually or in the aggregate, to result in a determination that would have a Material Adverse Effect on the Company or its Subsidiaries, except as reserved against in the Holding Company Financial Reports of the Company, and
(vi) no waivers of statutes of limitations (excluding such statutes that relate to years under examination by the Internal Revenue Service) have been given by or requested with respect to any Taxes of the Company or its Subsidiaries.

     (CC) ACCURACY OF INFORMATION. The statements with respect to the Company and its Subsidiaries contained in this Plan, the Stock Option Agreement, the Schedules and any other written documents executed and delivered by or on behalf of the Company or any other Party pursuant to the terms of or relating to this Plan are true and correct in all material respects, and such statements and documents do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

     (EE) DERIVATIVES CONTRACTS. None of the Company or its Subsidiaries is a party to or has agreed to enter into a Derivatives Contract or owns securities that are referred to as "structured notes" except for those Derivatives Contracts and structured notes Previously Disclosed in Schedule 4.1(EE).
Schedule 4.1(EE) includes a list of any assets of the Company or its Subsidiaries that are pledged as security for each such Derivatives Contract.


     (FF) ACCOUNTING CONTROLS. Each of the Company and its Subsidiaries has devised and maintained systems of internal accounting controls sufficient to provide reasonable assurances that (i) all material transactions are executed in accordance with management's general or specific authorization, (ii) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP, and to maintain proper accountability for items, (iii) access to the material property and assets of the Company and its Subsidiaries is permitted only in accordance with management's general or specific authorization, and (iv) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

     (GG) COMMITMENTS AND CONTRACTS. Neither the Company nor any of its Subsidiaries is a party or subject to any of the following (whether written or oral, express or implied):

(1) except as Previously Disclosed in Schedule 4.1(GG), any employment contract or understanding (including any understandings or obligations with respect to severance or termination pay liabilities or fringe benefits) with any present or former officer, director or employee (other than those which are terminable at will by the Company or any such Subsidiary without any obligation on the part of the Company or any such Subsidiary to make any payment in connection with such termination);

(2) except as Previously Disclosed in Schedule 4.1(GG), any real or personal property lease with annual rental payments aggregating $10,000 or more; or

(3) except as Previously Disclosed in Schedule 4.1(GG), any material contract with any affiliate.

     4.2. INTERWEST AND INTERWEST SAVINGS REPRESENTATIONS AND
WARRANTIES. Each of InterWest and InterWest Savings hereby represents and warrants to the Company and the Banks as follows:

     (A) RECITALS. The facts set forth in the Recitals of this Plan with respect to InterWest and InterWest Savings are true and correct.

     (B) ORGANIZATION, STANDING AND AUTHORITY. Each of InterWest and InterWest Savings is duly qualified to do business and is in good standing in the States of the United States and foreign jurisdictions where the failure to be duly qualified, individually or in the aggregate, is reasonably likely to have a
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Material Adverse Effect on it.  Each of InterWest and its Subsidiaries has in
effect all federal state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted, the absence of which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on InterWest.

     (C) SHARES. The outstanding shares of InterWest's capital stock are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights. Except as Previously Disclosed in Schedule 4.2(C), there are no shares of capital stock or other equity securities of it or its Subsidiaries outstanding and no outstanding Rights with respect thereto.

     (D) CORPORATE POWER. Each of InterWest and InterWest Savings has the corporate power and authority to carry on its business as it is now being conducted and to own all its material properties and assets.

     (E) CORPORATE AUTHORITY. Subject to any necessary receipt of approval by its stockholders referred to in Section 6.1, this Plan, the Stock Option Agreement and each of the Employment Agreements have been authorized by all necessary corporate action of InterWest and InterWest Savings and each such agreement is a valid and binding agreement of InterWest and InterWest Savings, enforceable against InterWest and InterWest Savings in accordance with its terms, subject to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

     (F) NO DEFAULTS. Subject to the approval by its shareholders referred to in Section 6.1, the required regulatory approvals referred to in Section 6.1, and the required filings under federal and state securities laws, and except as Previously Disclosed in Schedule 4.2(F), the execution, delivery and performance of this Plan, and the Stock Option Agreement, and each of the Employment Agreements and the consummation by InterWest and each of its Subsidiaries that is a Party to the transactions contemplated hereby and thereby, does not and will not (i) constitute a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of InterWest or of any of its Subsidiaries or to which InterWest or any of its Subsidiaries or its or their properties is subject or bound, which breach, violation or default is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on InterWest, (ii) constitute a breach or violation of, or a default under, the Articles of Incorporation, Charter or Bylaws of its or any of its Subsidiaries, or (iii) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the consent or approval of any other party to any such agreement, indenture or instrument, other than any such consent or approval that, if not obtained, would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on InterWest.

     (G) FINANCIAL REPORTS. Except as Previously Disclosed in Schedule 4.2(G), in the case of InterWest, its Annual Report on Form 10-K for the fiscal year ended September 30, 1995, and all other documents filed or to be filed subsequent to September 30, 1995 under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, in the form filed with the SEC (in each such case, the "InterWest Financial Reports"), did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets in or incorporated by reference into the InterWest Financial Reports (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which it relates as of its date and each of the statements of income and changes in stockholders' equity and cash flows or equivalent statements in the InterWest Financial Reports (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in stockholders' equity and changes in cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein, subject to normal and recurring year-end audit adjustments in the case of unaudited statements.

     (H) NO EVENTS. Except as Previously Disclosed on Schedule 4.2(H), since September 30, 1995, no event has occurred which is reasonably likely to have a Material Adverse Effect on it.
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     (I)  LITIGATION; REGULATORY ACTION.  Except as Previously Disclosed in
Schedule 4.2(I), no litigation, proceeding or controversy before any court or governmental agency is pending that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on InterWest and its Subsidiaries or that alleges claims under any fair lending law or other law relating to discrimination, including the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act and the Home Mortgage Disclosure Act, and, to the best of its knowledge, no such litigation, proceeding or controversy has been threatened; and except as Previously Disclosed in Schedule 4.2(I), neither InterWest nor any of its Subsidiaries or any of its or their material properties or their officers, directors or controlling persons is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, any Regulatory Authority, and neither InterWest nor any of its Subsidiaries has been advised by any of such Regulatory Authorities that such authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum or understanding, commitment letter or similar submission.

     (J) REPORTS. Since September 30, 1995, each of InterWest and its Subsidiaries has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the FDIC, (ii) the Department, (iii) the Federal Home Loan Bank and the Federal Home Loan Bank System, and (iii) any other applicable Regulatory Authorities. As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Plan with respect to reports and documents filed before the date of this Plan), each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied in all material respects with all of the statutes, rules and regulations enforced or promulgated by the Regulatory Authority with which they were filed and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     (K) ACCURACY OF INFORMATION. The statements with respect to InterWest and its Subsidiaries contained in this Plan, the Stock Option Agreement, the Schedules and any other written documents executed and delivered by or on behalf of InterWest or any other Party pursuant to the terms of this Plan are true and correct in all material respects, and such statements and documents do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

     (L) DERIVATIVES CONTRACTS. None of InterWest or its Subsidiaries is a party to or has agreed to enter into a Derivatives Contract or owns securities that are referred to as "structured notes" except for those Derivatives Contracts and structured notes Previously Disclosed in Schedule 4.2(L).
Schedule 4.2(L) includes a list of any assets of InterWest or its Subsidiaries that are pledged as security for each such Derivatives Contract.

     (M) ABSENCE OF UNDISCLOSED LIABILITIES. Neither InterWest nor any of its Subsidiaries has any obligation or liability (contingent or otherwise) that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it, except (i) as reflected the Interwest Financial Reports prior to the date of this Plan and (ii) for commitments and obligations made, or liabilities incurred, in the ordinary course of business
consistent with past practice since September 30, 1995.   Since September 30,
1995, neither InterWest nor any of its Subsidiaries has incurred or paid any obligation or liability (including any obligation or liability incurred in connection with any acquisitions in which any form of direct financial assistance of the federal government or any agency thereof has been provided to any Subsidiary) which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it.

                      ARTICLE V.  COVENANTS

     Each of the Company and the Banks hereby covenants to InterWest and InterWest Savings, and each of InterWest and InterWest Savings hereby covenants to the Company and the Banks, that:

     5.1. BEST EFFORTS. Subject to the terms and conditions of this Plan and to the exercise by its Board of Directors of such Board's fiduciary duties, it shall use its best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under
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applicable laws, so as to permit consummation of the Mergers by June 30, 1996 and to otherwise enable consummation of the transactions contemplated hereby and (in the case of the Company and InterWest) by the Stock Option Agreement, and shall cooperate fully with the other Parties to that end (it being understood that any amendments to the Registration Statement or a resolicitation of proxies as a consequence of an Acquisition Transaction in which InterWest or any of its subsidiaries is involved shall not violate this covenant).

     5.2. THE PROXY. In the case of the Company: it shall promptly assist InterWest in the preparation of a proxy statement (the "Proxy Statement") to be mailed to the holders of the Company Common Stock in connection with the transactions contemplated hereby and to be filed by InterWest in a registration statement (the "Registration Statement") with the SEC as provided in Section 5.8, which shall conform to all applicable legal requirements, and it shall call a special meeting (the "Meeting") of the holders of Company Common Stock to be held as soon as practicable for purposes of voting upon the transactions contemplated hereby and the Company shall use its best efforts to solicit and obtain votes of the holders of Company Common Stock in favor of the transactions contemplated hereby and, subject to the exercise of its fiduciary duties, the Board of Directors of the Company shall recommend approval of such transactions by such holders.

     5.3. REGISTRATION STATEMENT COMPLIANCE WITH SECURITIES LAWS.
When the Registration Statement or any post-effective amendment or supplement thereto shall become effective, and at all times subsequent to such effectiveness, up to and including the date of the Meeting, such Registration Statement, and all amendments or supplements thereto, with respect to all information set forth therein furnished or to be furnished by or on behalf of the Company relating to the Company or its Subsidiaries and by or on behalf of InterWest relating to InterWest or its Subsidiaries, (i) will comply in all material respects with the provisions of the Securities Act and any other applicable statutory or regulatory requirements and (ii) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading; provided, however, in no event shall any Party be liable for any untrue statement of a material fact or omission to state a material fact in the Registration Statement made in reliance upon, and in conformity with, written information concerning another Party furnished by or on behalf of such other Party specifically for use in the Registration Statement.

     5.4. REGISTRATION STATEMENT EFFECTIVENESS.  In the case of InterWest:
it will advise the Company, promptly after InterWest receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the InterWest Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

     5.5. PRESS RELEASES. The Company and the Banks will not, without the prior approval of InterWest, and InterWest and InterWest Savings will not, without the prior approval of the Company, issue any press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise required by law.

     5.6. ACCESS; INFORMATION.

          (A) Upon reasonable notice, the Company and the Banks shall afford InterWest and its officers, employees, counsel, accountants and other authorized representatives, access, during normal business hours throughout the period up to the Effective Date, to all of the properties, books, contracts, commitments and records of the Company and its Subsidiaries and, during such period, the Company and the Banks shall furnish promptly to InterWest (i) a copy of each material report, schedule and other document filed by the Company and its Subsidiaries with any Regulatory Authority and
(ii) all other information concerning the business, properties and personnel of the Company and its Subsidiaries as InterWest may reasonably request, provided that no investigation pursuant to this Section 5.6 shall affect or be deemed to modify or waive any representation or warranty made by the Company or the Banks in this Plan or the conditions to the obligations of the Company and the Banks to consummate the transactions contemplated by this Plan; and

          (B) InterWest will not use any information obtained pursuant to this Section 5.6 for any purpose unrelated to the consummation of the transactions contemplated by this Plan and, if this Plan is terminated, will hold all confidential information and documents obtained pursuant to this paragraph in
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confidence (as provided in Section 8.6) unless and until such time as such information or documents become publicly available other than by reason of any action or failure to act by InterWest or as it is advised by counsel that any such information or document is required by law or applicable stock exchange rule to be disclosed, and in the event of the termination of this Plan, InterWest will, upon request by the Company, deliver to the Company all documents so obtained by InterWest or destroy such documents and, in the case of destruction, will certify such fact to the Company.

     5.7. ACQUISITION PROPOSALS. In the case of the Company: Without the prior written consent of InterWest, the Company shall not, and it shall cause its Subsidiaries not to, solicit, initiate or encourage inquiries or proposals with respect to, or, except as required by the fiduciary duties of the Board of Directors of the Company (as advised in writing by its outside counsel), furnish any nonpublic information relating to or participate in any negotiations or discussions concerning, any acquisition or purchase of all or a substantial portion of the assets of, or a substantial equity interest in, the Company or any of its Subsidiaries or any merger or other business combination with the Company or any of its Subsidiaries other than as contemplated by this Plan; it shall instruct its and its Subsidiaries' officers, directors, agents, advisors and affiliates to refrain from doing any of the foregoing; and it shall notify InterWest immediately if any such inquiries or proposals are received by, or any such negotiations or discussions are sought to be initiated with, the Company or any of its Subsidiaries.

     5.8. REGISTRATION STATEMENT PREPARATION; REGULATORY
APPLICATIONS PREPARATION. In the case of InterWest: InterWest shall, as promptly as practicable following the date of this Plan, prepare and file the Registration Statement with the SEC and InterWest shall use its best efforts to cause the Registration Statement to be declared effective as soon as practicable after the filing thereof. InterWest shall, as promptly as practicable following the date of this Plan, prepare and file all necessary notices or applications with the FDIC, the Federal Reserve Board, and the Department.

     5.9. BLUE-SKY FILINGS. In the case of InterWest: InterWest shall use its best efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities laws or "blue sky" permits and approvals, provided that InterWest shall not be required by virtue thereof to submit to general jurisdiction in any state.

     5.10. AFFILIATE AGREEMENTS. In the case of the Company: The Company will use its best efforts to induce each person who may be deemed to be an "affiliate" of the Company for purposes of Rule 145 under the Securities Act to execute and deliver to InterWest on or before the mailing of the Proxy Statement for the Meeting an agreement in the form attached hereto as Exhibit C restricting the disposition of such affiliate's shares of the Company Common Stock and the shares of InterWest Common Stock to be received by such person in exchange for such person's shares of Company Common Stock. In the case of
InterWest: InterWest agrees to use its best efforts to maintain the availability of Rule 145 for use by such "affiliates".

     5.11. CERTAIN POLICIES OF THE COMPANY AND THE BANKS. In the case of each of the Company and the Banks: Each shall, at InterWest's request: (i) modify and change its loan, litigation and other reserve and real estate valuation policies and practices (including loan classifications and levels of reserves), and (ii) generally conform its operating, lending and compliance policies and procedures, immediately prior to the Effective Date so as to be consistent on a mutually satisfactory basis with those of InterWest and GAAP; provided, however, that prior to any such modification or change, InterWest shall certify that the conditions to the obligation of InterWest under Section 6.1 and 6.2 to consummate the transactions contemplated hereby, other than the condition set forth in Section 6.1(G) have been satisfied or waived. The Company's and the Banks' representations, warranties and covenants contained in this Plan shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken solely on account of this Section 5.11.

     5.12. STATE TAKEOVER LAW. In the case of the Company: The Company shall not take any action that would cause the transactions contemplated by this Plan or the Stock Option Agreement to be subject to any applicable state takeover statute and the Company shall take all necessary steps to exempt (or ensure the continued exemption of) the transactions contemplated by this Plan and the Stock Option Agreement from, or, if necessary, challenge the validity or applicability of, any applicable state takeover law.
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     5.13.     NO RIGHTS TRIGGERED.  In the case of the Company: Except for those consents of third parties Previously Disclosed on Schedule 4.1(G) the Company shall take all necessary steps to ensure that the entering into of this Plan and the Stock Option Agreement and the consummation of the transactions contemplated hereby and thereby (including the Mergers and the exercise of the Option) and any other action or combination of actions, or any other transactions contemplated hereby or thereby, do not and will not (i) result in the grant of any rights to any person under the Articles of Incorporation or Bylaws of the Company or under any agreement to which the Company or any of its Subsidiaries is a party or (ii) restrict or impair in any way the ability of InterWest or InterWest Savings to exercise the rights granted hereunder or under the Stock Option Agreement.

     5.14. SHARES LISTED. In the case of InterWest: InterWest shall use its best efforts to cause to be listed, prior to the Effective Date, on the Nasdaq National Market upon official notice of issuance the shares of InterWest Common Stock to be issued to the holders of Company Common Stock.

     5.15. REGULATORY APPLICATIONS. In the case of each of InterWest and InterWest Savings each shall: (i) promptly prepare and submit applications to the appropriate Regulatory Authorities for approval of the Merger, and (ii) promptly make all other appropriate filings to secure all other approvals, consents and rulings which are necessary for the consummation of the Mergers by InterWest and InterWest Savings.

     5.16. REGULATORY DIVESTITURES. In the case of the Company: Effective on or before the Effective Date, the Company shall cease engaging in such activities as InterWest shall advise the Company in writing are not permitted to be engaged in by InterWest under applicable law following the Effective Date and, to the extent required by any Regulatory Authority as a condition of approval of the transactions contemplated by this Plan, the Company shall divest any Subsidiary engaged in activities or holding assets that are impermissible for InterWest or InterWest Savings, on terms and conditions agreed to by InterWest; provided, however, that prior to taking such action, InterWest shall certify that the conditions to the obligations of InterWest under Sections 6.1 and 6.2 to consummate the transactions contemplated hereby, other than the condition set forth in Section 6.1(G), have been satisfied or waived.

     5.17.     CURRENT INFORMATION.

     (A) During the period from the date of this Plan to the Effective Date, each of the Company and InterWest shall, and shall cause its representatives to, confer on a regular and frequent basis with representatives of the other.

     (B)  Each of the Company and InterWest shall promptly notify the other of
(i) any material change in the business or operations of it or its Subsidiaries, (ii) any material complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any Regulatory Authority relating to it or its Subsidiaries, (iii) the initiation or threat of material litigation involving or relating to it or its Subsidiaries, or
(iv) any event or condition that might reasonably be expected to cause any of its representations or warranties set forth herein not to be true and correct in all material respects as of the Effective Date or prevent it or its Subsidiaries from fulfilling its or their obligations hereunder.

     5.18.     INDEMNIFICATION.

     (A) For a period of five years from and after the Effective Date, InterWest shall indemnify, defend and hold harmless the present and former directors, officers and employees of the Company and its Subsidiaries (each, an "Indemnified Party") against all costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, and arising out of matters existing or occurring at or prior to the Effective Date (including the transactions contemplated by this Plan and the Stock Option Agreement), whether asserted or claimed prior to, at or after the Effective Date, to the fullest extent that the Company would have been permitted under Washington law and its articles of incorporation or bylaws in effect on the date of this Plan to indemnify such person (and InterWest will also advance expenses as incurred to the fullest extent permitted under applicable law so long as the person to whom expenses are advanced provides an undertaking to repay such advances within a reasonable period of time if it is ultimately determined that
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
Washington law does not allow for such indemnification). InterWest further agrees to review obtaining directors' and officers' liability insurance for the board of directors and officers of InterWest.

     (B) Any Indemnified Party wishing to claim indemnification under paragraph (A) of this Section 5.18, upon learning of such claim, action, suit, proceeding or investigation, shall promptly notify InterWest thereof; provided, that the failure so to notify shall not affect the obligations of InterWest under paragraph (A) of this Section 5.18 (unless such failure materially and adversely increases InterWest's liability under such paragraph
(A)). In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Date), (i) InterWest shall have the right to assume the defense thereof and InterWest shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that InterWest shall be obligated pursuant to this paragraph (B) to pay for only one firm of counsel for allIndemnified Parties in any jurisdiction for any single action, suit or proceeding, (ii) the Indemnified Parties will cooperate in the defense of any such matter, and (iii) InterWest shall not be liable for any settlement effected without its prior written consent.

     (C) If InterWest or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any entity, then and in each case, proper provision shall be made so that the successors and assigns of InterWest shall assume the obligations set forth in this Section 5.18.

     (D) InterWest shall pay all expenses, including attorneys' fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided for in this Section 5.18. The rights of each Indemnified Party hereunder shall be in addition to any other rights such Indemnified Party may have under the articles of incorporation or bylaws of the Company or under applicable Washington law.

     5.19.     INTERWEST PROXY STATEMENT; SHAREHOLDER APPROVAL.
InterWest shall call a meeting of shareholders to be held as soon as reasonably practicable after the date of the Plan for the purpose of approving the Plan, and such other related matters as it deems appropriate. In connection with such meeting of shareholders, (i) InterWest shall prepare a proxy statement to be filed with the SEC and with any other appropriate Regulatory Authorities and shall mail or cause to be mailed such proxy statement to the InterWest shareholders and shall provide the Company with the opportunity to review and comment on the proxy statement, (ii) the Company shall furnish to InterWest all information concerning the Company and the Banks as InterWest may reasonably request in connection with the preparation of the proxy statement, (iii) the Board of Directors of InterWest shall recommend, subject to compliance with their legal and fiduciary duties as advised in writing by counsel, to the InterWest shareholders the approval of the Plan, and (iv) InterWest shall use its best efforts, subject to compliance with its legal and fiduciary duties as advised in writing by counsel, to obtain the approval of InterWest shareholders.

     5.20. OTHER EMPLOYMENT AGREEMENTS. Prior to the Effective Date, InterWest Savings shall offer to employ Scott Southwick, Marla Chase and Mark Rasmussen following the Effective Date upon the terms and conditions of the Employment Agreement substantially in the form attached hereto as Exhibit F at an annual base salary not less than such officers received from the Company and the Banks prior to the Effective Date.

     ARTICLE VI.  CONDITIONS TO CONSUMMATION OF THE MERGERS

     6.1. CONDITIONS TO EACH PARTY'S OBLIGATIONS. The respective obligations of each Party to consummate the transactions contemplated by this Plan is subject to the written waiver by such Party or the fulfillment on or prior to the Effective Date of each of the following conditions:

     (A) SHAREHOLDER VOTES. This Plan shall have been duly approved by the affirmative vote of the holders of at least two- thirds of the outstanding shares of Company Common Stock and the holders of at least a majority of the outstanding shares of InterWest Common Stock, in each case in accordance with applicable law and the articles and bylaws of the Company and InterWest, respectively.

     (B) REGULATORY APPROVALS. Procurement by the Parties of all necessary regulatory consents and approvals by the appropriate Regulatory Authorities and the expiration of any waiting periods
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
relating thereto; provided, however, that no such approval or consent shall have imposed any condition or requirement that, in the opinion of InterWest, would deprive InterWest of the material economic or business benefits of the transactions contemplated by this Plan.

     (C) NO INJUNCTION. There shall not be in effect any order, decree or injunction of any court or agency of competent jurisdiction that enjoins or prohibits consummation of any of the transactions contemplated hereby.

     (D) EFFECTIVE REGISTRATION STATEMENT. The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Regulatory Authority.

     (E) BLUE-SKY PERMITS. InterWest shall have received all state securities laws and "blue sky" permits necessary to consummate the Corporate Merger.

     (F) TAX OPINION. InterWest and the Company shall have received an opinion from Breyer & Aguggia to the effect that (i) the Corporate Merger constitutes a reorganization under Section 368 of the Code and (ii) no gain or loss will be recognized by stockholders of the Company who receive shares of InterWest Common Stock in exchange for their shares of the Company Common Stock, except that gain or loss may be recognized as to cash received in lieu of fractional share interests, and, in rendering their opinion, Breyer & Aguggia may require and rely upon representations contained in certificates of officers of InterWest, the Company and others.

     (G) NASDAQ LISTING. The shares of InterWest Common Stock to be issued pursuant to this Plan shall have been approved for listing on the Nasdaq National Market subject only to official notice of issuance.

     (H)  EMPLOYMENT CONTRACTS. The Employment Agreements attached as
Exhibits
D and E shall have been duly executed and delivered by all parties to such agreements.

     6.2. CONDITIONS TO OBLIGATIONS OF INTERWEST. The obligations of InterWest and InterWest Savings to consummate the transactions contemplated by this Plan also is subject to the written waiver by InterWest or the fulfillment on or prior to the Effective Date of each of the following conditions:

     (A) LEGAL OPINION. InterWest shall have received an opinion, dated the Effective Date, of Graham & Dunn, counsel for the Company and the Banks, in form reasonably satisfactory to InterWest, which shall cover the matters contained in Exhibit G.

     (B) OFFICERS' CERTIFICATE. (i) Each of the representations and warranties contained herein of the Company and the Banks shall be true and correct as of the date of this Plan and upon the Effective Date with the same effect as though all such representations and warranties had been made on the Effective Date, except for any such representations and warranties that specifically relate to an earlier date, which shall be true and correct as of such earlier date and except as otherwise provided in Section 5.11 and (ii) each and all of the agreements and covenants of the Company and the Banks to be performed and complied with pursuant to this Plan on or prior to the Effective Date shall have been duly performed and complied with in all material respects, and InterWest and InterWest Savings shall have received a certificate signed by the Chief Executive Officers and the Chief Financial Officers of the Company and the Banks dated the Effective Date, to such effect.

     (C) DELOITTE & TOUCHE LETTERS. InterWest shall have received from Deloitte & Touche LLP a letter, dated the date of or shortly prior to (i) the mailing of the Proxy Statement and (ii) the Effective Date, in form and substance satisfactory to InterWest, with respect to the Company's consolidated financial position and results of operations, which letters shall be based upon "agreed upon procedures" undertaken by such firm.

     (D) RECEIPT OF AFFILIATE AGREEMENTS. InterWest shall have received from each affiliate of the Company the agreement referred to in Section 5.10.

     (E) ADVERSE CHANGE. During the period from December 31, 1994 to the Effective Date, there shall not have been any material adverse change in the financial position or results of operations of the Company or the Banks nor shall the Company or the Banks have sustained any loss or damage to its properties, whether or not insured, that materially affects its ability to conduct its business; and InterWest shall have received a certificate dated the Effective Date signed by the Chief Executive Officers of the Company and the Banks to such effect.

     (F) DISSENTERS' RIGHTS. The number of shares of Company Common Stock for which cash is to be paid because dissenters' rights of appraisal under the Appraisal Laws shall have been effectively preserved as of the Effective Date or because of the payment of cash in lieu of fractional shares of InterWest Common Stock shall not exceed in the aggregate ten percent of the outstanding shares of Company Common Stock.

     (G) POOLING LETTERS. InterWest shall have received a letter dated as of the Effective Date, in form and substance acceptable to InterWest, from Ernst & Young LLP and Central shall have received a letter dated as of the Effective Date from Deloitte & Touche LLP, in form and substance acceptable to InterWest, to the effect that the Merger will qualify for pooling-of-interests accounting treatment.

     6.3. CONDITIONS TO OBLIGATIONS OF COMPANY AND BANKS. The obligations of the Company and the Banks to consummate the transactions contemplated by this Plan also are subject to the written waiver by the Company and the Banks or the fulfillment on or prior to the Effective Date of each of the following conditions:

     (A) LEGAL OPINION. The Company and the Banks shall have received an opinion, dated the Effective Date, of Breyer & Aguggia, special counsel for InterWest, in form reasonably satisfactory to the Company, which shall cover the matters contained in Exhibit H.

     (B) OFFICER'S CERTIFICATE. (i) Each of the representations and warranties contained herein of InterWest and InterWest Savings shall be true and correct as of the date of this Plan and upon the Effective Date with the same effect as though all such representations and warranties had been made on the Effective Date, except for any such representations and warranties that specifically relate to an earlier date, which shall be true and correct as of such earlier date, and (ii) each and all of the agreements and covenants of InterWest and InterWest Savings to be performed and complied with pursuant to this Plan on or prior to the Effective Date shall have been duly performed and complied with in all material respects, and the Company and the Banks shall have received a certificate signed by an executive officer of each of InterWest and InterWest Savings dated the Effective Date, to such effect.

     (C) ADVERSE CHANGE. During the period from September 30, 1995 to the Effective Date, there shall not have been any material adverse change in the financial position or results of operations of the InterWest and InterWest Savings nor shall InterWest or InterWest Savings have sustained any loss or damage to its properties, whether or not insured, that materially affects its ability to conduct its business; and InterWest shall have received a certificate dated the Effective Date signed by the Chief Executive Officers of InterWest and InterWest Savings to such effect.


                        VII. TERMINATION

     This Plan may be terminated prior to the Effective Date, either before or after receipt of required stockholder approvals:

     7.1 MUTUAL CONSENT. By the mutual consent of InterWest and the Company, if the Board of Directors of each so determines by vote of a majority of the members of its entire board.

     7.2 BREACH. By InterWest or the Company, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of (i) a material breach by the other party of any representation or warranty contained herein, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach, or (ii) a breach by the other party of any of the material covenants or agreements contained herein, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach.

     7.3 DELAY. By InterWest or the Company, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Corporate Merger is not consummated by September 30, 1996.

     7.4  NO STOCKHOLDER APPROVAL.  By InterWest or the Company, if its
Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event that any stockholder approval contemplated by
Section 6.1 is not obtained at the Meeting, including any adjournment or adjournments thereof.

     7.5  INTERWEST COMMON STOCK PRICE.  By the Company, within five
Business Days after the end of the ten trading day period used to determine the InterWest Price, if the InterWest Price is less than $17.00 and InterWest, in its sole discretion, does not elect by written notice to the Company to adjust the Exchange Ratio so that the InterWest Price multiplied by the Exchange Ratio equals $28.90.

     7.6  CONSEQUENCES OF TERMINATION.

     (A) GENERAL CONSEQUENCES. Subject to subsection (B) of this Section 7.6, in the event of the termination or abandonment of this Plan pursuant to the provisions of Sections 7.1 through 7.5, this Plan shall become void and have no force or effect, without any liability on the part of the Parties or any of their respective directors or officers or shareholders with respect to this Plan.

     (B) OTHER CONSEQUENCES. Notwithstanding anything in this Plan to the contrary, no termination of this Plan will relieve any Party of any liability for breach of this Plan or for any misrepresentation under this Plan or be deemed to constitute a waiver of any remedy available for such breach or misrepresentation. In any action or proceeding in connection with such breach or misrepresentation, the prevailing party will be entitled to reasonable attorneys' fees and expenses.

                   ARTICLE VIII  OTHER MATTERS

     8.1. SURVIVAL. Only those agreements and covenants in this Plan that by their express terms apply in whole or in part after the Effective Date shall survive the Effective Date. All other representations, warranties, and covenants shall be deemed only to be conditions of the Mergers and shall not survive the Effective Date. If the Mergers are abandoned and this Plan is terminated, the provisions of Article VII shall apply and the agreements of the Parties in Sections 5.6(B), 8.5 and 8.6 shall survive such abandonment and termination.

     8.2. WAIVER; AMENDMENT. Prior to the Effective Date, any provision of this Plan may be (i) waived in writing by the Party benefitted by the provision, or (ii) amended or modified at any time (including the structure of the transactions contemplated hereby) by an agreement in writing among the Parties approved by their respective Boards of Directors and executed in the same manner as this Plan, except that, after the vote by the stockholders of the Company, the consideration to be received by the stockholders of the Company for each share of Company Common Stock shall not thereby be altered. Nothing contained in this Section 8.2 is intended to modify InterWest's rights pursuant to Section 2.7.

     8.3. COUNTERPARTS. This Plan may be executed in one or more counterparts, each of which shall be deemed to constitute an original. This Plan shall become effective when one counterpart has been signed by each Party.

     8.4. GOVERNING LAW. This Plan shall be governed by, and interpreted in accordance with, the laws of the State of Washington, except as federal law may be applicable.

     8.5. EXPENSES. Each Party will bear all expenses incurred by it in connection with this Plan and the transactions contemplated hereby, except printing expenses which shall be shared equally between the Company and InterWest.

     8.6. CONFIDENTIALITY. Except as otherwise provided in Section 5.6(B), each of the Parties and their respective agents, attorneys and accountants will maintain the confidentiality of all information provided in connection herewith which has not been publicly disclosed.

     8.7. NOTICES. All notices, requests and other communications hereunder to a Party shall be in writing and shall be deemed to have been duly given when delivered by hand, telegram or telex (confirmed in writing) to such Party at its address set forth below or such other address as such Party may specify by notice to the Parties.

If to InterWest or InterWest Savings to:

                         InterWest Bancorp, Inc.
                         1259 West Pioneer Way
                         Oak Harbor, Washington 98277
                         Attn:  Stephen Walden, President

               Copies to:

                         Edward C. Beeksma
                         Zylstra, Beeksma, Waller and Skinner

                         3101-300 Avenue West
                         Oak Harbor, Washington 98277

                         John F. Breyer, Jr.
                         Breyer & Aguggia
                         1300 I Street, N.W.
                         Suite 470 East
                         Washington, D.C. 20005

If to the Company or the Banks to:

                         Central Bancorporation
                         301 N. Chelan
                         Wenatchee, Washington 98801
                         Attn: Gary M. Bolyard

               Copies to:

                         Stephen M. Klein
                         Graham & Dunn
                         33rd Floor
                         1420 Fifth Avenue
                         Seattle, Washington 98101

     8.8. ENTIRE UNDERSTANDING; NO THIRD PARTY BENEFICIARIES.  This
Plan and the Stock Option Agreement together represent the entire understanding of the Parties with reference to the transactions contemplated hereby and thereby and supersede any and all other oral or written agreements previously made. Nothing in this Plan or the Stock Option Agreement, expressed or implied, is intended to confer upon any person, other than the Parties or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Plan or the Stock Option Agreement.

     8.9. BENEFIT PLANS. Upon consummation of the Corporate Merger, all employees of the Company and its Subsidiaries shall be deemed as at-will employees of InterWest and its Subsidiaries except for those employees who are parties to the Employment Agreements. From and after the Effective Date, employees of the Company and its Subsidiaries shall be generally entitled to participate in the pension, benefit and similar plans on substantially the same terms and conditions as employees of InterWest and its Subsidiaries. For the purpose of determining eligibility to participate in such plans and the vesting of benefits under such plans (but not for the accrual of benefits under such plans), InterWest shall give effect to years of service with the Company or the Company's Subsidiaries, as the case may be, as if such service were with InterWest or its Subsidiaries. InterWest shall use its best efforts to facilitate the rollover of the 401(k) plan maintained by the Company into the 401(k) plan maintained by InterWest Savings.

     8.10. HEADINGS. The headings contained in this Plan are for reference purposes only and are not part of this Plan.

     IN WITNESS WHEREOF, the Parties have caused this instrument to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

                        INTERWEST BANCORP, INC.



                        By:/S/STEPHEN M. WALDEN

                        --------------------------------------------
                        NAME:  STEPHEN M. WALDEN
                        TITLE:  PRESIDENT AND CHIEF EXECUTIVE OFFICER


                        INTERWEST SAVINGS BANK



                        By:/S/STEPHEN M. WALDEN

                        ---------------------------------------------
                        NAME:  STEPHEN M. WALDEN
                        TITLE:  PRESIDENT AND CHIEF EXECUTIVE OFFICER



                        CENTRAL BANCORPORATION



                        By:/S/GARY M. BOLYARD

                        ---------------------------------------------
                        NAME:  GARY M. BOLYARD
                        TITLE:  PRESIDENT AND CHIEF EXECUTIVE OFFICER



                        CENTRAL WASHINGTON BANK



                        By:/S/GARY M. BOLYARD

                        ---------------------------------------------
                        NAME:  GARY M. BOLYARD
                        TITLE:  PRESIDENT AND CHIEF EXECUTIVE OFFICER



                        NORTH CENTRAL WASHINGTON BANK


                        By:/S/GARY M. BOLYARD

                        --------------------------------------------
                        NAME:  GARY M. BOLYARD
                        TITLE:  DIRECTOR AND CHIEF EXECUTIVE OFFICER

                           APPENDIX B

                     STOCK OPTION AGREEMENT

                     STOCK OPTION AGREEMENT

     STOCK OPTION AGREEMENT, dated as of January 10, 1996 (the "Agreement"), by and between Central Bancorporation, a Washington corporation ("Issuer"), and InterWest Bancorp, Inc., a Washington corporation ("Grantee").

     WHEREAS, Grantee and Issuer have entered into an Agreement and Plan of Mergers dated as of January 10, 1996 (the "Plan"), providing for, among other things, the merger of Issuer with and into Grantee, with Grantee as the surviving corporation; and

     WHEREAS, as a condition and inducement to Grantee's execution of the Plan, Grantee has required that Issuer agree, and Issuer has agreed, to grant Grantee the Option (as defined below);

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and in the Plan, and intending to be legally bound hereby, Issuer and Grantee agree as follows:

     1. DEFINED TERMS. Capitalized terms which are used but not defined herein shall have the meanings ascribed to such terms in the Plan.

     2. GRANT OF OPTION. Subject to the terms and conditions set forth herein, Issuer hereby grants to Grantee an irrevocable option (the "Option") to purchase up to 201,898 shares (as adjusted as set forth herein, the "Option Shares", which shall include the Option Shares before and after any transfer of such Option Shares) of common stock, par value $1.67 per share ("Issuer Common Stock"), of Issuer at a purchase price per Option Share (the "Purchase Price") equal to $26.00.

     3.  EXERCISE OF OPTION.

     (a) Provided that (i) Grantee or Holder (as defined below), as applicable, shall not be in material breach of the agreements or covenants contained in this Agreement or the Plan, and (ii) no preliminary or permanent injunction or other order against the delivery of shares covered by the Option issued by any court of competent jurisdiction in the United States shall be in effect, the Holder may exercise the Option, in whole or in part, at any time and from time to time following the occurrence of a Purchase Event (as hereinafter defined); PROVIDED that the Option shall terminate and be of no further force and effect upon the earliest to occur of (A) the Effective Date,
(B) termination of the Plan by Issuer in accordance with the terms thereof prior to the occurrence of a Purchase Event or a Preliminary Purchase Event (as hereinafter defined) (an "Issuer Termination"), (C) 15 months after the termination of the Plan by Issuer in accordance with the terms thereof other than pursuant to an Issuer Termination, and (D) 15 months after the termination of the Plan by Grantee in accordance with the terms thereof; PROVIDED, HOWEVER, that any purchase of shares upon exercise of the Option shall be subject to compliance with applicable law, including, without limitation, the Bank Holding Company Act of 1956, as amended (the "BHC Act"). The term "Holder" shall mean the holder or holders of the Option from time to time, and which initially is Grantee.

     (b) As used herein, a "Purchase Event" means any of the following events:

     (i) Without Grantee's prior written consent, Issuer shall have authorized, recommended, publicly proposed or publicly announced an intention to authorize, recommend or propose, or entered into an agreement with any person (other than Grantee or any subsidiary of Grantee) to effect an Acquisition Transaction. As used herein, the term "Acquisition Transaction" shall mean (A) a merger, consolidation or similar transaction involving Issuer or any of its significant subsidiaries, (B) the disposition, by sale, lease, exchange or otherwise, of assets or deposits of Issuer or any of its significant subsidiaries representing in
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either case 20% or more of the consolidated assets or deposits of Issuer and its subsidiaries, or (C) the issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities representing 20% or more of the voting power of Issuer or any of its significant subsidiaries other than the issuance of Issuer Common Stock upon the exercise of outstanding options or the conversion of outstanding convertible securities of Issuer; or

     (ii) any person (other than Grantee or any subsidiary of Grantee) shall have acquired beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) of or the right to acquire beneficial ownership of, or any "group" (as such term is defined under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 15% or more (or if such person or group is the beneficial owner of 15% or more on the date hereof, such person or group acquires an additional 5% or more) of the voting power of Issuer or any of its significant subsidiaries.

     (c) As used herein, a "Preliminary Purchase Event" means any of the following events:

         (i) any person (other than Grantee or any subsidiary of Grantee) shall have commenced (as such term is defined in Rule 14d-2 under the Exchange
Act) or shall have filed a registration statement under the Securities Act with respect to, a tender offer or exchange offer to purchase any shares of Issuer Common Stock such that, upon consummation of such offer, such person would own or control 20% or more of the then outstanding shares of Issuer Common Stock (such an offer being referred to herein as a "Tender Offer" or an "Exchange Offer," respectively); or

         (ii) the holders of Issuer Common Stock shall not have approved the Plan at the Meeting, the Meeting shall not have been held or shall have been canceled prior to termination of the Plan, or Issuer's Board of Directors shall have withdrawn or modified in a manner adverse to Grantee the recommendation of Issuer's Board of Directors with respect to the Plan, in each case after it shall have been publicly announced that any person (other than Grantee or any subsidiary of Grantee) shall have (A) made a proposal to engage in an Acquisition Transaction, or (B) commenced a Tender Offer or filed a registration statement under the Securities Act with respect to an Exchange Offer; or

         (iii) any person, other than Grantee or any subsidiary of Grantee, shall have made a bona fide proposal to Issuer or its stockholders by public announcement, or written communication that is or becomes the subject of public disclosure, to engage in an Acquisition Transaction; or

         (iv) after a bona fide proposal is made by a third party to Issuer or its stockholders to engage in an Acquisition Transaction, Issuer shall have breached any covenant or obligation contained in the Plan and such breach would entitle Grantee to terminate the Plan under Section 7.1(b) thereof (without regard to the cure period provided for therein unless such cure is promptly effected without jeopardizing consummation of the Mergers pursuant to the terms of the Plan); or

         (v) any person, other than Grantee or any subsidiary of Grantee, other than in connection with a transaction to which Grantee has given its prior written consent, shall have filed an application or notice with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), or other federal or state bank regulatory authority, for approval to engage in an Acquisition Transaction.

         As used in this Agreement, "person" shall have the meaning specified in Sections 3(a)(9) and 13(d)(3) of the Exchange Act.

     (d) Issuer shall notify Grantee promptly in writing of the occurrence of any Preliminary Purchase Event or Purchase Event (in either case, a "Triggering Event"), it being understood that the giving of such notice by Issuer shall not be a condition to the right of Holder to exercise the Option.
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     (e) In the event Holder wishes to exercise the Option, it shall send to
Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of Option Shares it intends to purchase pursuant to such exercise, and (ii) a place and date not earlier than three business days nor later than 15 business days from the Notice Date for the closing (the "Closing") of such purchase (the "Closing Date"); PROVIDED, HOWEVER, if any required application for listing such shares on the NASDAQ National Market System has not been approved by the date so specified, such date shall be extended for a period not to exceed 21 days from the Notice Date. If prior notification to or approval of the Federal Reserve Board or any other regulatory authority is required in connection with such purchase, Issuer shall cooperate with the Holder in the filing of the required notice of application for approval and the obtaining of such approval and the Closing shall occur immediately following such regulatory approvals (and any mandatory waiting periods). Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

     4.  PAYMENT AND DELIVERY OF CERTIFICATES.

     (a) On each Closing Date, Holder shall (i) pay to Issuer, in immediately available funds by wire transfer to a bank account designated by Issuer, an amount equal to the Purchase Price multiplied by the number of Option Shares to be purchased on such Closing Date, and (ii) present and surrender this Agreement to the Issuer at the address of the Issuer specified in subsection
(f) of Section 11 hereof.

     (b) At each Closing, simultaneously with the delivery of immediately available funds and surrender of this Agreement as provided in subsection (a) of this Section 4, (i) Issuer shall deliver to Holder (A) a certificate or certificates representing the Option Shares to be purchased at such Closing, which Option Shares shall be free and clear of all liens, claims, charges and encumbrances of any kind whatsoever and subject to no preemptive rights, and
(B) if the Option is exercised in part only, an executed new agreement with the same terms as this Agreement evidencing the right to purchase the balance of the shares of Issuer Common Stock purchasable hereunder, and (ii) Holder shall deliver to Issuer a letter agreeing that Holder shall not offer to sell or otherwise dispose of such Option Shares in violation of applicable federal and state law or of the provisions of this Agreement.

     (c) In addition to any other legend that is required by applicable law, certificates for the Option Shares delivered at each Closing shall be endorsed with a restrictive legend which shall read substantially as follows:

     THE TRANSFER OF THE STOCK REPRESENTED BY THIS CERTIFICATE IS
SUBJECT TO RESTRICTIONS ARISING UNDER THE SECURITIES ACT OF 1933, AS
AMENDED, AND PURSUANT TO THE TERMS OF A STOCK OPTION AGREEMENT DATED AS OF ___________ __, 1996. A COPY OF SUCH AGREEMENT WILL BE PROVIDED TO THE HOLDER HEREOF WITHOUT CHARGE UPON RECEIPT BY THE ISSUER OF A WRITTEN REQUEST THEREFOR.

     It is understood and agreed that the above legend shall be removed by delivery of substitute certificate(s) without such legend if Holder shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to Issuer and its counsel, to the effect that such legend is not required for purposes of the Securities Act.

     (d) Upon the giving by Holder to Issuer of the written notice of exercise of the Option provided for under subsection (e) of Section 3 hereof, the tender of the applicable purchase price in immediately available funds and the tender of this Agreement to Issuer, Holder shall be deemed to be the holder of record of the shares of Issuer Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Issuer Common Stock shall not then be actually delivered to Holder. Issuer shall pay all expenses, and any and all United States federal, state, and local taxes and other charges that may be payable in connection with the preparation, issuance and delivery of stock certificates under this Section in the name of Holder or its assignee, transferee, or designee.
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     (e) Issuer agrees (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Issuer Common Stock so that the Option may be exercised without additional authorization of Issuer Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Issuer Common Stock, (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer, (iii) promptly to take all action as may from time to time be required (including (A) complying with all premerger notification, reporting and waiting period requirements specified in 15 U.S.C. Section 18a and regulations promulgated thereunder and (B) in the event, under the BHC Act, or the Change in Bank Control Act of 1978, as amended, or a state banking law, prior approval of or notice to the Federal Reserve Board or to any state regulatory authority is necessary before the Option may be exercised, cooperating fully with Holder in preparing such applications or notices and providing such information to the Federal Reserve Board or such state regulatory authority as they may require) in order to permit Holder to exercise the Option and Issuer duly and effectively to issue shares of the Issuer Common Stock pursuant hereto, and (iv) promptly to take all action provided herein to protect the rights of Holder against dilution.

     5. REPRESENTATIONS AND WARRANTIES OF ISSUER. Issuer hereby represents and warrants to Grantee (and Holder, if different than Grantee) as follows:

     (a) Due Authorization. Issuer has all requisite corporate power and authority to enter into this Agreement and, subject to any approvals or consents referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Issuer. This Agreement has been duly executed and delivered by Issuer.

     (b) Authorized Stock. Issuer has taken all necessary corporate and other action to authorize and reserve and to permit it to issue, and, at all times from the date hereof until the obligation to deliver Issuer Common Stock upon the exercise of the Option terminates, will have reserved for issuance, upon exercise of the Option, the number of shares of Issuer Common Stock necessary for Holder to exercise the Option, and Issuer will take all necessary corporate action to authorize and reserve for issuance all additional shares of Issuer Common Stock or other securities which may be issued pursuant to
Section 7 upon exercise of the Option. The shares of Issuer Common Stock to be issued upon due exercise of the Option, including all additional shares of Issuer Common Stock or other securities which may be issuable pursuant to
Section 7, upon issuance pursuant hereto, shall be duly and validly issued, fully paid and nonassessable, and shall be delivered free and clear of all liens, claims, charges and encumbrances of any kind or nature whatsoever, including any preemptive rights of any stockholder of Issuer.

     6. REPRESENTATIONS AND WARRANTIES OF GRANTEE. Grantee hereby represents and warrants to Issuer that:

     (a) Due Authorization. Grantee has all requisite corporate power and authority to enter into this Agreement and, subject to any approvals or consents referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Grantee. This Agreement has been duly executed and delivered by Grantee.

     (b) Purchase not for Distribution. This Option is not being, and any Option Shares or other securities acquired by Grantee upon exercise of the Option will not be, acquired with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the Securities Act.

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     7.  ADJUSTMENT UPON CHANGES IN ISSUER CAPITALIZATION, ETC.

     (a) In the event of any change in Issuer Common Stock by reason of a stock dividend, stock split, split-up, recapitalization, combination, exchange of shares or similar transaction, the type and number of shares or securities subject to the Option, and the Purchase Price therefor, shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction so that Holder shall receive, upon exercise of the Option, the number and class of shares or other securities or property that Holder would have received in respect of Issuer Common Stock if the Option had been exercised immediately prior to such event, or the record date therefor, as applicable. If any additional shares of Issuer Common Stock are issued after the date of this Agreement (other than pursuant to an event described in the first sentence of this subsection (a), upon exercise of any option to purchase Issuer Common Stock outstanding on the date hereof or upon conversion into Issuer Common Stock of any convertible security of Issuer outstanding on the date hereof), the number of shares of Issuer Common Stock subject to the Option shall be adjusted so that, after such issuance, it, together with any shares of Issuer Common Stock previously issued pursuant hereto, equals 19.9% of the number of shares of Issuer Common Stock then issued and outstanding, without giving effect to any shares subject to or issued pursuant to the Option. No provision of this Section 7 shall be deemed to affect or change, or constitute authorization for any violation of, any of the covenants or representations in the Plan.

     (b) In the event that Issuer shall enter in an agreement (i) to consolidate with or merge into any person, other than Grantee or one of its subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Grantee or one of its subsidiaries, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Issuer Common Stock shall be changed into or exchanged for stock or other securities of Issuer or any other person or cash or any other property or the outstanding shares of Issuer Common Stock immediately prior to such merger shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Grantee or one of its subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provisions so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of Holder, of either
(x) the Acquiring Corporation (as hereinafter defined), (y) any person that controls the Acquiring Corporation, or (z) in the case of a merger described in clause (ii), Issuer (such person being referred to as "Substitute Option Issuer").

     (c) The Substitute Option shall have the same terms as the Option, provided, that, if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to Holder. Substitute Option Issuer shall also enter into an agreement with Holder in substantially the same form as this Agreement, which shall be applicable to the Substitute Option.

     (d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock (as hereinafter defined) as is equal to the Assigned Value (as hereinafter defined) multiplied by the number of shares of Issuer Common Stock for which the Option was theretofore exercisable, divided by the Average Price (as hereinafter defined). The exercise price of Substitute Option per share of Substitute Common Stock (the "Substitute Option Price") shall then be equal to the Option Price multiplied by a fraction in which the numerator is the number of shares of Issuer Common Stock for which the Option was theretofore exercisable and the denominator is the number of shares of the Substitute Common Stock for which the Substitute Option is exercisable.

     (e) The following terms have the meanings indicated:

     (1) "Acquiring Corporation" shall mean (i) the continuing or surviving corporation of a consolidation or merger with Issuer (if other than Issuer),
(ii) Issuer in a merger in which Issuer is the continuing or surviving person, or
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(iii) the transferee of all or substantially all of Issuer's assets (or a substantial part of the assets of its subsidiaries taken as a whole).

     (2) "Substitute Common Stock" shall mean the common stock issued by Substitute Option Issuer upon exercise of the Substitute Option.

     (3) "Assigned Value" shall mean the highest of (x) the price per share of Issuer Common Stock at which a Tender Offer or an Exchange Offer therefor has been made, (y) the price per share of Issuer Common Stock to be paid by any third party pursuant to an agreement with Issuer, and (z) the highest per share closing price for shares of Issuer Common Stock within the six-month period immediately preceding the consolidation, merger, or sale in question. In the event that a Tender Offer or an Exchange Offer is made for Issuer Common Stock or an agreement is entered into for a merger or consolidation involving consideration other than cash, the value of the securities or other property issuable or deliverable in exchange for Issuer Common Stock shall be determined by a nationally recognized investment banking firm selected by Holder or Owner, as the case may be (and if there are both a Holder and an Owner, the Holder).

     (4) "Average Price" shall mean the average closing price per share of Substitute Common Stock for the one year immediately preceding the consolidation, merger, or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; provided that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by Issuer, the person merging into Issuer or by any company which controls such person, as Holder may elect.

     (f) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the aggregate of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the aggregate of the shares of Substitute Common Stock but for the limitation in the first sentence of this subsection
(f), Substitute Option Issuer shall make a cash payment to Holder equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in the first sentence of this subsection (f) over (ii) the value of the Substitute Option after giving effect to the limitation in the first sentence of this subsection (f). This difference in value shall be determined by a nationally-recognized investment banking firm selected by Holder.

     (g) Issuer shall not enter into any transaction described in subsection
(b) of this Section 7 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder and take all other actions that may be necessary so that the provisions of this Section 7 are given full force and effect (including, without limitation, any action that may be necessary so that the holders of the other shares of common stock issued by Substitute Option Issuer are not entitled to exercise any rights by reason of the issuance or exercise of the Substitute Option and the shares of Substitute Common Stock are otherwise in no way distinguishable from or have lesser economic value (other than any dimunition in value resulting from the fact that the Substitute Common Stock are restricted securities, as defined in Rule 144 under the Securities Act) than other shares of common stock issued by Substitute Option Issuer).

     8.  REGISTRATION RIGHTS.

     (a) Demand Registration Rights. Issuer shall, subject to the conditions of subparagraph (c) below, if requested by any Holder or Owner, as applicable, including Grantee and any permitted transferee ("Selling Shareholder"), as expeditiously as possible prepare and file a registration statement under the Securities Act if such
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registration is necessary in order to permit the sale or other disposition of any or all shares of Issuer Common Stock or other securities that have been acquired by or are issuable to the Selling Shareholder upon exercise of the Option in accordance with the intended method of sale or other disposition stated by the Selling Shareholder in such request, including without limitation a "shelf" registration statement under Rule 415 under the Securities Act or any successor provision, and Issuer shall use its best efforts to qualify such shares or other securities for sale under any applicable state securities laws. Grantee shall have the right to demand no more than two registrations pursuant to this paragraph. If requested by Grantee in connection with any such registration, Issuer and Grantee shall provide each other with representatives, warranties, indemnities and other agreements customarily given in connection with such registration. If requested by Grantee in connection with any such registration, Issuer and Grantee shall become party to any underwriting agreement relating to the sale of the Option Shares, but only to the extent of obligating themselves in respect of representations, warranties, indemnities and other agreement customarily included in such underwriting agreements.

     (b) Additional Registration Rights. If Issuer at any time after the exercise of the Option proposes to register any shares of Issuer Common Stock under the Securities Act in connection with an underwritten public offering of such Issuer Common Stock, Issuer will promptly give written notice to the Selling Shareholders of its intention to do so and, upon the written request of any Selling Shareholder given within 30 days after receipt of any such notice (which request shall specify the number of shares of Issuer Common Stock intended to be included in such underwritten public offering by the Selling Shareholder), Issuer will cause all such shares for which a Selling Shareholder requests participation in such registration, to be so registered and included in such underwritten public offering; PROVIDED, HOWEVER, that Issuer may elect to not cause any such shares to be so registered (i) if the underwriters in good faith object for valid business reasons, or (ii) in the case of a registration solely to implement an employee benefit plan or a registration filed on Form S-4; PROVIDED, FURTHER, HOWEVER, that such election pursuant to (i) may only be made two times. If some but not all the shares of Issuer Common Stock, with respect to which Issuer shall have received requests for registration pursuant to this subsection (b) shall be excluded from such registration, Issuer shall make appropriate allocation of shares to be registered among the Selling Shareholders desiring to register their shares pro rata in the proportion that the number of shares requested to be registered by each such Selling Shareholder bears to the total number of shares requested to be registered by all such Selling Shareholders then desiring to have Issuer Common Stock registered for sale.

     (c) Conditions to Required Registration. Issuer shall use all reasonable efforts to cause each registration statement referred to in subparagraph (a) above to become effective and to obtain all consents or waivers of other parties which are required therefor and to keep such registration statement effective, PROVIDED, HOWEVER, that Issuer may delay any registration of Option Shares required pursuant to subparagraph (a) above for a period not exceeding 180 days provided Issuer shall in good faith determine that any such registration would adversely affect an offering or contemplated offering of other securities by Issuer, and Issuer shall not be required to register Option Shares under the Securities Act pursuant to subsection (a) above:

     (i) prior to the earliest of (a) termination of the Plan pursuant to
Article VII thereof, (b) failure to obtain the requisite stockholder approval pursuant to Section 6.1.(A) of the Plan, and (c) a Purchase Event or a Preliminary Purchase Event;

     (ii)     on more than one occasion during any calendar year;

     (iii) within 90 days after the effective date of a registration referred to in subsection (b) above pursuant to which the Selling Shareholder or Selling Shareholders concerned were afforded the opportunity to register such shares under the Securities Act and such shares were registered as requested; and

     (iv) unless a request therefor is made to Issuer by Selling Shareholders that hold at least 25% or more of the aggregate number of Option Shares (including shares of Issuer Common Stock issuable upon exercise of the Option) then outstanding.
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     In addition to the foregoing, Issuer shall not be required to maintain the effectiveness of any registration statement after the expiration of nine months from the effective date of such registration statement. Issuer shall use all reasonable efforts to make any filings, and take all steps, under all applicable state securities laws to the extent necessary to permit the sale or other disposition of the Option Shares so registered in accordance with the intended method of distribution for such shares, PROVIDED, HOWEVER, that Issuer shall not be required to consent to general jurisdiction or qualify to do business in any state where it is not otherwise required to so consent to such jurisdiction or to so qualify to do business.

     (d) Expenses. Except where applicable state law prohibits such payments, Issuer will pay all expenses (including without limitation registration fees, qualification fees, blue sky fees and expenses (including the fees and expenses of counsel), legal expenses, including the reasonable fees and expenses of one counsel to the holders whose Option Shares are being registered, printing expenses and the costs of special audits or "cold comfort" letters, expenses of underwriters, excluding discounts and commissions but including liability insurance if Issuer so desires or the underwriters so require, and the reasonable fees and expenses of any necessary special experts) in connection with each registration pursuant to subsection
(a) or (b) above (including the related offerings and sales by holders of Option Shares) and all other qualifications, notifications or exemptions pursuant to subsection (a) or (b) above.

     (e) Miscellaneous Reporting. Issuer shall comply with all reporting requirements and will do all such other things as may be necessary to permit the expeditious sale at any time of any Option Shares by the Selling Shareholders thereof in accordance with and to the extent permitted by any rule or regulation promulgated by the SEC from time to time, including, without limitation, Rule 144A. Issuer shall at its expense provide the Selling Shareholders with any information necessary in connection with the completion and filing of any reports or forms required to be filed by them under the Securities Act or the Exchange Act, or required pursuant to any state securities laws or the rules of any stock exchange.

     (f) Issuer Taxes. Issuer will pay all stamp taxes in connection with the issuance and the sale of the Option Shares and in connection with the exercise of the Option, and will save the Selling Shareholders harmless, without limitation as to time, against any and all liabilities, with respect to all such taxes.

     9. QUOTATION; LISTING. If Issuer Common Stock or any other securities to be acquired in connection with the exercise of the Option are then authorized for quotation or trading or listing on the NASDAQ National Market or any securities exchange, Issuer, upon the request of Holder, will promptly file an application, if required, to authorize for quotation or trading or listing the shares of Issuer Common Stock or other securities to be acquired upon exercise of the Option on the NASDAQ National Market or such other securities exchange and will use its best efforts to obtain approval, if required, of such quotation or listing as soon as practicable.

     10. DIVISION OF OPTION. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of Holder, upon presentation and surrender of this Agreement at the principal office of Issuer for other Agreements providing for Options of different denominations entitling the holder thereof to purchase in the aggregate the same number of shares of Issuer Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any other Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.
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     11. MISCELLANEOUS.

     (a) Expenses. Each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

     (b) Waiver and Amendment. Any provision of this Agreement may be waived at any time by the party that is entitled to the benefits of such provision. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

     (c) Entire Agreement: no Third-party Beneficiary;
Severability. This Agreement, together with the Plan and the other documents and instruments referred to herein and therein, between Grantee and Issuer (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (b) is not intended to confer upon any person other than the parties hereto (other than any transferees of the Option Shares or any permitted transferee of this Agreement pursuant to subsection (h) of this
Section 14) any rights or remedies hereunder. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or a federal or state regulatory agency to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Option does not permit Holder or Owner to acquire, or does not require Issuer to repurchase, the full number of shares of Issuer Common Stock as provided in Section 3 (as adjusted pursuant to Section 7), it is the express intention of Issuer to allow Holder or Owner to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible without any amendment or modification hereof.

     (d) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Washington without regard to any applicable conflicts of law rules.

     (e) Descriptive Headings. The descriptive headings contained herein are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

     (f) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Grantee:     InterWest Bancorp, Inc.
                   1259 West Pioneer Way
                   Oak Harbor, Washington 98277
                   Attn: Stephen M. Walden

with a copy to:    Edward C. Beeksma
                   Zylstra, Beeksma, Waller and Skinner
                   3101-300 Avenue West
                   Oak Harbor, Washington  98277

and to:            John F. Breyer, Jr.
                   Breyer & Aguggia
                   1300 I Street
                   Suite 470 East
                   Washington, D.C. 20005

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if to Issuer to:   Central Bancorporation
                   301 N. Chelan
                   Wenatchee, Washington 98801

with a copy to:    Stephen M. Klein
                   Graham & Dunn
                   33rd Floor
                   1420 Fifth Avenue
                   Seattle, Washington 98101

     (g) Counterparts. This Agreement and any amendments hereto may be executed in two counterparts, each of which shall be considered one and the same agreement and shall become effective when both counterparts have been signed, it being understood that both parties need not sign the same counterpart.

     (h) Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder or under the Option shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party, except that Holder may assign this Agreement to a wholly-owned subsidiary of Holder and Holder may assign its rights hereunder in whole or in part after the occurrence of a Purchase Event. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     (i) Further Assurances. In the event of any exercise of the Option by the Holder, Issuer and the Holder shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

     (j) Specific Performance. The parties hereto agree that this Agreement may be enforced by either party through specific performance, injunctive relief and other equitable relief. Both parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such equitable relief and that this provision is without prejudice to any other rights that the parties hereto may have for any failure to perform this Agreement.

     IN WITNESS WHEREOF, Issuer and Grantee have caused this Stock Option Agreement to be signed by their respective officers thereunto duly authorized, all as of the day and year first written above.

                                             CENTRAL BANCORPORATION

                                             By: /S/GARY M. BOLYARD
                                             --------------------------
                                             NAME:  GARY M. BOLYARD
                                             TITLE: PRESIDENT AND CHIEF
                                                    EXECUTIVE OFFICER
                                                    INTERWEST BANCORP, INC.


                                             By: /S/STEPHEN M. WALDEN
                                             --------------------------
                                             NAME:  STEPHEN M. WALDEN
                                             TITLE: PRESIDENT AND CHIEF
                                                    EXECUTIVE OFFICER
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                              APPENDIX C

                  OPINION OF SANDLER O'NEILL & PARTNERS, L.P.

                              APPENDIX C
                   [Sandler O'Neill Letterhead]

March __, 1996

Board of Directors
InterWest Bancorp, Inc.
1259 West Pioneer Way
Oak Harbor, WA 98277

Ladies and Gentlemen:

     InterWest Bancorp, Inc. ("InterWest") and Central Bancorporation ("Central") have entered into an Agreement and Plan of Merger dated as January 10, 1996 (the "Agreement") pursuant to which Central will be merged with and into InterWest with InterWest being the surviving corporation of the merger (the "Merger"). Pursuant to the Merger, each outstanding share of Central common stock, par value $1.67 per share (the "Central Shares"), will be converted into the right to receive from 1.41 to 1.70 shares (the "Exchange Ratio") of common stock, par value $.20 per share, of InterWest (the "InterWest Shares"). The actual Exchange Ratio will be determined based upon the average of the bid and ask prices per share of all market makers of InterWest common stock on the NASDAQ Stock Market for the ten trading days beginning on and including the twentieth trading day immediately preceding the closing date of the Merger. The terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Exchange Ratio to the shareholders of InterWest.

     Sandler O'Neill Corporate Strategies, a division of Sandler O'Neill & Partners, L.P., as part of its investment banking business is regularly engage in the evaluation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

     In connection with this opinion we have reviewed, among other things: (i) the Agreement; (ii) the Stock Option Agreement dated as of January 10, 1996 by and between InterWest and Central; (iii) a draft of InterWest's and Central's joint proxy statement for their respective special meetings of shareholders to consider and vote upon the Agreement; (iv) InterWest's audited consolidated financial statements and management's discussion and analysis of the financial condition and results of operations contained in its annual report to shareholders for the year ended September 30, 1995; (v) Central's audited financial statements for the year ended December 31, 1995; (vi) InterWest's unaudited consolidated financial statements and management's discussion and analysis of the financial condition and results of operations contained in its Quarterly Report on Form 10-Q for the quarter ended December 31, 1995; (vii) certain financial analyses and forecasts of InterWest prepared by and reviewed with management of InterWest; (viii) the views of senior management of InterWest and Central of their respective past and current business
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operations, results thereof, financial condition and future prospects; (ix)
the pro forma impact of the Merger on InterWest; (x) the historical reported price and trading activity for Central's and InterWest's common stock, including a comparison of certain financial and stock market information for Central and InterWest with similar information for certain other companies the securities of which are publicly traded; (xi) the financial terms of recent business combinations in the savings institution and banking industries; (xii) the current market environment generally and the banking environment in particular; and (xiii) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant.

     In performing our review, we have assumed and relied upon, without independent verification, the accuracy and completeness of all the financial information, analyses and other information reviewed by and discussed with us, and we did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities of InterWest or Central or any of their subsidiaries, or the collectibility of any such assets (relying, where relevant, on the analyses and estimates of InterWest and Central). With respect to the financial projections reviewed with management, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of the respective future financial performances of InterWest and Central and that such performances will be achieved. We have also assumed that there has been no material change in InterWest's or Central's assets, financial condition, results of operations, business or prospects since the date of the last financial statements noted above. We have assumed that the Merger will qualify for pooling of interests accounting treatment and have further assumed that InterWest will remain as a going concern for all periods relevant to our analyses and that the conditions precedent in the Agreement are not waived.

     Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon events occurring after the date hereof.

     We have acted as InterWest's financial advisor in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon consummation of the Merger. We will also receive a fee for rendering this opinion.

     In the ordinary course of our business, we may actively trade the equity securities of InterWest and Central for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

     Our opinion is directed to the Board of Directors of the Company and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote at the special meeting of stockholders to consider and vote upon the Merger. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without Sandler O'Neill's prior written consent; provided, however, that we hereby consent to the inclusion of this opinion as an exhibit to the InterWest's and Central's joint proxy statement dated _______, 1996 so long as the opinion is quoted in full in such proxy statement.

     Based upon and subject to the foregoing, it is our opinion that the Exchange Ratio is fair to the holders of the InterWest Shares from a financial point of view, to such holders.

                                   Very truly yours,

                               APPENDIX D

                  OPINION OF COLUMBIA FINANCIAL ADVISORS, INC.

                                 Appendix D

                               March 15, 1996

Board of Directors
Central Bancorporation
301 North Chelan
Wenatchee, Washington 98801

Members of the Board:

     You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of Central Bancorporation ("CBWA" or the "Company"), of the merger consideration to be received by such shareholders pursuant to the terms of the Merger Agreement and Plan of Merger, dated January 10, 1996, ("Agreement") between CBWA and InterWest Bancorp, Inc. ("IWBK").

     Pursuant to the Agreement, the Company will be acquired in a transaction (the "Acquisition") and each issued and outstanding share of the Company common stock (along with its associated rights) at the effective time of the Merger (other than (I) shares of holders who are exercising appraisal rights pursuant to applicable law, and (ii) shares held directly by or indirectly by CBWA, its parent company or any subsidiary thereof other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted) shall be converted into the right to receive 1.7 shares in IWBK common stock if the average of the bid and ask price per share of all market makers, as reported on Bloomberg Financial Markets, of IWBK common stock is $20.00 or less, if the IWBK price is above $20.00 and less than $24.12, the number of shares in IWBK common stock based on $34.00 divided by the IWBK price, or 1.41 shares in IWBK common stock if the IWBK price is equal to or greater than $24.12 (the "Merger Consideration"), except for fractional shares which will receive a proportional amount of cash.

     Columbia Financial Advisors, Inc. ("CFAI") as a part of its investment banking services, is periodically engaged in the valuation of banks and advises the directors, officers and shareholders of both public and private banks and thrift institutions with respect to the fairness, from a financial point of view, of the consideration to be received in transactions such as that proposed by the Agreement. CFAI has served as financial advisor to the management and Board of Directors of CBWA since January 1995. In that role, we advised on and participated in negotiations with respect to the Merger
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Agreement.  With particular regard to our qualifications for rendering an opinion as to the fairness, from a financial point of view, of the Consideration to be received by holders of the shares from IWBK pursuant to the Merger, CFAI has advised Washington and Oregon community banks regarding fairness of capital transactions. CBWA has agreed to pay CFAI a fee for this opinion letter.

     In connection with rendering this opinion, we have, among other things:
(i) reviewed the Agreement; (ii) reviewed CBWA's financial and related audited financial information for the twelve months ended September 30, 1995 including the Form 10-KSB filed with the U.S. Securities and Exchange Commission; (iii) reviewed certain internal financial analyses and certain other forecasts for the Company prepared by and reviewed with the management of the Company; (iv) conducted interviews with senior management of the Company regarding the past and current business operations, results thereof, financial condition and future prospects of the Company; (v) reviewed the current market environment generally and the banking and thrift environment in particular; (vi) reviewed the prices paid in certain recent mergers and acquisitions in the banking and thrift industries on a regional basis; (vii) reviewed IWBK's audited financial information for the fiscal year ended September 30, 1995; (ix) reviewed the price ranges and dividend history for IWBK common stock; (x) and reviewed such other information, studies and analyses and performed such other investigations and took into account such other matters as we deemed appropriate.

     In conducting our review and arriving at our opinion we have relied on the accuracy and completeness of all information supplied or otherwise made available to us, and we have not independently verified such information nor have we undertaken an independent appraisal of the assets or liabilities of the Company. With respect to the financial forecasts referred to above, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgment of the senior management of the Company. This opinion is necessarily based upon circumstances and conditions as they exist and can be evaluated as of the date of this letter.

     This opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the merger.

     In reliance upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the shareholders of CBWA pursuant to the Agreement is fair, from a financial point of view, to the shareholders of CBWA.
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
     We hereby consent to the reference to our firm in the proxy statement or prospectus related to the merger transaction and to the inclusion of our opinion as an exhibit to the proxy statement or prospectus related to the merger transaction.

                              Very truly yours,

                              COLUMBIA FINANCIAL ADVISORS, INC.

                                   /s/ Robert J. Rogowski
                              By: _____________________________
                                  Robert J. Rogowski
                                  Principal

                              APPENDIX E

             CHAPTER 13 OF THE WASHINGTON BUSINESS CORPORATION ACT

23B.13.010  Definitions.  As used in this chapter:

     (1) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

     (2) "Dissenter" means a shareholder who is entitled to dissent from corporate action under RCW 23B.13.020 and who exercises that right when and in the manner required by RCW 23B.13.200 through 23B.13.280.

     (3) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

     (4) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

     (5) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

     (6) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

     (7) "Shareholder" means the record shareholder or the beneficial shareholder.

23B.13.020 Right to dissent. (1) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder's shares in the event of, any of the following corporate actions:

          (a) Consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by RCW 23B.11.030, 23B.11.080, or the articles of incorporation and the shareholder is entitled to vote on the merger, or (ii) if the corporation is a subsidiary that is merged with its parent under RCW 23B.11.040;

          (b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

          (c) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

          (d) An amendment of the articles of incorporation that materially reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under RCW 23B.06.040; or

          (e) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

     (2) A shareholder entitled to dissent and obtain payment for the shareholder's shares under this chapter may not challenge the corporate action creating the shareholder's entitlement unless the action fails to comply with the
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procedural requirements imposed by this title, RCW 25.10.900 through 25.10.955 the articles of incorporation, or the bylaws, or is fraudulent with respect to the shareholder or the corporation.

     (3) The right of a dissenting shareholder to obtain payment of the fair value of the shareholder's shares shall terminate upon the occurrence of any one of the following events:

          (a) The proposed corporate action is abandoned or rescinded;

          (b) A court having jurisdiction permanently enjoins or sets aside the corporate action; or

          (c) The shareholder's demand for payment is withdrawn with the written consent of the corporation.

23B.13.030 Dissent by nominees and beneficial owners. (1) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in the shareholder's name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the shareholder asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the dissenter dissents and the dissenter's other shares were registered in the names of different shareholders.

     (2) A beneficial shareholder may assert dissenters' rights as to shares held on the beneficial shareholder's behalf only if:

          (a) The beneficial shareholder submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

          (b) The beneficial shareholder does so with respect to all shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote.

23B.13.200 Notice of dissenters' rights. (1) If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter and be accompanied by a copy of this chapter.

     (2) If corporate action creating dissenters' rights under RCW 23B.13.020 is taken without a vote of shareholders, the corporation, within ten days after the effective date of such corporate action, shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in RCW 23B.13.220.

23B.13.210 Notice of intent to demand payment. (1) If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights must (a) deliver to the corporation before the vote is taken written notice of the shareholder's intent to demand payment for the shareholder's shares if the proposed action is effected, and (b) not vote such shares in favor of the proposed action.

     (2) A shareholder who does not satisfy the requirements of subsection (1) of this section is not entitled to payment for the shareholder's shares under this chapter.

23B.13.220 Dissenters' notice. (1) If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of RCW 23B.13.210.

     (2) The dissenters' notice must be sent within ten days after the effective date of the corporate action, and must:
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          (a) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

          (b) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

          (c) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not the person acquired beneficial ownership of the shares before that date;

          (d) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date the notice in subsection (1) of this section is delivered; and

          (e) Be accompanied by a copy of this chapter.

23B.13.230 Duty to demand payment. (1) A shareholder sent a dissenters' notice described in RCW 23B.13.220 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to RCW 23B.13.220(2)(c), and deposit the shareholder's certificates in accordance with the terms of the notice.

     (2) The shareholder who demands payment and deposits the shareholder's share certificates under subsection (1) of this section retains all other rights of a shareholder until the proposed corporate action is effected.

     (3) A shareholder who does not demand payment or deposit the shareholder's share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for the shareholder's shares under this chapter.

23B.13.240 Share restrictions. (1) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is effected or the restriction is released under RCW 23B.13.260.

     (2) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until the effective date of the proposed corporate action.

23B.13.250 Payment. (1) Except as provided in RCW 23B.13.270, within thirty days of the later of the effective date of the proposed corporate action, or the date the payment demand is received, the corporation shall pay each dissenter who complied with RCW 23B.13.230 the amount the corporation estimates to be the fair value of the shareholder's shares, plus accrued interest.

     (2) The payment must be accompanied by:

          (a) The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

          (b) An explanation of how the corporation estimated the fair value of the shares;

          (c) An explanation of how the interest was calculated;

          (d) A statement of the dissenter's right to demand payment under RCW 23B.13.280; and

          (e) A copy of this chapter.
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23B.13.260  Failure to take action. (1) If the corporation does not effect the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release any transfer restrictions imposed on uncertificated shares.

     (2) If after returning deposited certificates and releasing transfer restrictions, the corporation wishes to undertake the proposed action, it must send a new dissenters' notice under RCW 23B.13.220 and repeat the payment demand procedure.

23B.13.270 After-acquired shares. (1) A corporation may elect to withhold payment required by RCW 23B.13.250 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

     (2) To the extent the corporation elects to withhold payment under subsection (1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter's demand. The corporation shall send with its offer an explanation of how it estimated the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under RCW 23B.13.280.

23B.13.280 Procedure if shareholder dissatisfied with payment or offer. (1) A dissenter may notify the corporation in writing of the dissenter's own estimate of the fair value of the dissenter's shares and amount of interest due, and demand payment of the dissenter's estimate, less any payment under RCW 23B.13.250, or reject the corporation's offer under RCW 23B.13.270 and demand payment of the dissenter's estimate of the fair value of the dissenter's shares and interest due, if:

          (a) The dissenter believes that the amount paid under RCW 23B.13.250 or offered under RCW 23B.13.270 is less than the fair value of the dissenter's shares or that the interest due is incorrectly calculated;

          (b) The corporation fails to make payment under RCW 23B.13.250 within sixty days after the date set for demanding payment; or

          (c) The corporation does not effect the proposed action and does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

     (2) A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter's demand in writing under subsection (1) of this section within thirty days after the corporation made or offered payment for the dissenter's shares.

23B.13.300 Court action. (1) If a demand for payment under RCW 23B.13.280 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

     (2) The corporation shall commence the proceeding in the superior court of the county where a corporation's principal office, or, if none in this state, its registered office, is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.
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     (3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

     (4) The corporation may join as a party to the proceeding any shareholder who claims to be a dissenter but who has not, in the opinion of the corporation, complied with the provisions of this chapter. If the court determines that such shareholder has not complied with the provisions of this chapter, the shareholder shall be dismissed as a party.

     (5) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

     (6) Each dissenter made a party to the proceeding is entitled to judgment
(a) for the amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the corporation, or (b) for the fair value, plus accrued interest, of the dissenter's after-acquired shares for which the corporation elected to withhold payment under RCW 23B.13.270.

23B.13.310 Court costs and counsel fees. (1) The court in a proceeding commenced under RCW 23B.13.300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under RCW 23B.13.280.

     (2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

          (a) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of RCW 23B.13.200 through 23B.13.280; or

          (b) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by chapter 23B.13 RCW.

     (3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefitted.

                             PART II

                INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers

           Sections 23B.08.500 through 28B.08.600 of the WBCA contain specific provisions relating to indemnification of directors and officers of Washington corporations. In general, the statute provides that (i) a corporation must indemnify a director or officer who is wholly successful in his defense of a proceeding to which he is a party because of his status as such, unless limited by the articles of incorporation, and (ii) a corporation may indemnify a director or officer if he is not wholly successful in such defense, if it is determined as provided in the statute that the director meets a certain standard of conduct, provided when a director is liable to the corporation, the corporation may not indemnify him. The statute also permits a director or officer of a corporation who is a party to a proceeding to apply to the courts for indemnification or advance of expenses, unless the articles of incorporation provide otherwise, and the court may order indemnification or advance of expenses under certain circumstances set forth in the statute. The statute further provides that a corporation may in its articles of incorporation or bylaws or by resolution provide indemnification in addition to that provided by the statute, subject to certain conditions set forth in the statute.

           Pursuant to InterWest's Articles of Incorporation, InterWest will indemnify the officers, directors, agents and employees of InterWest with respect to expenses, settlements, judgments and fines in suits in which such person has made a party by reason of the fact that he or she is or was an agent of InterWest. No such indemnification may be given if the acts or omissions of the person are adjudged to be in violation of law, if such person is liable to the corporation for an unlawful distribution, or if such person personally received a benefit to which he or she was not entitled.

           InterWest's Articles of Incorporation provide that the directors of InterWest shall not be personally liable for monetary damages to InterWest for certain breaches of their fiduciary duty as directors, except for liabilities that involve intentional misconduct by the director, the authorization or illegal distributions or receipt of an improper personal benefit from their actions as directors.

Item 21.  Exhibits and Financial Statement Schedules

          (a)  Exhibits

Exhibit
Number               Description of Document

    2.1 Agreement and Plan of Mergers dated January 10, 1996 by and between InterWest Bancorp, Inc. and InterWest Savings Bank, and Central Bancorporation, Central Washington Bank and North Central Washington Bank (incorporated by reference to Appendix A to the Prospectus/Joint Proxy Statement contained in this Registration Statement).

     5   Opinion of Breyer & Aguggia regarding legality of securities.(a)

     8 Form of opinion of Breyer & Aguggia regarding federal income tax consequences.

    10 Stock Option Agreement dated as of January 10, 1996 between InterWest Bancorp, Inc. and Central Bancorporation (included as Appendix B to the Prospectus/Joint Proxy Statement contained in this Registration Statement).

    21   Subsidiaries of InterWest Bancorp, Inc.(a)

   23.1  Consent of Breyer & Aguggia. (a)

   23.2  Consent of Breyer & Aguggia as to its tax opinion.

   23.3  Consent of Ernst & Young LLP, InterWest's independent auditors.

   23.4 Consent of Deloitte Touche LLP, InterWest's former independent auditors.

   23.5  Consent of Deloitte & Touche LLP, Central's independent auditors.

   23.6 Consent of KPMG Peat Marwick LLP, Central's former independent auditors.

   23.7  Consent of Sandler O'Neill & Partners, L.P.

   23.8 Consent of Columbia Financial Advisors, Inc. (contained in opinion included as Appendix D to the Prospectus/Joint Proxy Statement contained in this Registration Statement)

    24   Power of Attorney.(a)

   99.1 Form of proxy to be mailed to shareholders of InterWest Bancorp, Inc.(a)

   99.2  Form of proxy to be mailed to shareholders of Central
         Bancorporation.(a)

   99.3  Rule 438 Consent of Gary M. Bolyard.(a)

   99.4  Rule 438 Consent of Larry Carlson.(a)


(a)  Previously filed

     (b)  Financial Statement Schedules

          Not applicable.

     (c)  Reports, Opinions or Appraisals

          1. Opinion of Sandler O'Neill & Partners, L.P. (incorporated by reference to Appendix C to the Prospectus/Joint Proxy Statement).

          2. Opinion of Columbia Financial Advisors (incorporated by reference to Appendix D to the Prospectus/Joint Proxy Statement).

Item 22.  Undertakings

          (a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                     (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended ("Securities Act");

                     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933 each filing of the registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


                     (3) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referred to in Item 20 of this registration statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (c) The undersigned registrant hereby undertakes to supply by means of a post effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of, and included in the registration statement when it became effective.

                              SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this amended Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Oak Harbor, State of Washington on _________ __, 1996.

                         INTERWEST BANCORP, INC.


                         By:_________________________


     Pursuant to the requirements of the Securities Act of 1933, as amended, this amended Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



/s/ Stephen M. Walden    President, Chief Executive Officer    April 26, 1996
- ---------------------    and Director
Steven M. Walden         (Principal Executive Officer)




/s/ H. Glenn Mouw        Executive Vice President and          April 26, 1996
- ------------------       Chief Financial Officer
H. Glenn Mouw            (Principal Financial Officer)


/s/ Carla Tucker*        Vice President and                    April 26, 1996
- -----------------        Controller (Principal
Carla Tucker             Accounting Officer)


/s/ Barney R. Beeksma*   Director                              April 26, 1996
- ----------------------
Barney R. Beeksma



/s/ Michael Crawford*    Director                              April 26, 1996
- --------------------
Michael Crawford



/s/ Jean Gorton*         Director                              April 26, 1996
- ----------------
Jean Gorton



/s/ Henry Koetje*        Director                              April 26, 1996
- -----------------
Henry Koetje

/s/ C. Stephen Lewis*    Director                              April 26, 1996
- ---------------------
C. Stephen Lewis



/s/ Clark Mock*          Director                              April 26, 1996
- ---------------
Clark Mock



/s/ Russel E. Olson*     Director                              April 26, 1996
- --------------------
Russel E. Olson



/s/ Vern Sims*           Director                              April 26, 1996
- --------------
Vern Sims


*By power of attorney dated March 15, 1996.

                             EXHIBIT INDEX

Exhibit
Number                     Description of Document                       Page
- -------                    -----------------------                       ----
2.1 Agreement and Plan of Mergers dated January 10, 1996 by and between InterWest Bancorp, Inc. and InterWest Savings Bank, and Central Bancorporation, Central Washington Bank and North Central Washington
     Bank (incorporated by reference to Appendix A to the Prospectus/Proxy Statement contained in this Registration Statement).

5    Opinion of Breyer & Aguggia regarding legality of securities. (a)

8 Form of opinion of Breyer & Aguggia regarding federal income tax consequences.

10 Stock Option Agreement dated as of January 10, 1996 between InterWest Bancorp, Inc. and Central Bancorporation (included as Appendix B to the Prospectus/Joint Proxy Statement contained in this Registration Statement).

21   Subsidiaries of InterWest Bancorp, Inc. (a)

23.1 Consent of Breyer & Aguggia. (a)

23.2 Consent of Breyer & Aguggia as to its tax opinion.

23.3 Consent of Ernst & Young LLP, InterWest's independent auditors.

23.4 Consent of Deloitte Touche LLP, InterWest's former independent auditors.

23.5 Consent of Deloitte & Touche LLP, Central's independent auditors.

23.6 Consent of KPMG Peat Marwick LLP, Central's former independent auditors.

23.7 Consent of Sandler O'Neill & Partners, L.P.

23.8 Consent of Columbia Financial Advisors, Inc. (contained in opinion included as Appendix D to the Prospectus/Joint Proxy Statement contained in this Registration Statement)

24   Power of Attorney. (a)

99.1 Form of proxy to be mailed to shareholders of InterWest Bancorp, Inc. (a)

99.2 Form of proxy to be mailed to shareholders of Central Bancorporation. (a)

99.3 Rule 438 Consent of Gary M. Bolyard. (a)

99.4 Rule 438 Consent of Larry Carlson. (a)

____________
(a)  Previously filed.